Exhibit 1

RESCUE
POLICE

Left to right:
Antonio Tricoli, Westpac Scholar;
Westpac Rescue Helicopter; and
Bob Mac Smith, fifth generation
farmer and Westpac customer.

Full Year 2016 Financial Results

Incorporating the requirements of Appendix 4E

WESTPAC BANKING CORPORATION
ABN 33 007 457 141

200 | Westpac GROUP
200 years proudly supporting Australia

Results announcement to the market

ASX Appendix 4E

Results for announcement to the market1

Report for the full year ended 30 September 20162

Revenue from ordinary activities[3,4] ($m)	down	3%	to	$20,985

Profit from ordinary activities after tax attributable to equity holders[4] ($m)	down	7%	to	$7,445

Net profit for the period attributable to equity holders[4] ($m)	down	7%	to	$7,445

Dividend Distributions (cents per ordinary share)	Amount per security		Franked amount per security
Final Dividend	94		94
Interim Dividend	94		94

Record date for determining entitlements to the dividend	15 November 2016 (Sydney)
	14 November 2016 (New York)

[1]  This document comprises the Westpac Group 2016 Full Year Financial Results and is provided to the Australian Securities Exchange under Listing Rule 4.3A.

[2]  This report should be read in conjunction with the Westpac Group 2016 Annual Report and any public announcements made in the period by the Westpac Group in accordance with the continuous disclosure requirements of the Corporations Act 2001 and ASX Listing Rules.

[3]  Comprises reported interest income, interest expense and non-interest income.

[4]  All comparisons are with the reported results for the twelve months ended 30 September 2015.

ii | Westpac Group 2016 Full Year Results Announcement

Results announcement to the market Media release and outlook

Media
Release

7 November 2016

WESTPAC DELIVERS CONSISTENT OPERATING PERFORMANCE

Westpac Group today announced a Full Year 2016 statutory net profit of $7,445 million, down 7% compared to the prior corresponding period.

Key features of the result compared to the prior corresponding period (pcp) include[1]:

•     Cash earnings of $7,822 million, in line with the prior year;

•     Cash earnings per share of 235.5 cents, down 5%;

•     Cash return on equity (ROE) of 14.0%, down 185 basis points;

•     Unchanged final, fully franked dividend of 94 cents per share (cps), taking total dividends paid for the year to 188 cps;

•     Common equity Tier 1 capital ratio of 9.5%, down 2 basis points;

•     Lending and customer deposit growth of 6% and 9%, respectively; and

•     Expense to income ratio at 42%, down 7 basis points.

Westpac Chief Executive Officer, Mr Brian Hartzer, said Westpac has delivered a solid result in a challenging environment.

“We are continuing to deliver our service-led strategy, increasing customer numbers, delivering world-leading digital services, and supporting more customer needs.

“At the same time we have strengthened our balance sheet, carefully managed margins, and achieved $263 million in productivity savings, while increasing our investment in digital and other service initiatives.

“The result demonstrates our consistent approach to managing our core franchise over many years, including the discipline we apply to balancing growth and returns,” Mr Hartzer said.

“The Consumer and Business divisions performed strongly.

“The Consumer Bank continued to be the driver of the Group’s growth. It expanded its customer base by 3% and had strong home loan and deposit growth of 8% and 7% respectively. Expenses and margins were well managed in a very competitive environment.

“The Business Bank delivered solid growth in core earnings, with a 5% rise in lending and a 9% increase in deposits. It expanded its digital capabilities this year, benefiting both customers and bankers. For example, its online loan origination platform is now being used in two out of three eligible deals, which reduces the time for customers to access new funds.

“WIB and BTFG delivered improvements in their customer franchises, despite challenging conditions. WIB is operating in an environment of lower institutional activity, while absorbing an increase in credit impairments in the first half from a small number of names. BTFG’s result reflects the partial sale of BTIM and higher regulatory and compliance costs, offsetting solid growth in funds under management, funds under administration, and insurance premiums.”

1      Reported on a cash earnings basis unless otherwise stated. For an explanation of cash earnings and reconciliation to reported results refer to pages 5, 6 and 120-123 of the Group’s 2016 Full Year Financial Results Announcement.

Westpac Group 2016 Full Year Results Announcement | iii

Results announcement to the market

Mr Hartzer said a key feature of the year had been further significant strengthening of the Group’s balance sheet with higher capital, as well as improved funding and liquidity. The Group’s Common equity Tier 1 capital ratio sits comfortably in the top quartile globally.

“The improvements we’ve made further reinforce that Westpac’s balance sheet remains unquestionably strong. However, the additional shares issued at the start of the year have lowered the Group’s earnings per share and reduced our return on equity.

“Given the current operating environment, including the expectation that low interest rates will continue for some time, the evolving regulations for capital and liquidity, and higher regulatory and compliance costs, the current 15% ROE target for the Group as a whole is no longer realistic. Westpac believes in maintaining strong return disciplines and will be seeking to achieve a ROE in the range of 13% to 14% in the medium term.”

Mr Hartzer said Australia needs strong banks to support the economic aspirations of Australian households and businesses.

“A strong and profitable banking system benefits the broader economy and community. In addition to  increasing loans to Australian individuals and businesses last year by $33 billion, Westpac will distribute $6.3 billion in dividends to shareholders in 2016, pay over $3 billion in corporate income taxes, provide employment to almost 40,000 people, and directly purchase goods and services from over 9,000 domestic suppliers.”

See info.westpac.com.au/supportingaustralia for more information about Westpac’s contribution to Australia.

FINANCIAL HIGHLIGHTS

Key financial aspects of the full year 2016 result include1,2:

•     Total revenue up 3%, with good growth in net interest income to $15,348 million, up 8%;

•     Total lending rose 6%, with growth in Australian mortgages of 8% and Australian business lending rising 3%, with a skew to SME lending. New Zealand lending increased 9% in NZ$. Loan growth was fully funded by customer deposits which increased by $39 billion, or 9%, with the deposit to loan ratio improving 2 percentage points to 70.5%;

•     Non-interest income of $5,855 million was down 7%. This reflects a range of infrequent and volatile items including lower revenue from BTIM following the partial sell down in the second half of 2015. Excluding infrequent and volatile items, most of the decline was due to lower markets activity — impacting fees in WIB — and lower cards-related income in the Consumer Bank;

•     The net interest margin was up 5 basis points to 2.13%. Excluding Treasury and Markets, net interest margin was up 3 basis points. During the second half, the 3 basis point fall in the margin reflects the impact of higher funding costs and lower interest rates; and

•     The expense to income ratio was 42%, with expenses up 3% in line with revenue growth. Regulatory and compliance costs added 1% to expense growth for the year.

CAPITAL POSITION AND DIVIDENDS

Mr Hartzer said the 2016 financial year was significant for the Group’s capital position, having raised around $3.5 billion in capital through the Entitlement Offer in November 2015.

On an internationally comparable basis, Westpac’s CET1 capital ratio was 14.4% and comfortably in the top quartile of banks globally. On an APRA basis, the CET1 capital ratio was lower over Second Half 2016 at 9.5%, as the Group implemented recent APRA requirements that increased RWA by $43 billion for Australian residential mortgages.

“Our healthy capital level positions the Group well for any further regulatory changes, while ensuring we can continue to support both customers and economic growth in Australia,” Mr Hartzer said.

The Westpac Group Board has determined a final, fully franked dividend of 94 cps, unchanged from the interim dividend and the 2015 final dividend. The full year dividend is 188 cps up 1 cent compared to 2015. The Group will issue shares to satisfy the Dividend Reinvestment Plan (DRP) for the final dividend, with no discount applied.

The dividend will be paid on 21 December 2016, to shareholders registered at 15 November 2016.

1  Cash earnings basis.

2  All comparisons in the commentary are to the prior corresponding period unless otherwise stated.

iv | Westpac Group 2016 Full Year Results Announcement

Results announcement to the market

CREDIT QUALITY

The 49% rise in impairments compared to the prior corresponding period mostly reflects a small number of institutional exposures that were downgraded in the first half of 2016. The second half impairment charge of $457 million was 31% lower compared to the first half of 2016.

Credit quality remains sound; however, the level of stressed assets rose modestly over the year by 21 basis points to 1.20% at 30 September 2016.  Second Half 2016 saw an increase in stressed exposures, reflecting continuing low prices for NZ dairy products and the ongoing impact of the slowdown in mining investment on some regions.

Australian mortgage 90+ day delinquencies have increased 21 basis points compared to 2015, including 13 basis points from changes in how loans to customers that have been granted hardship assistance are reported. There are only 262 houses in possession in a mortgage book which comprises 1.6 million mortgages; with losses in the portfolio equivalent to 0.02%.

DIVISIONAL PERFORMANCE: FY16 CASH EARNINGS

Cash earnings ($million)	FY16	2H16	1H16	% mvt FY16-FY15	% mvt 2H16-1H16
Consumer Bank	$2,981	$1,537	$1,444	14	6
Business Bank	$1,999	$1,011	$988	1	2
BT Financial Group	$876	$424	$452	(4)	(6)
Westpac Institutional Bank	$1,098	$581	$517	(18)	12
Westpac New Zealand (NZ$)	$872	$427	$445	(4)	(4)

Consumer Bank continued to build the value of the franchise, with record new customer acquisition and 8% loan growth, contributing to a 14% rise in cash earnings. However, growth slowed in the second half, in part reflecting the impact of higher funding costs and increased competition. The business has continued to invest in service initiatives by improving its mobile banking apps and increasing the functionality of its online platforms. Consumer Bank remained disciplined on costs, with its cost to income ratio down 166 basis points to 40.8%.

Business Bank grew core earnings by 5%, with 5% growth in lending, including 8% growth in business lending to small and medium enterprises. This reflects success in strengthening the franchise, including investing in improved digital platforms for both customers and bankers, with LOLA originating $1.4 billion in new lending to date. Revenue was up 5%, while cost growth was contained to 4% despite significant investment in digital applications. Cash earnings growth was lower at 1%, due to higher impairment charges. This largely reflects lower write-backs than previous years, and increased provisions for auto finance and those sectors and regions that are affected by the slowdown in mining investment.

BT Financial Group achieved significant strategic milestones, although cash earnings were 4% lower due to the partial sale of BTIM, lower Ascalon contribution, and higher regulatory costs. Excluding the impact of the partial sale of BTIM in 2015, cash earnings reduced by 2%. BTFG has delivered important new core capabilities through the development of its Panorama platform, as well as significantly expanding its insurance product offering and growing FUM and FUA by 5% and 7% respectively.

Westpac Institutional Bank continues to face both structural and cyclical pressures with cash earnings down 18%. The lower result was driven by a $215 million increase in impairment charges and reduced fee income from subdued lending and markets activity. Markets income was $109 million higher due to the absence of the derivative valuation impact last year. While margins were lower over the year, WIB’s margin stabilised in the second half, expanding by 4 basis points. Despite difficult conditions, WIB was disciplined on balance sheet growth and costs, while continuing to support key customers. WIB’s asset quality remains sound. However, provisions for four large names in First Half 2016 and lower write-backs and recoveries saw an impairment charge of $177 million, compared to an impairment benefit of $38 million in full year 2015.

Westpac New Zealand’s cash earnings decreased 4% to NZ$872 million. Loans grew 9%, however, intense competition for new lending and a shift to lower-spread fixed rate mortgages has compressed margins. Weak financial conditions in the dairy sector drove stressed assets to TCE up 94 basis points to 2.54%.  Impairment charges increased $12 million as a result of the increased stress in the dairy portfolio and also from a lower level of write-backs and recoveries compared to the prior corresponding period.

Westpac Group 2016 Full Year Results Announcement | v

Results announcement to the market

OUTLOOK

Mr Hartzer said the outlook for Australia remains positive overall, with GDP expected to increase by around 3% in 2017.

“This growth reflects an expected rise in household spending, ongoing contributions from exports, and continuing government investment in infrastructure.

“However, growth in WA and Queensland, which rely more heavily on resources, will continue to be below trend. In addition, the international outlook has softened over the year, with growth in China continuing to slow and uncertain economic conditions in Europe.”

Mr Hartzer said Westpac’s consistent focus on Australia and New Zealand over a long period means its high quality portfolio is strongly positioned in these key markets.

“Financial system credit growth is likely to be in line with the current year at around 5.5%. Housing credit growth is likely to ease a little as price growth slows. Business credit growth is likely to improve moderately as it rebounds off a low base.

“The financial services industry continues to experience significant regulatory change. Globally this includes the expected release next year of a revised capital framework by the Basel Committee on Banking Supervision, and further developments on the implementation of the Net Stable Funding Ratio (NSFR) and Total Loss Absorbing Capital (TLAC). Given the strength of our business and our balance sheet, we are well placed to respond to any additional regulatory requirements.

“Westpac’s foundation is built on a strong and prudently managed balance sheet, strict performance disciplines, and a service-led strategy that is embracing technology to deliver great service and deeper customer relationships. With top-quartile capital, healthy liquidity, and sector-leading asset quality, we remain in a strong position to respond to the volatile global environment.  As we approach the Group’s 200th anniversary in April of 2017, we are well placed to continue to deliver solid returns for our shareholders,” Mr Hartzer said.

For Further Information

David Lording	Andrew Bowden
Head of Media Relations	Head of Investor Relations
T. 02 8219 8512	T. 02 8253 4008
M. 0419 683 411	M. 0438 284 863

vi | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results

Index

01	Group results		2
	1.1	Reported results	2
	1.2	Key financial data	3
	1.3	Cash earnings results	4
	1.4	Market share and system multiple metrics	7
02	Review of Group operations		8
	2.1	Performance overview	9
	2.2	Review of earnings	16
	2.3	Credit quality	31
	2.4	Balance sheet and funding	33
	2.5	Capital and dividends	38
	2.6	Sustainability performance	45
03	Divisional results		47
	3.1	Consumer Bank	47
	3.2	Business Bank	50
	3.3	BT Financial Group (Australia)	53
	3.4	Westpac Institutional Bank	60
	3.5	Westpac New Zealand	63
	3.6	Group Businesses	66
04	2016 Full Year financial report		68
	4.1	Significant developments	69
	4.2	Consolidated income statement	75
	4.3	Consolidated statement of comprehensive income	76
	4.4	Consolidated balance sheet	77
	4.5	Consolidated statement of changes in equity	78
	4.6	Consolidated cash flow statement	80
	4.7	Notes to the consolidated financial statements	81
	4.8	Statement in relation to the audit of the financial statements	111
05	Cash earnings supplementary information		112
06	Other information		125
	6.1	Disclosure regarding forward-looking statements	125
	6.2	Websites	126
	6.3	Credit ratings	126
	6.4	Dividend reinvestment plan	126
	6.5	Changes in control of Group entities	127
	6.6	Financial calendar and Share Registry details	128
	6.7	Exchange rates	132
07	Glossary		134

In this announcement references to ‘Westpac’, ‘WBC’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities, unless it clearly means just Westpac Banking Corporation.

All references to $ in this document are to Australian dollars unless otherwise stated.

Financial calendar

Final results announcement	7 November 2016
Ex-dividend date for final dividend	14 November 2016
Record date for final dividend (Sydney)	15 November 2016

Westpac Group 2016 Full Year Results Announcement | 1

2016 Full Year Financial Results Group results

1.0     Group results

1.1     Reported results

Reported net profit attributable to owners of Westpac Banking Corporation is prepared in accordance with the requirements of Australian Accounting Standards (AAS) and regulations applicable to Australian Authorised Deposit-taking Institutions (ADIs).

$m	Half Year Sept 16	Half Year March 16	% Mov't [1] Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	% Mov't [1] Sept 16 - Sept 15
Net interest income	7,671	7,477	3	15,148	14,267	6
Non-interest income	2,841	2,996	(5)	5,837	7,375	(21)
Net operating income before operating expenses and impairment charges	10,512	10,473	-	20,985	21,642	(3)
Operating expenses	(4,649)	(4,568)	2	(9,217)	(9,473)	(3)
Net profit before impairment charges and income tax expense	5,863	5,905	(1)	11,768	12,169	(3)
Impairment charges	(457)	(667)	(31)	(1,124)	(753)	49
Profit before income tax	5,406	5,238	3	10,644	11,416	(7)
Income tax expense	(1,656)	(1,528)	8	(3,184)	(3,348)	(5)
Net profit for the period	3,750	3,710	1	7,460	8,068	(8)
Net profit attributable to non-controlling interests	(6)	(9)	(33)	(15)	(56)	(73)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WESTPAC BANKING CORPORATION	3,744	3,701	1	7,445	8,012	(7)

Net profit attributable to owners for Full Year 2016 was $7,445 million, a decrease of $567 million or 7% compared to Full Year 2015. The 7% reduction reflected higher impairment charges in Full Year 2016 compared to Full Year 2015 and a number of significant infrequent items2 in Full Year 2015 which in aggregate added $347 million to Net profit after tax which were not repeated in Full Year 2016.

Net interest income increased $881 million or 6% compared to Full Year 2015, with total loan growth of 6% and customer deposit growth of 9%. Net interest margin increased 1 basis point to 2.10%, with repricing of mortgages including for increased regulatory capital requirements, improved customer deposit spreads and higher Treasury income, partly offset by higher wholesale funding costs, economic hedge volatility, and broad based lending competition. Net interest income, loans, customer deposits and net interest margins are discussed further in Sections 2.2.1 to 2.2.4.

Non-interest income decreased $1,538 million or 21% compared to Full Year 2015 primarily due to large infrequent items in the prior year. Infrequent items included the profit on the partial sale of BTIM and impact of the move to equity accounting the remaining BTIM shareholding ($1,316 million) and lower profit on the sale of assets ($102 million) and lower performance fees ($24 million), partly offset by the derivative valuation methodology adjustment of $122 million. Excluding these items, non-interest income declined $218 million or 4%, with reduced fees in Westpac Institutional Bank (WIB) from lower activity and reduced credit cards income in Consumer Bank (CB) which included the impact of lower interchange rates. Non-interest income is discussed further in Section 2.2.5.

Operating expenses reduced $256 million or 3% compared to Full Year 2015. Full Year 2015 included $505 million of higher technology expenses related to changes to accounting for technology investment spending. Excluding this item, operating expenses increased $249 million or 3% primarily from the impact of the Group’s investment programs, higher compliance and regulatory expenses and higher occupancy expenses relating to operating leases in the auto and equipment financing businesses, partly offset by productivity benefits and the impact of the partial sale of BTIM. Operating expenses are discussed further in Section 2.2.8.

Impairment charges increased $371 million or 49% compared to Full Year 2015. Overall asset quality remained sound, with stressed exposures as a percentage of total committed exposures at 1.20% while gross impaired assets to gross loans were 0.32%. The increase in impairment charges was primarily due to additional provisioning following the downgrade of a small number of institutional customers to impaired in First Half 2016, a rise in write-offs in the auto finance portfolio and lower write-backs. Impairment charges are discussed further in Section 2.2.9.

The effective tax rate of 29.9% in Full Year 2016 was higher than the 29.3% recorded in Full Year 2015. Income tax expense is discussed further in Section 2.2.10.

[1]  Percentage movement represents an increase / (decrease) related to the relevant comparative period.

[2]  Full Year 2015 included the profit on the partial sale of the Group’s shareholding in BT Investment Management Limited (BTIM) of $665 million and several tax recoveries of $121 million, partially offset by higher technology expenses of $354 million and a charge of $85 million for derivative valuation methodology changes.

2 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Group results

1.2     Key financial data

	Half Year Sept 16	Half Year March 16	% Mov't Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	% Mov't Sept 16 - Sept 15
Shareholder value
Earnings per ordinary share (cents)[1]	112.3	112.3	-	224.6	255.0	(12)
Weighted average ordinary shares (millions)[1,2]	3,332	3,294	1	3,313	3,140	6
Fully franked dividends per ordinary share (cents)	94	94	-	188	187	1
Return on average ordinary equity	13.23%	13.41%	(18bps)	13.32%	16.23%	(291bps)
Average ordinary equity ($m)	56,612	55,180	3	55,896	49,361	13
Average total equity ($m)	56,997	55,945	2	56,471	50,215	12
Net tangible asset per ordinary share ($)	13.96	13.74	2	13.96	13.08	7

Productivity and efficiency
Expense to income ratio	44.23%	43.62%	61bps	43.92%	43.77%	15bps

Business performance
Interest spread	1.92%	1.90%	2bps	1.91%	1.91%	-
Benefit of net non-interest bearing assets, liabilities and equity	0.19%	0.19%	-	0.19%	0.18%	1bps
Net interest margin	2.11%	2.09%	2bps	2.10%	2.09%	1bps
Average interest-earning assets ($m)	728,830	714,856	2	721,843	683,814	6

Capital adequacy ratio
Common equity Tier 1 capital ratio
- APRA Basel III	9.48%	10.47%	(99bps)	9.48%	9.50%	(2bps)
- Internationally comparable[3]	14.43%	14.67%	(24bps)	14.43%	13.20%	123bps
Credit risk weighted assets (credit RWA) ($m)[4]	358,812	313,048	15	358,812	310,342	16
Total risk weighted assets (RWA) ($m)[4]	410,053	363,248	13	410,053	358,580	14

Asset quality
Total committed exposures (TCE) ($m)	976,883	956,431	2	976,883	937,052	4
Gross impaired assets to gross loans	0.32%	0.39%	(7bps)	0.32%	0.30%	2bps
Gross impaired assets to equity and total provisions	3.5%	4.0%	(54bps)	3.5%	3.3%	18bps
Gross impaired asset provisions to gross impaired assets	49.4%	47.6%	177bps	49.4%	46.3%	314bps
Total stressed exposures as a % of TCE	1.20%	1.03%	17bps	1.20%	0.99%	21bps
Total provisions to gross loans	54bps	57bps	(3bps)	54bps	53bps	1bps
Collectively assessed provisions to performing non-housing loans[5]	123bps	124bps	(1bps)	123bps	123bps	0bps
Mortgages 90 days past due	0.61%	0.52%	9bps	0.61%	0.42%	19bps
Other consumer loans 90 days past due	1.11%	1.42%	(31bps)	1.11%	1.07%	4bps
Collectively assessed provisions to credit RWA[4]	76bps	87bps	(11bps)	76bps	86bps	(10bps)

Balance sheet[6] ($m)
Loans	661,926	640,687	3	661,926	623,316	6
Total assets	839,202	831,760	1	839,202	812,156	3
Deposits and other borrowings	513,071	494,246	4	513,071	475,328	8
Total liabilities	781,021	773,779	1	781,021	758,241	3
Total equity	58,181	57,981	-	58,181	53,915	8

Wealth Management
Average Funds Under Management ex BTIM ($bn)[7]	65	62	4	64	60	6
Average Funds Under Administration ($bn)[7]	131	126	4	128	123	4

[1]  Comparative information has been restated to incorporate the bonus element of the November 2015 capital raising in the weighted average number of ordinary shares.

[2]  Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period less Westpac shares held by the Group (“Treasury shares”).

[3]  Refer Glossary for definition.

[4]  Over Second Half 2016 the change to mortgage risk weights increased credit RWA and total RWA by $43 billion. This reduced the collectively assessed provisions to credit RWA ratio by 11 basis points.

[5]  Non-housing loans have been determined on a loan purpose basis.

[6]  Spot balances.

[7]  Averages are based on six months for the halves and twelve months for the full year.

Westpac Group 2016 Full Year Results Announcement | 3

2016 Full Year Financial Results Group results

1.3                    Cash earnings results

Throughout this results announcement, reporting and commentary of financial performance for Second Half 2016, First Half 2016, Full Year 2016 and Full Year 2015 will refer to ‘cash earnings results’, unless otherwise stated. Section 4 is prepared on a reported earnings basis. A reconciliation of cash earnings to reported results is set out in Section 5, Note 8.

$m	Half Year Sept 16	Half Year March 16	% Mov't Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	% Mov't Sept 16 - Sept 15
Net interest income	7,695	7,653	1	15,348	14,239	8
Non-interest income	2,889	2,966	(3)	5,855	6,301	(7)
Net operating income	10,584	10,619	-	21,203	20,540	3
Operating expenses	(4,479)	(4,419)	1	(8,898)	(8,635)	3
Core earnings	6,105	6,200	(2)	12,305	11,905	3
Impairment charges	(457)	(667)	(31)	(1,124)	(753)	49
Operating profit before income tax	5,648	5,533	2	11,181	11,152	-
Income tax expense	(1,724)	(1,620)	6	(3,344)	(3,274)	2
Net profit	3,924	3,913	-	7,837	7,878	(1)
Net profit attributable to non-controlling interests	(6)	(9)	(33)	(15)	(58)	(74)
Cash earnings	3,918	3,904	-	7,822	7,820	-

1.3.1        Key financial information

	Half Year Sept 16	Half Year March 16	% Mov't Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	% Mov't Sept 16 - Sept 15
Shareholder value
Cash earnings per ordinary share (cents)[1]	117.3	118.2	(1)	235.5	248.2	(5)
Economic profit ($m)[2]	1,872	1,902	(2)	3,774	4,418	(15)
Weighted average ordinary shares (millions) - cash earnings[1,3]	3,341	3,303	1	3,322	3,150	5
Dividend payout ratio - cash earnings	80.3%	80.3%	(6bps)	80.3%	75.4%	large
Cash earnings return on average ordinary equity	13.84%	14.15%	(31bps)	13.99%	15.84%	(185bps)
Cash earnings return on average tangible ordinary equity (ROTE)	16.74%	17.24%	(50bps)	16.98%	20.05%	(307bps)
Average ordinary equity ($m)	56,612	55,180	3	55,896	49,361	13
Average tangible ordinary equity ($m)[4]	46,821	45,297	3	46,059	39,002	18

Productivity and efficiency
Expense to income ratio - cash earnings	42.32%	41.61%	71bps	41.97%	42.04%	(7bps)
Total banking expense to income ratio - cash earnings	40.89%	40.57%	32bps	40.73%	41.11%	(38bps)
Full time equivalent employees (FTE)	35,280	34,677	2	35,280	35,241	-
Revenue per FTE ($ '000's)	302	305	(1)	607	567	7

Business performance
Interest spread	1.93%	1.95%	(2bps)	1.94%	1.90%	4bps
Benefit of net non-interest bearing assets, liabilities and equity	0.18%	0.19%	(1bps)	0.19%	0.18%	1bps
Net interest margin	2.11%	2.14%	(3bps)	2.13%	2.08%	5bps
Average interest-earning assets ($m)	728,830	714,856	2	721,843	683,814	6
Effective tax rate	30.5%	29.3%	124bps	29.9%	29.4%	55bps

Impairment charges
Impairment charges to average loans annualised	14bps	21bps	(7bps)	17bps	12bps	5bps
Net write-offs to average loans annualised	19bps	13bps	6bps	16bps	18bps	(2bps)

[1]  Comparative information has been restated to incorporate the bonus element of the November 2015 capital raising in the weighted average number of ordinary shares.

[2]  Capital charge is based on 11% and is unchanged from previous period.

[3]  Weighted average ordinary shares – cash earnings: represents the weighted average number of fully paid ordinary shares listed on the ASX for the relevant period.

[4]  Average tangible ordinary equity is calculated as average ordinary equity less goodwill and other intangible assets (excluding capitalised software).

4 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Group results

Cash earnings policy

In assessing financial performance, including divisional results, Westpac Group uses a measure of performance referred to as ‘cash earnings’. Westpac Group’s cash earnings is viewed as a measure of the level of profit that is generated by ongoing operations and is therefore considered in assessing distributions.

Management believes this allows the Group to more effectively assess performance for the current period against prior periods and to compare performance across business divisions and across peer companies.

Cash earnings is not a measure of cash flow or net profit determined on a cash accounting basis, as it includes non-cash items reflected in net profit determined in accordance with AAS. The specific adjustments outlined below include both cash and non-cash items.

Three categories of adjustments are made to reported results to determine cash earnings:

●      Material items that key decision makers at the Westpac Group believe do not reflect ongoing operations;

●      Items that are not considered when dividends are recommended, such as the amortisation of intangibles, impact of Treasury shares and economic hedging impacts; and

●      Accounting reclassifications between individual line items that do not impact reported results.

A full reconciliation of reported results to cash earnings is set out in Section 5, Note 8.

Reconciliation of reported results to cash earnings

$m	Half Year Sept 16	Half Year March 16	% Mov't Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	% Mov't Sept 16 - Sept 15
NET PROFIT ATTRIBUTABLE TO OWNERS OF WESTPAC BANKING CORPORATION	3,744	3,701	1	7,445	8,012	(7)
Partial sale of BTIM	-	-	-	-	(665)	(100)
Capitalised technology cost balances	-	-	-	-	354	(100)
Amortisation of intangible assets	79	79	-	158	149	6
Acquisition, transaction and integration expenses	8	7	14	15	66	(77)
Lloyds tax adjustments	-	-	-	-	(64)	(100)
Fair value (gain)/loss on economic hedges	120	83	45	203	(33)	large
Ineffective hedges	(35)	26	large	(9)	1	large
Treasury shares	2	8	(75)	10	1	large
Buyback of government guaranteed debt	-	-	-	-	(1)	(100)
Total cash earnings adjustments (post-tax)	174	203	(14)	377	(192)	large
Cash earnings	3,918	3,904	-	7,822	7,820	-

Outlined below are the cash earnings adjustments to the reported result:

●     Partial sale of BTIM: During 2015 the Group recognised a significant gain following the partial sale of the Group’s shareholding in BTIM. This gain has been treated as a cash earnings adjustment given its size and that it does not reflect ongoing operations;

●     Capitalised technology cost balances: Following changes to the Group’s technology and digital strategy, rapid changes in technology and evolving regulatory requirements, a number of accounting changes were introduced in 2015, including moving to an accelerated amortisation methodology for most existing assets with a useful life of greater than three years, writing off the capitalised cost of regulatory program assets where the regulatory requirements have changed, and directly expensing more project costs. The expense recognised to reduce the carrying value of impacted assets was treated as a cash earnings adjustment given its size and that it does not reflect ongoing operations;

●     Amortisation of intangible assets: The merger with St.George, the acquisition of J O Hambro Capital Management (JOHCM) and the acquisition of select Australian businesses of Lloyds Banking Group (Lloyds) resulted in the recognition of identifiable intangible assets. The commencement of equity accounting for BTIM also resulted in the recognition of notional identifiable intangible assets within the investments in associate’s carrying value. The intangible assets recognised relate to core deposits, customer relationships, management contracts and distribution relationships. These intangible items are amortised over their useful lives, ranging between four and twenty years. The amortisation of these intangible assets (excluding capitalised software) is a cash earnings adjustment because it is a non-cash flow item and does not affect cash distributions available to shareholders;

●     Acquisition, transaction and integration expenses: Costs associated with the acquisition of Lloyds have been treated as a cash earnings adjustment as they do not reflect the earnings expected from the acquired businesses following the integration period;

Westpac Group 2016 Full Year Results Announcement | 5

2016 Full Year Financial Results Group results

•     Lloyds tax adjustments: Tax adjustments arising from the acquisition of Lloyds have been treated as a cash earnings adjustment in line with our treatment of Lloyds acquisition and integration costs;

•     Fair value on economic hedges (which do not qualify for hedge accounting under AAS) comprise:

-      The unrealised fair value (gain)/loss on foreign exchange hedges of future New Zealand earnings impacting non-interest income is reversed in deriving cash earnings as they may create a material timing difference on reported results but do not affect the Group’s cash earnings over the life of the hedge; and

-     The unrealised fair value (gain)/loss on hedges of accrual accounted term funding transactions are reversed in deriving cash earnings as they may create a material timing difference on reported results but do not affect the Group’s cash earnings over the life of the hedge.

•     Ineffective hedges: The unrealised (gain)/loss on ineffective hedges is reversed in deriving cash earnings for the period because the gain or loss arising from the fair value movement in these hedges reverses over time and does not affect the Group’s profits over time;

•     Treasury shares: Under AAS, Westpac shares held by the Group in the managed funds and life businesses are deemed to be Treasury shares and the results of holding these shares are not permitted to be recognised as income in the reported results. In deriving cash earnings, these results are included to ensure there is no asymmetrical impact on the Group’s profits because the Treasury shares support policyholder liabilities and equity derivative transactions which are re-valued in determining income;

•     Buyback of Government guaranteed debt: The Group previously bought back certain Government guaranteed debt issues which reduced Government guarantee fees (70 basis points) paid. In undertaking the buybacks, a cost was incurred reflecting the difference between current interest rates and the rate at which the debt was initially issued. In the reported result, the cost incurred was recognised at the time of the buyback. In cash earnings, the cost incurred was being amortised over the original term of the debt that was bought back, consistent with a 70 basis point saving being effectively spread over the remaining life of the issue. The cash earnings adjustment gives effect to the timing difference between reported results and cash earnings; and

•     Accounting reclassifications between individual line items that do not impact reported results comprise (Refer Section 5, Note 8):

-      Policyholder tax recoveries: Income and tax amounts that are grossed up to comply with the AAS covering Life Insurance Business (policyholder tax recoveries) are reversed in deriving income and taxation expense on a cash earnings basis; and

-      Operating leases: Under AAS rental income on operating leases is presented gross of the depreciation of the assets subject to the lease. These amounts are offset in deriving non-interest income and operating expenses on a cash earnings basis.

The guidance provided in Australian Securities and Investments Commission (ASIC) Regulatory Guide 230 has been followed when presenting this information.

Audit of 2016 Full Year financial report

PricewaterhouseCoopers has audited the financial statements contained within the Westpac 2016 Full Year financial report and has issued an unmodified audit opinion. This Full Year Results Announcement has not been subject to audit by PricewaterhouseCoopers. The financial information contained in this Full Year Results Announcement includes financial information extracted from the audited financial statements together with financial information that has not been audited. The cash earnings disclosed as part of this Full Year Results Announcement have not been separately audited, however they are consistent with the financial information included in Note 2 of the audited 2016 Full Year financial report.

6 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Group results

1.4                              Market share and system multiple metrics

1.4.1                   Market share

	As at 30 Sept 2016	As at 31 March 2016	As at 30 Sept 2015	As at 31 March 2015
Australia
Banking system (APRA)[1]
Housing credit[2,3]	25%	24%	24%	24%
Cards	24%	23%	23%	23%
Household deposits	23%	23%	23%	23%
Business deposits[3]	19%	19%	19%	19%
Financial system (RBA)[4]
Housing credit[2]	23%	23%	23%	23%
Business credit	19%	19%	19%	19%
Retail deposits[5]	21%	21%	21%	21%
New Zealand (RBNZ)[6,7]
Consumer lending	20%	20%	20%	20%
Deposits	20%	21%	21%	21%
Business lending	17%	16%	16%	16%
Australian Wealth Management[8]
Platforms (includes Wrap and Corporate Super)	19%	19%	20%	20%
Retail (excludes Cash)	18%	18%	19%	19%
Corporate Super	13%	13%	13%	14%
Australian Life Insurance[9]
Life Insurance - in-force	10%	10%	10%	9%
Life Insurance - new business	11%	11%	11%	12%

1.4.2                   System multiples

	Full Year Sept 16	Half Year Sept 16	Half Year March 16	Full Year Sept 15	Half Year Sept 15	Half Year March 15
Australia
Banking system (APRA)[1]
Housing credit[2,3]	1.2	1.1	1.2	0.9	0.9	0.9
Cards[3,10]	n/a	n/a	1.4	0.9	n/a	0.5
Household deposits	1.1	1.0	1.2	1.0	0.9	1.0
Business deposits[3,10]	1.9	1.5	4.0	0.8	n/a	1.2
Financial system (RBA)[4]
Housing credit[2,3]	1.2	1.1	1.2	0.9	0.8	0.9
Business credit[3]	1.3	1.5	1.1	1.2	1.5	0.8
Retail deposits[3,5]	1.2	1.4	0.9	0.8	0.9	0.8
New Zealand (RBNZ)[6,7]
Consumer lending	0.8	0.8	0.8	0.9	0.8	0.9
Deposits	0.8	0.1	1.1	0.9	0.6	1.1

[1]  Source: Australian Prudential Regulation Authority (APRA).

[2]  Includes securitised loans.

[3]  The comparatives have been updated to reflect amendments to APRA and RBA data.

[4]  Source: Reserve Bank of Australia (RBA).

[5]  Retail deposits as measured by the RBA, financial system includes financial corporations’ deposits.

[6]  New Zealand comprises New Zealand banking operations.

[7]  Source: Reserve Bank of New Zealand (RBNZ).

[8]  Market Share Funds under Management/Funds under Administration based on published market share statistics from Strategic Insight June 2016 (for Full Year 2016), 31 December 2015 (for First Half 2016), 30 June 2015 (for Full Year 2015), 31 December 2014 (for First Half 2015) and represents the BT Wealth business market share reported at these times.

[9]  Source: Life Insurance – Strategic Insight 30 June 2016 (for Full Year 2016), 31 December 2015 (for First Half 2016), 30 June 2015 (for Full Year 2015), 31 December 2014 (for First Half 2015).

[10] n/a indicates that system growth or Westpac growth was negative.

Westpac Group 2016 Full Year Results Announcement | 7

2016 Full Year Financial Results Review of Group operations

2.0        Review of Group operations

Movement in cash earnings ($m)

Second Half 2016 – First Half 2016

Movement in cash earnings ($m)

Full Year 2016 – Full Year 2015

8 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Review of Group operations

2.1                              Performance overview

Westpac Group generated cash earnings of $7,822 million in Full Year 2016, a result in line with Full Year 2015. Within the year, cash earnings were little changed between the halves, with Second Half 2016 cash earnings of $3,918 million, $14 million higher than First Half 2016 cash earnings of $3,904 million.

Over the year, the Group continued to enhance the value of its customer franchise, with a 2% rise in customer numbers, disciplined balance sheet growth, increased wealth flows and increased insurance premiums. These contributed to improved revenues over the year although their contribution was partially offset by the loss of revenue following the partial sale and deconsolidation of BTIM, a decline in profit from asset sales, a lower contribution from Ascalon, a reduction in cards income, and lower fee income in the institutional bank. In aggregate, net operating income increased 3% over the year.

Normal operating expenses were largely offset by productivity with an increase in investment and higher regulatory and compliance costs contributing to a 3% increase in total expenses.

With revenue and cost growth of 3%, core earnings also grew 3% over the year.

A 49% rise in impairment charges over the year was principally due to increased provisioning for a small number of larger companies in First Half 2016. This increase offset core earnings growth to leave cash earnings unchanged over the year. Of the $371 million increase in impairment charges over the year, $231 million was due to these single names. More broadly, asset quality has continued to remain sound with the ratio of stressed assets to total committed exposures at 1.20% and gross impaired assets to gross loans of 0.32%. Nevertheless, various asset quality metrics suggest that the asset quality cycle has turned, with less provision recoveries and a small rise in business and consumer delinquencies evident through the year.

Provision cover was also increased, with gross impaired asset provisions to gross impaired assets at 49.4%, up from 46.3% a year ago.

In addition to the improvement in the value of the customer franchise, there has been a further strengthening of the Group’s balance sheet. In particular:

•     The Group’s $3.5 billion capital raising early in the year contributed to a 12% increase in average ordinary equity and lifted the Group’s common equity Tier 1 (CET1) capital ratio into the top quartile of banks globally; and

•    The Group further strengthened its liquidity position with a liquidity coverage ratio (LCR) of 134% (well above the 100% regulatory minimum) and, based on current regulatory guidance, a net stable funding ratio (NSFR) of over 100%. The NSFR requirement will apply to the Group from 1 January 2018.

The strengthening of the balance sheet has, however, come at a cost to returns with ROE falling to 14% while the increase in the number of shares on issue contributed to a 5% reduction in cash earnings per share to 235.5 cents.

The Board determined a final ordinary dividend of 94 cents per share, fully franked, which was unchanged from the 2016 interim ordinary dividend of 94 cents per share. Full Year dividends totalled 188 cents per share up 1 cent or 0.5% relative to Full Year 2015.

The Board has also determined to issue shares to satisfy the dividend reinvestment plan (DRP) for the final ordinary dividend and to apply no discount to the market price used to determine the number of shares issued under the DRP.  The final ordinary dividend represents a payout ratio of 80.3% (Full Year 2016 80.3%). Allowing for shares to be issued under the DRP, the percentage of Second Half 2016 cash earnings paid out is estimated to be around 72.3%.

The decision to maintain the final ordinary dividend reflects the Group’s capital position with the common equity tier 1 ratio of 9.48% some 23 basis points above the top of the Group’s preferred range of 8.75 – 9.25%. The decision also takes into consideration the Group’s $911 million franking credit surplus.

The 94 cent per share dividend represents a dividend yield of 6.4% based on the closing share price at 30 September 2016 of $29.51, or over 9% after adjusting for franking. The final ordinary dividend will be paid on 21 December 2016 with the record date of 15 November 2016.

Across divisions, Consumer Bank, which contributed 38% to Group earnings, lifted cash earnings 14% to $2,981 million. Business Bank recorded a 1% rise in cash earnings while the results of the Group’s other divisions were lower. In the Westpac Institutional Bank (WIB) the high levels of liquidity from global quantitative easing continues to place pressure on margins. This, combined with higher impairments for a small number of single names and lower markets activity saw cash earnings lower. Results from the New Zealand division were affected by lower margins, a reduction in fee income, and higher impairment charges. BTFG’s performance was impacted by the partial sale of its investment in BTIM, lower sales, and higher regulatory and compliance costs.

Westpac Group 2016 Full Year Results Announcement | 9

2016 Full Year Financial Results Review of Group operations

Strategic Progress

In September 2015 Westpac updated its strategy, outlining the strategic priorities that will assist the Group achieve its vision:

To be one of the world’s great service companies, helping our customers, communities, and people to prosper and grow.

The five strategic priorities supporting that vision are: performance discipline, service leadership, digital transformation, targeted growth and the workforce revolution. Progress on these strategic priorities is outlined below.

Performance discipline

This strategic priority is focused on delivering superior financial and risk management performance by achieving balanced outcomes across strength, return, productivity, and growth. Achieving this balance has been challenging this year given the impact of regulatory change.

A significant focus for the Group this year has been strengthening the balance sheet. This includes the completion of the Group’s capital raising in November 2015 and beginning to adjust the balance sheet for the new liquidity arrangements due in 2018. This has resulted in lifting the Group’s deposit to loan ratio by almost 2 percentage points and increasing the duration of term funding. Margin management has also been a key priority and the Group sought to ensure that asset pricing appropriately reflected increased capital and changes in funding costs.

Given the lower growth environment, productivity has also remained a focus. The Group’s productivity programs released $263 million of savings in 2016 (3.0% of the cost base). As a result the cost to income ratio of 42% was little changed over the year and remains at the lower end of peers.

The significant increase in capital, combined with lower interest rates (which reduces spreads on capital and low rate deposits) has contributed to the decline in the Group’s ROE to 14.0% for Full Year 2016, down from 15.8% in Full Year 2015. Given the current operating environment, including the expectation that low global interest rates will continue for some time, and evolving regulation for capital and liquidity, the current 15% ROE target for the Group as a whole is no longer realistic. Westpac believes in maintaining strong return disciplines and instead will be seeking to achieve a ROE in the range of 13.0% to 14.0% in the medium term.

In managing its ROE proactively the Group has:

•     Allocated the additional capital raised to all divisions with most directed to the Australian mortgage portfolio;

•     Adjusted the pricing of mortgages in response to the 50% uplift in capital required for regulatory purposes;

•     Enhanced the Group’s cost of funds and transfer pricing models to ensure funding and liquidity costs are captured in the divisions;

•     Reduced lending in some low returning sectors including trade finance;

•     Introduced a new operating model in WIB to better align the business to customer segments and reduce costs;

•     Re-segmented the Business Bank distribution model; and

•     Continued to invest in transforming the Group’s cost base.

Service leadership

Westpac’s goal of being one of the world’s great service companies means the Group continues to strive to deliver market-leading customer experiences. At the same time there is a need to meet or exceed community expectations in how the Group conducts its business. In assessing the success of this priority we aim to increase customer numbers by 1 million between 2015 and 2017, whilst also improving customer service. Since the beginning of 2015 customer numbers have increased 556,000.

While the Group has made progress on building its service culture there is still much to do. Developments over 2016 included:

•     Launched the Group-wide ‘Service Promise’ program. The program brings together the best parts of our service standards, behaviours and commitments under a single Group-wide approach;

•     Achieved a 19% reduction in complaints across the Australian Consumer and Business Banks compared to First Half 2016 and 28% over the year. Complaints have now reduced 65% over the last three years;

•     Continued reconfiguration of our network through:

-       Further roll out of our next generation branch network with 45% of branches now in the new format;

-       Expansion of the fleet of smart ATMs and 24/7 banking capability; and

-       Introduction of a range of digital solutions that make it even easier for customers to do business with us. This now allows consumer customers to perform the top seven service activities via our mobile channels.

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2016 Full Year Financial Results Review of Group operations

Digital transformation

Advances in digital technology provide the Group with the ability to improve the customer experience while simultaneously improving productivity and risk management. In seeking to measure the success of this strategic priority the Group aims to reduce its expense to income ratio to below 40%. Developments through the year have included:

Further building on the Group’s leading front-end technology by introducing a range of customer enhancements to automate sales and service. The most significant are:

•     A dedicated program to reduce manual processes in branches and call centres. initiatives over the year have increased the number of transactions processed than can now be completed online 24/7. Some of these included:

-       Ability to place a temporary block on credit cards, and unblock when needed;

-       Ability to lodge disputed credit and debit transactions online;

-       Set and update card PINs;

-       View details of closed card accounts; and

-       Open and roll-over term deposits.

•     Ability to connect directly with a call centre via the mobile banking app. The system automatically identifies customers and reduces average calls times by up to 60 seconds;

•     Launched a new online banking system for St.George business customers, modelled on Westpac Live; and

•     Expanded the functionality of Westpac’s online lending platform (LOLA) for small businesses.

At the same time the Group has further enhanced its technology infrastructure including:

•     Delivery of significant components of the Panorama wealth management platform;

•     Upgrading the St.George retail deposit and transaction platform to the latest Celeriti version; and

•     Commencing development of the customer service hub, starting with mortgages.

Targeted growth

Westpac is seeking to grow value by targeting a small number of high growth segments over the medium term. Wealth and SME have been our major areas of focus this year with more difficult conditions in Asia leading the Group to delay investments in the region.

In wealth, the Group’s strong franchise and investment has led to continuing funds management and administration flows along with growth in insurance premiums. These trends have, however, been partially offset by lower activity following a more cautious approach from consumers and significant regulatory uncertainty. During Full Year 2016, the Group has seen:

•     Group FUM and FUA balances up 9% and 11% respectively;

•     Life insurance in-force premiums up 9% and general insurance gross written premiums up 2%; and

•     Continued roll out of new functionality to Panorama, including direct trading of listed securities for advised investors and the first phase of the Self-Managed Super Fund offering.

In SME, changes in the Group’s distribution model including video conferencing and new lending and payment solutions have contributed to good growth in SME balances. The LOLA system is providing a simplified origination process and faster lending decisions saving both customer and banker time. To date, $1.4 billion has been approved.

Workforce revolution

Successful achievement of the Group’s vision depends on the quality of our people and culture. Westpac is recognised as a leader in diversity and flexibility although there is a recognition that there is more to do. This was highlighted in the Group’s employee survey in which employee engagement was 69% and a little below the high performing norm benchmark to which the Group aspires. Given the change the Group is currently undertaking the survey was not surprising. It is also worth noting that this year’s survey is new and so the results are not comparable with prior periods.

In continuing the development of Westpac’s workforce, the Group further invested in the capabilities of its people. Highlights over the year included:

•     Completed the relocation of approximately 6,200 employees to state-of-the-art agile premises in Barangaroo. Over 10,000 employees are now working in agile working environments;

•     Women in leadership is now 48%, up from 46% at 30 September 2015; and

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2016 Full Year Financial Results Review of Group operations

●                  High performer retention of 95%, unchanged from 30 September 2015.

Financial performance summary Second Half 2016 – First Half 2016

Cash earnings were relatively flat with a 2% decline in core earnings offset by lower impairment charges. While net interest income rose 1%, core earnings were down 2% due to a 3% fall in non-interest income and a 1% rise in expenses.

The 1% increase in net interest income reflected a 2% rise in average interest-earning assets partly offset by a 3 basis point contraction in margins. Margins excluding Treasury and Markets declined 3 basis points over the half with the decline due to the impact of low interest rates, higher funding costs and strong competition.

Total loans grew 3%, with a 3% rise in Australian housing and a 5% rise in New Zealand lending (up 11% in A$ terms). Other major categories of lending, notably Australian business and Australian personal lending were little changed over the half reflecting some customer caution and the Group’s decision to moderate growth in several lower returning loan segments. Deposits grew 4% over Second Half 2016, with customer deposits rising 6%. New Zealand customer deposits grew 5% in NZ$ (11% in A$). Customer deposits grew faster than lending, lifting the deposit to loan ratio by more than 150 basis points to 70.5%.

Non-interest income was down 3%. While non-interest income was higher in the retail banking divisions, this was more than offset by lower markets related income in WIB and higher insurance claims in BTFG.

Expenses increased 1% with higher ongoing costs largely offset by $147 million of productivity savings. The increase in expenses was mostly due to higher technology investment and increased regulatory and compliance costs. The rise in on-going expenses was primarily due to salary increases applied from 1 January 2016.

Impairment charges were $210 million lower than First Half 2016, principally due to additional provisions for a small number of larger names recorded in First Half 2016 that did not repeat in Second Half 2016. Partly offsetting this decline was a rise in stress in the NZ dairy portfolio and higher mortgage delinquencies mostly related to regions affected by the slowdown in mining investment.

The effective tax rate was higher at 30.5% in Second Half 2016 compared to 29.3% in First Half 2016, as First Half 2016 benefited from the finalisation of prior period taxation matters.

Financial performance summary Full Year 2016 – Full Year 2015

Cash earnings of $7,822 million were $2 million higher than Full Year 2015. Core earnings grew $400 million or 3%, however the increase was mostly offset by a $371 million increase in impairment charges. Core earnings growth comprised an 8% lift in net interest income, a 7% fall in non-interest income and a 3% increase in operating expenses.

The rise in net interest income reflected a 6% increase in average interest-earning assets and a 5 basis point increase in net interest margin. Margins excluding Treasury and Markets were 3 basis points higher with the rise in margin mostly due to improved deposit spreads and changes in mortgage interest rates including for higher capital. Higher wholesale funding costs also impacted margins.

Lending increased 6% with Australian mortgages growing 8% and Australian business lending rising 3%. Lending in New Zealand increased 9% in NZ$ (up 14% in A$). Customer deposits rose $39.5 billion, or 9% over the past year fully funding loan growth and increasing the deposit to loan ratio by almost 2 percentage points to over 70%.

Non-interest income was 7% lower, or after adjusting for a number of infrequent items in Full Year 2015, 3% lower. The infrequent items included the partial sale and deconsolidation of BTIM. Key drivers for the 3% decline in non-interest income were lower wealth management income, a reduction in credit card interchange fees, and lower revenue in WIB with subdued activity reducing opportunities in corporate and institutional markets. This was partially offset by higher trading income which was mostly due to movements in CVA and derivative valuation adjustments.

Expenses were 3% higher with most of the increase related to higher investment related spending and impact of higher regulatory and compliance costs. Salaries and staff expenses were little changed with annual salary increases, and higher restructuring costs offset by $263 million in productivity savings and lower costs associated with the partial sale and deconsolidation of BTIM. Occupancy costs were also little changed following the consolidation of the Group’s head office into two Sydney CBD locations and benefits from the restructuring of the branch network.

Overall asset quality remains sound although total stressed assets to TCE rose 21 basis points to 1.20% at 30 September 2016. The increase in stress mostly reflects higher mortgage delinquencies and a rise in stress in the New Zealand dairy portfolio. Individual provision cover remains strong at 49.4% of impaired assets. Impairment charges were $371 million higher, the increase mostly relates to a rise in impaired provisions for a small number of larger facilities, and a reduction in write-backs.

12 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Review of Group operations

Divisional performance summary

Below is a discussion of the performance of each division based on performance in Full Year 2016 compared to Full Year 2015:

Consumer Bank

Consumer Bank has continued to be the driver of the Group’s growth, expanding its customer base by 3% and lifting cash earnings by 14%. Net interest income was the key contributor to the performance supported by an 8% rise in mortgages, a 7% increase in deposits and a 12 basis point lift in margins. Non-interest income was lower, mostly due to regulatory changes in interchange fees on credit cards early in the year. Expenses were well managed as the division continues to transform itself via digital while improving service quality. Over the counter transactions are down 11% over the year, while digital transactions grew 6%. Customer service also continued to improve with complaints significantly lower, down 29% over the year.

Business Bank

Business Bank delivered a 5% increase in core earnings with the division’s customer focus contributing to a 5% rise in lending, and a 9% increase in deposits. Asset quality has been sound with stressed assets to TCE of 2.24%, up 4 basis points over the year. Impairment charges were $137 million higher, principally due to lower write-backs and increased provisions in the auto finance portfolio. Core earnings rose 5%, however the higher impairment charge led to cash earnings rising by only 1%. The division has made good strategic progress through its focus on enhancing digital for both customers and bankers and on building its payments capability. This includes success with the division’s online loan origination platform and a new online platform for St.George business customers that delivers a significant step-up in functionality. In payments, new merchant terminals have now been rolled out to around 80% of the network with a 16% increase in merchant customer growth over the year.

BT Financial Group

BTFG continued to be strongly positioned with good fund flows, higher insurance premiums and a 24% lift in the contribution from Private Wealth. FUM and FUA flows were positive, up 5% and 7% respectively while Life in-force premiums were up 9% and General Insurance gross written premiums were up 2%. However, the partial sale of BTIM, a lower Ascalon contribution, a reduced Advice result and higher regulatory and compliance costs contributed to lower cash earnings over the year. Cash earnings in Full Year 2016 were 4% below Full Year 2015, and excluding the partial sale of BTIM, were down 2%.

Westpac Institutional Bank

Westpac Institutional Bank (WIB) delivered cash earnings of $1,098 million, down $245 million, due mainly to higher impairment charges. Continuing high levels of global liquidity and subdued corporate activity saw a lower net interest margin and a reduction in sales and fee income over the year. In light of current conditions, the division has maintained its disciplined approach to loan approvals, pricing, and cost control. This has been balanced against WIB’s focus on maintaining its leading market position. In Full Year 2016, the number of transactional banking relationships increased through a focus on service and WIB’s leading payments solutions. WIB also had continued success in extending financial markets products and services to retail customers in partnership with the Business, Wealth and Consumer divisions. Institutional asset quality remains sound. Higher impairment charges in Full Year 2016 reflect the downgrade of a small number of exposures in First Half 2016.

Westpac New Zealand

Full Year 2016 has been a year of change for Westpac New Zealand, with the introduction of a major transformation program and the successful launch of its refreshed brand. Cash earnings for the division were lower over the year, down 4% in NZ$, principally due to the highly competitive market (leading to lower margins) and higher costs, mostly associated with the transformation program. Balance sheet growth has been relatively high this year with lending growing 9% and deposits expanding 11%, although competition has been intense, and combined with the low interest rate environment, has seen margins down 12 basis points over the year. Asset quality has improved in general, particularly in consumer lending where 90+ day delinquencies are at historic lows. Stressed assets were higher principally due to the dairy portfolio following the decline in milk prices over recent periods.

Group Businesses

Cash earnings of $56 million for Full Year 2016 was down $67 million over the year, as the impact of lower asset sales, increased operating expenses and a higher effective tax rate more than offset higher Treasury revenue. Treasury increased cash earnings over the year by $124 million to $329 million. Asset sales were $60 million lower, contributing to the 88% decline in non-interest income. Operating expenses of $469 million were $91 million higher from increased regulatory and compliance costs and restructuring expenses. Tax and non-controlling interests increased $56 million compared to Full Year 2015. The increase was largely due to lower benefits following the finalisation of prior period tax matters in 2016.

Westpac Group 2016 Full Year Results Announcement | 13

2016 Full Year Financial Results Review of Group operations

Divisional cash earnings summary

Full Year Sept 16 $m	Consumer Bank	Business Bank	BT Financial Group (Australia)[1]	Westpac Institutional Bank[2]	Westpac New Zealand[3] ($A)	Group Businesses	Group
Net interest income	7,171	3,959	498	1,562	1,588	570	15,348
Non-interest income	850	1,104	1,908	1,536	449	8	5,855
Net operating income	8,021	5,063	2,406	3,098	2,037	578	21,203
Operating expenses	(3,270)	(1,796)	(1,160)	(1,347)	(856)	(469)	(8,898)
Core earnings	4,751	3,267	1,246	1,751	1,181	109	12,305
Impairment (charges) / benefits	(492)	(410)	-	(177)	(54)	9	(1,124)
Operating profit before income tax	4,259	2,857	1,246	1,574	1,127	118	11,181
Income tax expense	(1,278)	(858)	(370)	(469)	(315)	(54)	(3,344)
Net profit	2,981	1,999	876	1,105	812	64	7,837
Non-controlling interests	-	-	-	(7)	-	(8)	(15)
Cash earnings	2,981	1,999	876	1,098	812	56	7,822

Full Year Sept 15 $m	Consumer Bank	Business Bank	BT Financial Group (Australia)[1]	Westpac Institutional Bank[2]	Westpac New Zealand[3] ($A)	Group Businesses	Group
Net interest income	6,396	3,767	445	1,638	1,552	441	14,239
Non-interest income	940	1,068	2,192	1,578	457	66	6,301
Net operating income	7,336	4,835	2,637	3,216	2,009	507	20,540
Operating expenses	(3,113)	(1,731)	(1,286)	(1,319)	(808)	(378)	(8,635)
Core earnings	4,223	3,104	1,351	1,897	1,201	129	11,905
Impairment (charges) / benefits	(478)	(273)	4	38	(44)	-	(753)
Operating profit before income tax	3,745	2,831	1,355	1,935	1,157	129	11,152
Income tax expense	(1,125)	(852)	(409)	(584)	(313)	9	(3,274)
Net profit	2,620	1,979	946	1,351	844	138	7,878
Non-controlling interests	-	-	(32)	(8)	(3)	(15)	(58)
Cash earnings	2,620	1,979	914	1,343	841	123	7,820

Mov't Sept 16 - Sept 15%	Consumer Bank	Business Bank	BT Financial Group (Australia)[1]	Westpac Institutional Bank[2]	Westpac New Zealand[3] ($A)	Group Businesses	Group
Net interest income	12%	5%	12%	(5%)	2%	29%	8%
Non-interest income	(10%)	3%	(13%)	(3%)	(2%)	(88%)	(7%)
Net operating income	9%	5%	(9%)	(4%)	1%	14%	3%
Operating expenses	5%	4%	(10%)	2%	6%	24%	3%
Core earnings	13%	5%	(8%)	(8%)	(2%)	(16%)	3%
Impairment (charges) / benefits	3%	50%	(100%)	large	23%	-	49%
Operating profit before income tax	14%	1%	(8%)	(19%)	(3%)	(9%)	-
Income tax expense	14%	1%	(10%)	(20%)	1%	large	2%
Net profit	14%	1%	(7%)	(18%)	(4%)	(54%)	(1%)
Non-controlling interests	-	-	(100%)	(13%)	(100%)	(47%)	(74%)
Cash earnings	14%	1%	(4%)	(18%)	(3%)	(54%)	-

Movement in core earnings by division ($m)

Full Year 2016 – Full Year 2015

1  BTFG core earnings impacted by the partial sale of BTIM and move to equity accounting in Full Year 2015.

2  In Full Year 2015 changes were made to derivative valuation methodologies, which include the first time adoption of a FVA to the fair value of derivatives. The impact of these changes resulted in a $122 million (pre-tax) charge which reduced non-interest income.

[3]  Refer to Section 3.5 for the Westpac New Zealand NZ$ divisional result.

14 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Review of Group operations

Divisional cash earnings summary (continued)

Half Year Sept 16 $m	Consumer Bank	Business Bank	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand[1] ($A)	Group Businesses	Group
Net interest income	3,617	1,996	252	778	815	237	7,695
Non-interest income	434	555	945	721	224	10	2,889
Net operating income	4,051	2,551	1,197	1,499	1,039	247	10,584
Operating expenses	(1,633)	(900)	(595)	(678)	(434)	(239)	(4,479)
Core earnings	2,418	1,651	602	821	605	8	6,105
Impairment (charges) / benefits	(223)	(206)	2	1	(46)	15	(457)
Operating profit before income tax	2,195	1,445	604	822	559	23	5,648
Income tax expense	(658)	(434)	(180)	(237)	(157)	(58)	(1,724)
Net profit	1,537	1,011	424	585	402	(35)	3,924
Non-controlling interests	-	-	-	(4)	-	(2)	(6)
Cash earnings	1,537	1,011	424	581	402	(37)	3,918

Half Year March 16 $m	Consumer Bank	Business Bank	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand[1] ($A)	Group Businesses	Group
Net interest income	3,554	1,963	246	784	773	333	7,653
Non-interest income	416	549	963	815	225	(2)	2,966
Net operating income	3,970	2,512	1,209	1,599	998	331	10,619
Operating expenses	(1,637)	(896)	(565)	(669)	(422)	(230)	(4,419)
Core earnings	2,333	1,616	644	930	576	101	6,200
Impairment (charges) / benefits	(269)	(204)	(2)	(178)	(8)	(6)	(667)
Operating profit before income tax	2,064	1,412	642	752	568	95	5,533
Income tax expense	(620)	(424)	(190)	(232)	(158)	4	(1,620)
Net profit	1,444	988	452	520	410	99	3,913
Non-controlling interests	-	-	-	(3)	-	(6)	(9)
Cash earnings	1,444	988	452	517	410	93	3,904

Mov't Sept 16 - Mar 16%	Consumer Bank	Business Bank	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand[1] ($A)	Group Businesses	Group
Net interest income	2%	2%	2%	(1%)	5%	(29%)	1%
Non-interest income	4%	1%	(2%)	(12%)	-	large	(3%)
Net operating income	2%	2%	(1%)	(6%)	4%	(25%)	-
Operating expenses	-	-	5%	1%	3%	4%	1%
Core earnings	4%	2%	(7%)	(12%)	5%	(92%)	(2%)
Impairment (charges) / benefits	(17%)	1%	(200%)	(101%)	large	large	(31%)
Operating profit before income tax	6%	2%	(6%)	9%	(2%)	(76%)	2%
Income tax expense	6%	2%	(5%)	2%	(1%)	large	6%
Net profit	6%	2%	(6%)	13%	(2%)	(135%)	-
Non-controlling interests	-	-	-	33%	-	(67%)	(33%)
Cash earnings	6%	2%	(6%)	12%	(2%)	(140%)	-

Movement in core earnings by division ($m)

Second Half 2016 – First Half 2016

[1] Refer to Section 3.5 for the Westpac New Zealand NZ$ divisional result.

Westpac Group 2016 Full Year Results Announcement | 15

2016 Full Year Financial Results Review of Group operations

2.2        Review of earnings

2.2.1     Net interest income1

$m	Half Year Sept 16	Half Year March 16	%Mov't Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	% Mov't Sept 16 - Sept 15
Net interest income
Net interest income excluding Treasury & Markets	7,443	7,406	-	14,849	13,854	7
Treasury net interest income[2]	220	217	1	437	284	54
Markets net interest income	32	30	7	62	101	(39)
Net interest income	7,695	7,653	1	15,348	14,239	8
Average interest-earning assets
Loans	615,155	599,205	3	607,180	573,307	6
Third party liquid assets[3]	86,333	82,605	5	84,469	79,134	7
Other interest-earning assets	27,342	33,046	(17)	30,194	31,373	(4)
Average interest-earning assets	728,830	714,856	2	721,843	683,814	6
Net interest margin
Group net interest margin	2.11%	2.14%	(3bps)	2.13%	2.08%	5bps
Group net interest margin excluding Treasury & Markets	2.04%	2.07%	(3bps)	2.06%	2.03%	3bps

Second Half 2016 – First Half 2016

Net Interest income increased $42 million or 1% compared to First Half 2016, primarily driven by:

●     A 2% increase in average interest-earning assets (AIEA) largely from Australian housing, which grew 3%; and

●     Group net interest margin reduced 3 basis points, with higher funding costs and the impact of lower interest rates, only partly offset by loan repricing.

Full Year 2016 – Full Year 2015

Net interest income increased $1.1 billion or 8% compared to Full Year 2015, reflecting:

●     6% AIEA growth primarily from Australian housing which grew 6%. Funded third party liquid assets increased in response to the Committed Liquidity Facility (CLF) being reduced from $66 billion to $59 billion on 1 January 2016;

●     Group net interest margin excluding Treasury & Markets increased 3 basis points. Improved deposit spreads and Australian mortgage repricing, including for additional regulatory capital requirements, were partly offset by higher wholesale funding costs and the impact of lower interest rates; and

●     In aggregate, Treasury & Markets net interest income increased by $114 million.

1  Refer to Section 4 Note 3 for reported results breakdown. Refer to Section 5 Note 3 for cash earnings results breakdown. As discussed in Section 1.3, commentary is reflected on a cash earnings basis.

2  Treasury net interest income excludes capital benefit.

3  Refer Glossary for definition.

16 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Review of Group operations

2.2.2     Loans1

$m	As at 30 Sept 2016	As at 31 March 2016	As at 30 Sept 2015	% Mov't Sept 16 - Mar 16	% Mov't Sept 16 - Sept 15
Australia	576,391	561,556	543,072	3	6
Housing	404,190	390,823	375,848	3	8
Personal (loans and cards)	22,825	22,879	22,234	-	3
Business	150,209	148,700	145,481	1	3
Other[2]	2,020	2,085	2,092	(3)	(3)
Provisions	(2,853)	(2,931)	(2,583)	(3)	10

New Zealand (A$)	72,080	65,031	63,351	11	14

New Zealand (NZ$)	75,582	72,128	69,576	5	9
Housing	45,126	43,428	42,121	4	7
Personal (loans and cards)	1,956	1,986	1,976	(2)	(1)
Business	28,834	27,019	25,793	7	12
Other	101	104	101	(3)	-
Provisions	(435)	(409)	(415)	6	5

Other overseas	13,455	14,100	16,893	(5)	(20)
Trade finance	2,358	2,990	5,639	(21)	(58)
Other loans	11,097	11,110	11,254	-	(1)

Total loans	661,926	640,687	623,316	3	6

Second Half 2016 – First Half 2016

Total loans increased $21.2 billion or 3% compared to First Half 2016. Excluding foreign exchange translation impacts, total loans increased $17.4 billion or 3%.

Key features of total loan growth were:

●     Australian housing loans increased $13.4 billion or 3%. The owner occupied portfolio grew 5% to now comprise 55% of the portfolio. Growth was supported by increased proprietary flows, with this channel delivering 56% of flow during the half;

●     Australian business loans increased $1.5 billion or 1%, primarily from a 3% increase in the Business Bank, with growth in higher returning segments including SME and non-property lending. Institutional lending declined 2%, as the business prioritised return over growth;

●     New Zealand loans increased NZ$3.5 billion or 5%, with business lending up 7%, mostly from growth in property, electricity and gas, and financial services. Housing increased 4%, with new lending up 11%; and

●     Other overseas lending declined $0.6 billion or 5%, mainly reflecting a decline in trade finance in Asia.

Full Year 2016 – Full Year 2015

Total loans increased $38.6 billion or 6% compared to Full Year 2015. Excluding foreign exchange translation impacts, total loans increased $36.7 billion or 6%.

Key features of total loan growth were:

●     Australian housing loans increased $28.3 billion or 8%, with new lending volumes up 7% and run-off increasing 3%. Following the introduction of regulatory caps on the growth in investor property lending and the introduction of differential pricing, there was some switching of mortgage loans to more appropriately reflect their current purpose. Adjusting for these movements, owner occupied lending grew a little faster than investor property lending;

●     Australian business loans increased $4.7 billion or 3%, primarily in the Business Bank, with growth in SME and diversified industries and lower growth in the property segment;

●     New Zealand lending increased NZ$6.0 billion or 9%, with business lending increasing 12% primarily due to growth in property, electricity and gas, and financial services. Housing increased 7%, largely in facilities with an LVR less than 80%; and

1  Spot loan balances.

2  Includes Margin lending.

Westpac Group 2016 Full Year Results Announcement | 17

2016 Full Year Financial Results Review of Group operations

●      Other overseas loans decreased $3.4 billion or 20% mainly from a decline in trade finance in Asia, as the institutional division sought to reduce lower returning assets.

2.2.3      Deposits and other borrowings1

$m	As at 30 Sept 2016	As at 31 March 2016	As at 30 Sept 2015	% Mov't Sept 16 - Mar 16	% Mov't Sept 16 - Sept 15
Customer deposits
Australia	397,033	377,715	364,856	5	9
At call	210,666	205,911	209,755	2	-
Term	148,876	135,919	122,071	10	22
Non-interest bearing	37,491	35,885	33,030	4	14

New Zealand (A$)	54,875	49,521	47,269	11	16

New Zealand (NZ$)	57,541	54,927	51,916	5	11
At call	23,742	25,311	23,871	(6)	(1)
Term	29,179	25,149	24,013	16	22
Non-interest bearing	4,620	4,467	4,032	3	15

Other overseas (A$)	14,700	14,732	15,019	-	(2)

Total customer deposits	466,608	441,968	427,144	6	9

Certificates of deposit	46,463	52,278	48,184	(11)	(4)
Australia	29,774	32,615	32,156	(9)	(7)
New Zealand (A$)	1,192	942	974	27	22
Other overseas (A$)	15,497	18,721	15,054	(17)	3

Total deposits and other borrowings	513,071	494,246	475,328	4	8

Second Half 2016 – First Half 2016

Total customer deposits increased $24.6 billion or 6% compared to First Half 2016, with the increase more than fully funding lending growth in the half. Excluding foreign currency translation impacts, customer deposits increased $22.0 billion or 5%.

Key features of total customer deposits growth were:

●      Australian customer deposits increased $19.3 billion or 5%, with growth in household and non-financial corporation segments, particularly term deposits (up 10%). Customers continued to direct funds to mortgage offset accounts, leading to growth of $1.6 billion or 4% in Australian non-interest bearing deposits. The Group continues to focus on growing higher quality deposits for LCR purposes and in preparation for the introduction of NSFR; and

●      New Zealand customer deposits increased NZ$2.6 billion or 5%, primarily in term and non-interest bearing deposits. Growth in term deposits was largely with corporate customers and the switching from at call deposits as customers looked for yield and certainty in the falling interest rate environment.

Certificates of deposits declined $5.8 billion or 11%, reflecting lower short term wholesale funding in this form.

[1] Spot deposit balances.

18 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Review of Group operations

Full Year 2016 – Full Year 2015

Total customer deposits increased $39.5 billion or 9% compared to Full Year 2015, fully funding lending growth during the year. Excluding foreign exchange translation impacts, customer deposits increased $38.9 billion or 9%.

Key features of total customer deposits growth were:

●      Australian customer deposits increased $32.2 billion or 9%, with above system1 growth in household deposits (term deposits up 22%), and institutional deposits largely from the State Government sector. In addition, customers continued to direct funds to mortgage offset accounts, leading to a 14% growth in Australian non-interest bearing deposits; and

●      New Zealand customer deposits increased NZ$5.6 billion or 11%. Term deposits grew 22% as customers moved funds to higher rate fixed term products in a falling interest rate environment.

Certificates of deposits declined $1.7 billion or 4%, reflecting reduced wholesale funding in this form.

2.2.4      Net interest margin

Group Net Interest Margin Movement (%)

Second Half 2016 – First Half 2016

Second Half 2016 – First Half 2016

Group net interest margin was 2.11%, a decrease of 3 basis points from First Half 2016. Key features included:

●      3 basis point increase from asset spreads. The full period impact of Australian mortgage repricing, including for additional regulatory capital requirements, was partly offset by broad based lending competition and higher short term funding costs;

●      2 basis point decrease from customer deposit spreads, driven by increased competition for term deposits and the impact of lower interest rates on transactional deposit spreads;

●      3 basis point decrease from term wholesale funding spreads reflecting the lengthening of the average tenor in preparation for the implementation of NSFR and investors requiring increased spreads for new issuance. This saw new issuance spreads above maturing deals;

●      Capital and other decreased 1 basis point primarily from the impact of lower interest rates; and

●      Liquidity costs were little changed, with the cost of increased holdings of high quality liquid assets to meet the LCR requirement, offset by a lower CLF fee following a $7.4 billion reduction to the CLF from 1 January 2016.

[1] Source: APRA.

Westpac Group 2016 Full Year Results Announcement | 19

2016 Full Year Financial Results Review of Group operations

Group Net Interest Margin Movement (%)

Full Year 2016 – Full Year 2015

Full Year 2016 – Full Year 2015

Group net interest margin was 2.13%, an increase of 5 basis points from Full Year 2015. Key components of the increase include:

●      2 basis point increase from asset spreads. Australian mortgage repricing, including for additional regulatory capital requirements, and business lending repricing, was partly offset by broad based lending competition, including continued elevated levels of global liquidity impacting institutional margins and higher short term funding costs;

●      4 basis point increase from higher customer deposit spreads across term deposits, online accounts and savings deposits, partly offset by the impact of lower interest rates on transactional deposit spreads;

●      3 basis point decrease from term wholesale funding spreads reflecting the lengthening of the average tenor in preparation for the implementation of NSFR and higher volatility in global markets driving new issuance spreads above maturing deals;

●      Capital and other was little changed. The impact from higher capital balances was offset by the impact of lower interest rates;

●      Liquidity costs were little changed. A lower CLF fee was offset by costs of increased holdings of high quality liquid assets; and

●      Treasury and markets contribution increased 2 basis points.

20 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Review of Group operations

2.2.5                   Non-interest income1

$m	Half Year Sept 16	Half Year March 16	% Mov't Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	% Mov't Sept 16 - Sept 15
Fees and commissions	1,380	1,375	-	2,755	2,942	(6)
Wealth management and insurance income	970	941	3	1,911	2,224	(14)
Trading income	514	610	(16)	1,124	964	17
Other income	25	40	(38)	65	171	(62)
Non-interest income	2,889	2,966	(3)	5,855	6,301	(7)

Second Half 2016 – First Half 2016

Non-interest income decreased $77 million, or 3% compared to First Half 2016, with trading income lower by $96 million, primarily in the commodities portfolio and subdued activity impacting customer sales.

Fees and commissions

Fees and commissions increased $5 million compared to First Half 2016, primary due to:

●      The impact of Australian credit card and merchant income ($22 million), including lower costs associated with reward programs; and

●      Higher business lending line fees and transactional deposit fees from balance sheet growth ($9 million); partly offset by;

●      A decrease in institutional fees ($19 million) from lower debt market issuance and reduced corporate and institutional lending.

Wealth management and insurance income

Wealth management and insurance income increased $29 million, or 3% compared to First Half 2016, with:

●      Hastings performance fee income of $32 million recognised in Second Half 2016;

●      General insurance income grew 3%, supported by a 5% increase in gross written premiums; and

●      FUM/FUA income increased 4% from higher asset markets and the benefit of positive net flows. Refer to Section 2.2.6 for further information on FUM/FUA balance movements. This was partly offset by;

●      Life insurance income decreased 13%. In-force premium growth of 5%, was more than offset by an increase in claims and the impact of a rise in lapses. The increase in claims primarily related to Death and Total Permanent Disability (TPD) insurance. This led to a rise in the claims ratio (loss ratio) of 4 percentage points to 38%, however, this remains below the industry average.

Trading income

Trading income decreased $96 million, or 16% compared to First Half 2016, primarily from WIB markets. Refer to Section 2.2.7 for further detail on Markets related income.

Other income

Other income of $25 million includes the share of associates income ($21 million) which mostly relates to the Group’s shareholding in BTIM.

Full Year 2016 – Full Year 2015

Non-interest income decreased $446 million, or 7% compared to Full Year 2015, with infrequent items having a large impact ($284 million). Infrequent items included the impact of the partial sale of BTIM and the move to equity accounting2 ($280 million), lower profit on the sale of assets ($102 million) and lower performance fees ($24 million), partly offset by the derivative valuation methodology adjustment of $122 million3.

Excluding these items, non-interest income decreased $162 million or 3% as underlying growth was more than offset by reduced fees in WIB and lower Australian cards income in the Consumer Bank related to regulatory changes to interchange rates.

[1]  Refer to Section 4 Note 4 for reported results breakdown. Refer to Section 5 Note 4 for cash earnings results breakdown. As discussed in Section 1.3, commentary is reflected on a cash earnings basis.

[2]  From 1 July 2015 the Group’s share of BTIM earnings is recorded in other income as ‘share of associates net profit’ (Full Year 2016 $41 million; Full Year 2015 $10 million).

3  In 2015 changes were made to derivative valuation methodologies, which include the first time adoption of a FVA to the fair value of derivatives. The impact of these changes resulted in a $122 million reduction in non-interest income.

Westpac Group 2016 Full Year Results Announcement | 21

2016 Full Year Financial Results Review of Group operations

Fees and commissions

Fees and commissions decreased $187 million, or 6% compared to Full Year 2015, largely due to:

●      Lower institutional fees ($92 million) from subdued lending activity and reduced debt market issuance;

●      Lower Australian credit card income ($70 million), including regulation impacts on interchange rates effective 1 November 2015; and

●      Lower BTFG fees from reduced activity; partly offset by

●      Higher business lending fees and transactional deposit fees from balance sheet growth.

Wealth management and insurance income

Wealth management and insurance income decreased $313 million, or 14% compared to Full Year 2015 mainly due to the impact of the partial sale of BTIM1 ($310 million).

Excluding this item, wealth management and insurance income was little changed:

●      FUM/FUA income increased $21 million, or 3% from positive flows. Refer to Section 2.2.6 for further information on FUM/FUA balance movements;

●      General insurance income grew 15% primarily from lower insurance claims related to weather events and was supported by a 2% increase in gross written premiums from growth in home and contents sales; and

●      LMI income increased $17 million related to the transitional arrangements with Arch Capital for the insurance of mortgages where the LVR is >90%; partly offset by

●      Lower contribution from Ascalon ($42 million) as both lower asset markets and foreign currency translation impacted returns from overseas funds managed by this business;

●      Lower Hastings performance fees ($24 million); and

●      Life insurance income was flat, as net earned premium growth and repricing, was offset by a rise in the number of claims which increased the claims ratio by 2 percentage points to 36%. Lapses were also higher.

Trading income

Trading income increased $160 million, or 17% compared to Full Year 2015 with the $122 million impact from methodology changes to derivative valuation adjustments in Full Year 2015 not repeated2.

Excluding this item, trading income was up $38 million, primarily in WIB markets. Refer to Section 2.2.7 for further detail on Markets related income.

Other income

Other income decreased $106 million, or 62% compared to Full Year 2015, mostly due to lower profits from asset sales ($102 million).

[1]  From 1 July 2015 the Group’s share of BTIM earnings is recorded in other income as ‘share of associates net profit’ (Full Year 2016 $41 million; Full Year 2015 $10 million).

2  In 2015 changes were made to derivative valuation methodologies, which include the first time adoption of a FVA to the fair value of derivatives. The impact of these changes resulted in a $122 million reduction in non-interest income.

22 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Review of Group operations

2.2.6                   Funds Under Management / Funds Under Administration

$bn	As at 30 Sept 2016	As at 31 March 2016	As at 30 Sept 2015	% Mov't Sept 16 - Mar 16	% Mov't Sept 16 - Sept 15
Funds Under Management (FUM)
BT (excluding BTIM)	35.8	33.9	33.8	6	6
Advance Asset Management	12.6	12.5	12.5	1	1
Westpac Institutional Bank	10.2	9.6	7.9	6	29
New Zealand (A$)	7.1	6.3	5.9	13	20
Group FUM	65.7	62.3	60.1	5	9

Funds Under Administration (FUA)
BT	94.3	87.8	84.5	7	12
Asgard	36.5	35.5	37.4	3	(2)
New Zealand (A$)	2.0	1.8	1.8	11	11
Group FUA	132.8	125.1	123.7	6	7

$bn	Half Year Sept 16	Half Year March 16	% Mov't Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	% Mov't Sept 16 - Sept 15
Average FUM for the Group (Excluding BTIM)	65.1	62.4	4	63.8	60.1	6
Average BTIM FUM	-	-	-	-	41.5	(100)
Average FUM for the Group	65.1	62.4	4	63.8	101.6	(37)
Average FUA for the Group	130.7	125.8	4	128.2	123.2	4

Westpac Group 2016 Full Year Results Announcement | 23

2016 Full Year Financial Results Review of Group operations

2.2.7                   Markets related income1,2

$m	Half Year Sept 16	Half Year March 16	% Mov't Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	% Mov't Sept 16 - Sept 15
Net interest income	32	30	7	62	101	(39)
Non-interest income	514	579	(11)	1,093	946	16
Total Markets income	546	609	(10)	1,155	1,047	10

Customer income	447	465	(4)	912	935	(2)
Non-customer income	89	142	(37)	231	278	(17)
Derivative valuation adjustments[3]	10	2	large	12	(166)	(107)
Total Markets income	546	609	(10)	1,155	1,047	10

Markets income comprises sales and risk management revenue derived from the creation, pricing and distribution of risk management products to the Group’s consumer, business, corporate and institutional customers. Dedicated relationship specialists provide product solutions for these customers to help manage their interest rate, foreign exchange, commodity, and credit risk exposures.

Second Half 2016 – First Half 2016

Total Markets income decreased $63 million or 10% compared to First Half 2016, due to a fall in both customer and non-customer income.

Customer income decreased $18 million or 4% compared to First Half 2016, driven by lower foreign exchange and fixed income sales.

Non-customer income decreased by $53 million or 37% compared to First Half 2016, primarily due to a much lower contribution from foreign exchange and commodities risk management income.

Full Year 2016 – Full Year 2015

Total Markets income increased by $108 million or 10%, compared to the Full Year 2015, primarily due to a $122 million charge related to changes made to derivative valuation methodologies adopted in 2015. Excluding the impact of $122 million derivative valuation adjustments, markets income was little changed, down 1%.

Customer income decreased $23 million or 2% compared to Full Year 2015. This result reflected lower fixed income sales as Full Year 2015 included a number of major infrastructure transactions that did not repeat.

Non-customer income decreased $47 million or 17% compared to Full Year 2015, primarily from lower foreign exchange and commodities risk management income.

[1]  Markets income includes WIB Markets, Consumer Bank, Business Bank, Westpac Pacific, BTFG and Westpac New Zealand markets.

[2]  Prior period comparatives have been restated to include Westpac Pacific.

3  In 2015 changes were made to derivative valuation methodologies, which included the first time adoption of a FVA to the fair value of derivatives. The impact of these changes resulted in a $122 million reduction in derivative valuation adjustments.

24 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Review of Group operations

Markets Value at Risk (VaR)1

$m	High	Low	Average
Six months ended 30 September 2016	9.7	4.7	7.0
Six months ended 31 March 2016	14.2	5.1	9.7
Six months ended 30 September 2015	11.7	5.7	7.6

The components of Markets VaR are as follows:

Average	Half Year	Half Year	Half Year
$m	Sept 2016	March 2016	Sept 2015
Interest rate risk	3.9	5.7	4.2
Foreign exchange risk	3.0	5.1	2.0
Equity risk	0.3	0.3	0.3
Commodity risk[2]	2.4	3.0	3.1
Credit and other market risks[3]	2.5	2.6	3.1
Diversification benefit	(5.1)	(7.0)	(5.1)
Net market risk	7.0	9.7	7.6

[1]  The daily VaR presented above reflects a divisional view of VaR. It varies from presentations of VaR in Westpac’s 2016 Annual Report and Australian Prudential Standard (APS) 330 Prudential Disclosure under Basel III where market risk disclosures are segregated into trading and banking book. VaR measures the potential for loss using a history of price volatility.

[2]  Includes electricity risk.

[3]  Includes pre-payment risk and credit spread risk (exposures to generic credit rating bonds).

Westpac Group 2016 Full Year Results Announcement | 25

2016 Full Year Financial Results Review of Group operations

2.2.8                   Operating expenses1

$m	Half Year Sept 16	Half Year March 16	% Mov't Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	% Mov't Sept 16 - Sept 15
Staff expenses	(2,293)	(2,298)	-	(4,591)	(4,631)	(1)
Occupancy expenses	(466)	(473)	(1)	(939)	(934)	1
Technology expenses	(1,008)	(914)	10	(1,922)	(1,751)	10
Other expenses	(712)	(734)	(3)	(1,446)	(1,319)	10
Total expenses	(4,479)	(4,419)	1	(8,898)	(8,635)	3

Second Half 2016 – First Half 2016

Operating expenses increased $60 million or 1% compared to First Half 2016, driven by increased costs related to the Group’s investment programs ($67 million) which are mostly reflected in higher technology expenses. Productivity benefits increased 27% to $147 million and these more than offset growth in operating costs ($99 million) and higher regulation and compliance costs ($41 million).

Staff expenses were little changed compared to First Half 2016. Productivity benefits from simplifying the organisation and digitising processes, was largely offset by the full period impact of salary increases and higher investment costs related to both growth/productivity initiatives and regulation/compliance programs.

Occupancy expenses were lower in the half ($7 million), with benefits from property consolidation more than offsetting annual rental expense increases.

Technology expenses increased $94 million or 10% compared to First Half 2016 due to the impact of completed investments resulting in higher amortisation of software assets ($29 million). At the same time depreciation of IT equipment ($16 million) also increased. Technology services costs were also higher in the half ($56 million) from increased investment spend, partly offset by lower telecommunication costs.

Other expenses decreased $22 million or 3% compared to First Half 2016 primarily from seasonally lower cards reward redemptions, reduced advertising and disciplined cost management. This was partly offset by higher regulation/compliance costs and postage charges from changes in postage rates.

Full Year 2016 – Full Year 2015

Operating expenses increased $263 million or 3% compared to Full Year 2015, primarily related to the Group’s investment programs ($314 million), including the impact of a 20% increase in investment spend. A 10% increase in productivity benefits to $263 million, has more than offset growth in operating costs ($122 million2) and the impact of higher regulation and compliance related costs ($90 million).

Staff expenses decreased $40 million or 1% during the year. A reduction in average FTE from productivity initiatives related to digitising processes and simplifying the organisation; and the removal of BTIM salary expenses, was partly offset by higher restructuring costs ($30 million) and annual salary increases.

Occupancy expenses were little changed with higher rental expenses related to the relocation of various Sydney locations to new premises at Barangaroo, largely offset by the benefit of corporate property consolidation and branch network optimisation.

Technology expenses increased $171 million or 10% compared to Full Year 2015. This was due to both increased investment spending, and directly expensing a higher proportion of that spending, which drove an increase to technology services expenses ($121 million). Software maintenance and licence costs were higher ($57 million) from volume increases and investment related licences following delivery of enhancements to Westpac Live, BT Panorama and other digital innovations.

Other expenses increased $127 million or 10% compared to Full Year 2015 largely from an increase in professional and processing services costs ($122 million) related to the Group’s investment programs, higher outsourced operational costs from increased volumes and increased regulation and compliance related expenses.

[1]  Refer to Section 4 Note 5 for reported results breakdown. Refer to Section 5 Note 5 for cash earnings breakdown. As discussed in Section 1.3, commentary is on a cash earnings basis.

[2]  Includes lower costs following the partial sale of BTIM ($184 million).

26 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Review of Group operations

Full Time Equivalent Employees (FTE)

Analysis of movement in FTE	As at 30 Sept 2016	As at 31 March 2016	As at 30 Sept 2015	% Mov't Sept 16 - Mar 16	% Mov't Sept 16 - Sept 15
Permanent employees	32,190	32,021	32,620	1	(1)
Temporary employees	3,090	2,656	2,621	16	18
FTE	35,280	34,677	35,241	2	-
Average FTE[1]	35,097	34,767	35,840	1	(2)

Second Half 2016 – First Half 2016

FTE increased 603 or 2% compared to First Half 2016, driven primarily by a 16% increase in temporary employees to support higher volumes across the Group, regulation and compliance programs and investments in growth and productivity. This was partly offset by productivity initiatives across the Group and the sale of operations in Vanuatu (78 FTE).

Full Year 2016 – Full Year 2015

FTE were little changed over Full Year 2016. Delivery of productivity initiatives, including less permanent employees from the transfer of manual transactions to digital channels, operating model changes and the sale of operations in the Solomon Islands and in Vanuatu (138 FTE). This was offset by higher temporary employees to support regulation and compliance programs, and the investment in growth and productivity initiatives.

Investment spend

$m	Half Year Sept 16	Half Year March 16	% Mov't Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	% Mov't Sept 16 - Sept 15
Expensed	261	256	2	517	375	38
Capitalised software and fixed assets	439	271	62	710	650	9
Total	700	527	33	1,227	1,025	20
Growth and productivity	442	336	32	778	523	49
Regulatory change	161	117	38	278	260	7
Other technology	97	74	31	171	242	(29)
Total	700	527	33	1,227	1,025	20

In Full Year 2016, the Group invested $1.23 billion with spending skewed to the second half of the year. Over the year, 63% of investment was directed to growth and productivity initiatives, 23% on regulatory change and 14% on other technology programs.

In Second Half 2016, investment spending increased 33% as a number of large programs progressed from initiation into development where a higher portion of costs are also capitalised. Regulatory change costs were also higher in the second half, particularly for the Common Reporting Standard project which is providing non-resident tax information to the ATO, enhanced Responsible Lending practices, and further upgrading risk management and compliance platforms and processes.

Following the changes to accounting for technology and investment spending in 2015, the percentage of total investment spending expensed increased from 37% in Full Year 2015 to 42% in Full Year 2016.

Across major investment categories the following progress was achieved in Second Half 2016:

Growth and Productivity

●     The Group completed the St.George deposits and transactions platform upgrade to the latest version of Hogan (called Celeriti). This transactional banking platform upgrade has improved system stability and simplified integration and enablement of the Customer Service Hub;

●      Completed foundational elements of the Customer Service Hub which is at the centre of the Group’s technology strategy to accelerate and simplify systems and processes centred around the customer;

●      Continued digital investment to improve the customer experience saw Westpac mobile banking platform being rated the best mobile banking functionality by Global Research house Forrester. Additional mobile capabilities delivered across the Group included:

-     self-service for changing PINs;

-     automated opening and rollover of term deposits; and

[1] Based on a six month average.

Westpac Group 2016 Full Year Results Announcement | 27

2016 Full Year Financial Results Review of Group operations

-     St.George customers opening new accounts with fingerprint identification.

●      Following the release of the enhanced business banking online platform for St.George, BankSA and Bank of Melbourne in First Half 2016, 77% of business customers are now using the platform with significantly improved customer experience;

●      LOLA (online lending origination) has been extended to a wider product range and to new Westpac SME customers. The system has approved $1.4 billion to date and reduced loan “Time to Yes” to less than 1 day (from 15 days);

●      Walk-out-working, a standardised package of product services through a digital channel for new sole traders has been extended to St.George customers enabling electronic verification to establish working bank accounts in under 10 minutes;

●      The build-out of Panorama, the new Wealth management system, continued with the delivery of significant new capability. Financial advisors are utilising the platform and new investment modules have been released including BT Invest allowing customers to connect to Panorama through online banking; and

●      The Westpac ON Program (New Payments Platform) is part of the industry real time payments infrastructure development to enhance Australia’s payment infrastructure. Westpac is advancing in line with industry timelines.

Regulatory change programs are required to achieve compliance with regulatory requirements and obligations. In Second Half 2016, the Group invested $161 million on programs including:

●      Regulatory Reporting: including reporting changes for Stronger Super APRA Reporting, the Financial Claims Scheme and the Foreign Account Tax Compliance Act;

●      Liquidity and Capital: liquidity requirements and compliance with Basel III;

●      Sustainable Compliance Management: strengthening compliance process and systems such as Data Management and  Future of Financial Advice (FOFA); and

●      Industry Standards: industry reforms such as eConveyancing.

Other technology spend in Full Year 2016 was $171 million and included programs to further strengthen the Group’s Cyber Security capabilities.

Capitalised software

$m	Half Year Sept 16	Half Year March 16	% Mov't Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	% Mov't Sept 16 - Sept 15
Opening balance	1,651	1,654	-	1,654	2,070	(20)
Total additions	428	268	60	696	630	10
Amortisation expense	(294)	(271)	8	(565)	(545)	4
Impairment expense	(6)	-	-	(6)	(24)	(75)
Reduction of capitalised technology cost balances	-	-	-	-	(482)	(100)
Foreign exchange translation	2	-	-	2	5	(60)
Closing balance	1,781	1,651	8	1,781	1,654	8

Full Year 2016 additions increased by $66 million or 10% compared to Full Year 2015 due to a $202 million higher investment spend. Additions increased 60% during Second Half 2016 compared to First Half 2016 as transformation programs progressed from planning to development and delivery stages, which have higher capitalisation rates.

Full year 2016 software amortisation increased by $20 million or 4% compared to Full Year 2015. In the Second Half 2016 amortisation increased by $23 million or 8% compared to the First Half 2016 as more projects were completed. In addition, as part of the Group’s regular asset review, $6 million was impaired during the year relating to assets no longer delivering future economic value. Overall, the average amortisation of capitalised software assets is less than three years.

28 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results
Review of Group operations

2.2.9                   Impairment charges

$m	Half Year Sept 16	Half Year March 16	% Mov't Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	% Mov't Sept 16 - Sept 15
Individually assessed provisions (IAPs)
New IAPs	(256)	(471)	(46)	(727)	(566)	28
Write-backs	128	82	56	210	297	(29)
Recoveries	45	92	(51)	137	131	5
Total IAPs, write-backs and recoveries	(83)	(297)	(72)	(380)	(138)	175
Collectively assessed provisions (CAPs)
Write-offs	(484)	(418)	16	(902)	(793)	14
Other changes in CAPs	110	48	129	158	178	(11)
Total new CAPs	(374)	(370)	1	(744)	(615)	21
Total impairment charges	(457)	(667)	(31)	(1,124)	(753)	49

Asset quality was sound through Full Year 2016 with stressed assets to total committed exposures increasing to 1.20%, but still remaining relatively low. The rise in stress mostly reflects the impact from a slowdown in mining investment, along with a weakening of global milk prices impacting the New Zealand dairy portfolio. Impaired assets to gross loans also remained low at 0.32%, up 2 basis points over the year. The higher impaired assets principally reflect the downgrade of a small number of institutional customers in the first half of the year. These trends were reflected in impairment charges, which increased to 17 basis points of average gross loans, but still low by historical experience.

Over the year provisioning levels increased $270 million while economic overlays were little changed, up $1 million, at $389 million as at 30 September 2016, with around 51% of the overlay allocated to the sectors impacted by the slowdown in mining investment.

Second Half 2016 – First Half 2016

Impairment charges for Second Half 2016 were $457 million, down $210 million compared to First Half 2016, and were equivalent to 14 basis points of average gross loans. The decline was mostly due to lower new IAPs as the first half included a small number of institutional downgrades as indicated above.

Key movements included:

●      Total new IAPs less write-backs and recoveries were $214 million lower than First Half 2016 principally due to:

-      Institutional IAPs were $279 million lower compared to First Half 2016, reflecting a small number of large IAPs in the first half that were not repeated. This was partially offset by higher IAPs in Business Bank (up $59 million); and.

-      Write-backs and recoveries in aggregate were little changed over the half. Write-backs were higher including from the sale of some impaired exposures, while recoveries were lower.

●      Total new CAPs were little changed in Second Half 2016. Key movements included:

-      Write-offs were $66 million higher in Second Half 2016, consistent with normal seasonal patterns in unsecured personal lending. This result was impacted by a rise in auto finance delinquencies in First Half 2016, which led to write-offs in Second Half 2016 ; partially offset by

-      Benefits from other changes in CAPs were $62 million higher, reflecting lower delinquencies in Second Half 2016. The Business Bank and the Consumer Bank reported a reduction in unsecured and auto delinquencies, partially offset by higher mortgage delinquencies.

The economic overlay was little changed over the year and the half at $389 million although there was some change in the mix of the overlay and the divisions it was allocated to. In Group Businesses, there was a $5 million charge in First Half 2016 and a $16 million reduction in Second Half 2016. In Second Half 2016 these movements were largely offset by an increase in the New Zealand overlay related to the dairy industry.

Westpac Group 2016 Full Year Results Announcement | 29

2016 Full Year Financial Results
Review of Group operations

Full Year 2016 – Full Year 2015

Impairment charges of $1,124 million were up $371 million when compared to Full Year 2015.

Key movements included:

●     Total new IAPs less write-backs and recoveries were $242 million higher than Full Year 2015. New IAPs increased $161 million primarily from the downgrade of a small number of institutional customers, partially offset by lower new impairments in the Business Bank and in Westpac New Zealand. Full Year 2015 also benefited from a larger number of write-backs and recoveries, which were $81 million higher than Full Year 2016; and

●     Total new CAPs were $129 million higher due to a $109 million increase in write-offs, principally for the auto finance portfolio. The impact from other changes in CAPs was also lower, adding $20 million to the impairment charge. Total economic overlays were $1 million higher compared to Full Year 2015 with a balance of $389 million.

2.2.10            Tax expense

Second Half 2016 – First Half 2016

The effective tax rate of 30.5% in Second Half 2016 was higher than 29.3% in First Half 2016, primarily from benefits related to the finalisation of prior period taxation matters in First Half 2016, not repeating.

Full Year 2016 – Full Year 2015

The effective tax rate of 29.9% in Full Year 2016 was marginally higher than the Full Year 2015 effective tax rate of 29.4%. The increase was largely due to lower benefits following the finalisation of prior period taxation matters in 2016 compared to 2015.

2.2.11            Non-controlling interests

In Second Half 2016 the non-controlling interests represented distributions on the Group’s hybrid equity instrument 2006 TPS1 and other non-controlling interests, including the 10.1% of Westpac Bank-PNG-Limited that is not owned by Westpac.

Non-controlling interests of $6 million for Second Half 2016 were $3 million lower than First Half 2016. The reduction in non-controlling interests primarily relates to the redemption of 2006 TPS on 30 June 2016.

[1]  Non-controlling interests include distributions on 2006 Trust Preferred Securities (TPS):

Westpac TPS Trust issued 7,627,375 2006 TPS in Australia at $100 each on 21 June 2006. Prior to their redemption on 30 June 2016, the 2006 TPS were preferred units in the Westpac TPS Trust, with non-cumulative floating rate distributions which were fully franked. Westpac TPS Trust also issued one ordinary unit with an issue price of $100 to Westpac. Westpac, as holder of the ordinary unit, was entitled to any residual income or assets of the Westpac TPS Trust not distributed to holders of 2006 TPS. The 2006 TPS paid quarterly distributions (30 September, 31 December, 31 March and 30 June) in arrears. The distribution rate on 2006 TPS was calculated as the Australian 90 day bank bill rate plus 1% per annum, together multiplied by one minus the Australian corporate tax rate (30% during all periods).

30 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results
Review of Group operations

2.3                              Credit quality

The credit quality of the portfolio continued to be sound over Full Year 2016 with total stressed exposures to TCE remaining relatively low. Through the year however, the level of stress has risen with the ratio up by 21 basis points over the year to 1.20% at 30 September 2016 (see 2.3.1 Credit Quality Key Metrics).

The rise in stress is principally due to a rise in delinquencies in regions more impacted by the slowdown in mining investment as well as downgrades to some New Zealand dairy exposures affected by the prolonged low milk prices. Some changes in the reporting of hardship in mortgages also contributed to the increase in delinquency rates.

Impaired assets were also a little higher mostly due to the downgrade of a small number of larger institutional facilities in First Half 2016.

Provisioning has increased with total provisions up $270 million. The ratio of impairment provisions to impaired assets increased further to 49%. The ratio of collectively assessed provisions to credit risk weighted assets was lower at 0.76% mostly due to the regulatory increase in mortgage risk weights. Adjusting for this change the ratio would have been 0.87%.

Portfolio segments

The institutional and commercial segments continue to perform well in aggregate despite a modest increase in the stress rate. In the first half the Group regraded a small number of facilities to impaired, although these facilities had already been identified as watchlist and substandard and so did not lead to a rise in overall stress. Where stress has increased it has mostly been due to lower dairy prices impacting our New Zealand business, the slowing of the mining investment cycle and lower commodity prices.

The commercial property segment has continued to show an improvement in asset quality. After peaking in the midst of the financial crisis at 15.5% the stress ratio (stress as a percentage of total committed exposure) has now reduced to 1.3%. The level of stress is now at its lowest point in over a decade.

The small and medium business portfolio has also performed well. Where stress is emerging it is mostly attributable to sectors impacted by the slowing of the mining investment cycle and lower commodity prices, along with those industries undergoing structural change (e.g. manufacturing).

The New Zealand business portfolio has seen an increase in stress due to the challenges facing the New Zealand dairy industry from lower milk prices. A number of businesses have been downgraded to watchlist or substandard categories as a result, but are currently continuing to perform and have responded to conditions by reducing costs.

Australian mortgage 90+ day delinquencies were 0.66% at 30 September 2016, an increase of 21 basis points from 30 September 2015 and 11 basis points higher compared to 31 March 2016. Around 13 basis points of this increase is due to a change in the reporting of delinquencies for customers granted hardship assistance. The slower pace of economic growth and rising unemployment in some regions has contributed to higher delinquencies in certain areas, especially in those states and regions impacted by the slowing of the mining investment cycle. This is being offset by continued low stable delinquencies in NSW where economic activity has been robust. The investment property segment continues to have a superior delinquency profile with 90+ day delinquencies of 0.48%, well below the portfolio average of 0.66%.

Australian properties in possession were little changed, up, by seven over Full Year 2016 to 262 as at 30 September 2016. Realised mortgage losses were $66 million for Full Year 2016, equivalent to 2 basis points.

New Zealand mortgage 90+ day delinquencies improved 4 basis points from 30 September 2015 to 0.10% at 30 September 2016. The low level of delinquencies over the year reflects low interest rates and the impact of prudential controls that have materially reduced the level of higher LVR lending.

In the consumer sector, unsecured consumer delinquencies trended higher over Full Year 2016 due to increased stress in regions impacted by the slowing of the mining investment. The auto finance portfolio delinquencies reduced over Second Half 2016 following improvements in collections processes. Total Group other consumer 90+ day delinquencies increased 4 basis points from 30 September 2015 and reduced 31 basis points from 31 March 2016, mostly from seasonal trends and changes to collections practices. The increase was due to the Australian portfolios with New Zealand delinquencies declining over the year and the half. New Zealand other consumer 90+ day delinquencies decreased 7 basis points since 30 September 2015 to 0.48%.

Provisioning

Westpac has maintained appropriate provisioning coverage with:

•     The ratio of impaired asset provisions to total impaired assets remains high at 49.4% (up 3.1% during the Full Year 2016); and

•     The ratio of collectively assessed provisions to credit risk weighted assets was 0.76% with the ratio falling 10 basis points from 0.86% at 30 September 2015. This is due to the additional credit risk weighted asset requirements introduced by APRA for Australian residential mortgages.

Westpac Group 2016 Full Year Results Announcement | 31

2016 Full Year Financial Results
Review of Group operations

Total impairment provisions were $3,602 million with IAPs of $869 million and CAPs of $2,733 million.

IAPs have increased by $200 million primarily from a small number of large institutional names downgraded to impaired during First Half 2016.

CAPs balances were $70 million higher compared to Full Year 2015. Excluding foreign currency translation impacts, movements in CAPs can principally be traced to provision increases relating to higher stressed assets and increasing delinquencies.

The economic overlay balance was little changed during Full Year 2016. The provision balance was $1 million higher at $389 million at 30 September 2016. Most of the economic overlay has been set for the mining and manufacturing sectors and the New Zealand Dairy sector.

2.3.1                   Credit quality key metrics

	As at 30 Sept 16	As at 31 March 16	As at 30 Sept 15	As at 31 March 15
Stressed exposures by credit grade as a % of TCE:
Impaired	0.22%	0.26%	0.20%	0.24%
90 days past due and not impaired	0.33%	0.28%	0.25%	0.26%
Watchlist and substandard	0.65%	0.49%	0.54%	0.62%
Total stressed exposures	1.20%	1.03%	0.99%	1.12%

Gross impaired assets to TCE for business and institutional:
Business Australia	0.55%	0.59%	0.64%	0.75%
Business New Zealand	0.71%	0.77%	0.90%	0.96%
Institutional	0.32%	0.40%	0.16%	0.18%

90 days past due for mortgages:
Group	0.61%	0.52%	0.42%	0.45%
Australia	0.66%	0.55%	0.45%	0.47%
New Zealand	0.10%	0.15%	0.14%	0.25%

90 days past due for other consumer loans:
Group	1.11%	1.42%	1.07%	1.17%
Australia	1.17%	1.49%	1.11%	1.20%
New Zealand	0.48%	0.56%	0.55%	0.81%

Other:
Gross impaired assets to gross loans	0.32%	0.39%	0.30%	0.35%
Gross impaired asset provisions to gross impaired assets	49.4%	47.6%	46.3%	47.8%
Total provisions to gross loans	54bps	57bps	53bps	58bps
Collectively assessed provisions to performing non-housing loans[1]	123bps	124bps	123bps	128bps
Collectively assessed provisions to risk weighted assets[2]	67bps	75bps	74bps	78bps
Collectively assessed provisions to credit risk weighted assets[2]	76bps	87bps	86bps	89bps
Total provisions to risk weighted assets[2]	88bps	101bps	93bps	101bps
Impairment charges to average loans annualised	14bps	21bps	13bps	11bps
Net write-offs to average loans annualised	19bps	13bps	21bps	16bps

[1]   Non-housing loans have been determined on a loan purpose basis.

[2]   Over Second Half 2016 the change to mortgage risk weights increased credit RWA and RWA by $43 billion. This reduced the following ratios: collectively assessed provisions to risk weighted assets by 7 basis points; collectively assessed provisions to credit RWA by 11 basis points; and total provisions to risk weighted assets by 10 basis points.

32 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results
Review of Group operations

2.4                    Balance sheet and funding

2.4.1         Balance sheet

$m	As at 30 Sept 2016	As at 31 March 2016	As at 30 Sept 2015	% Mov't Sept 16 - Mar 16	% Mov't Sept 16 - Sept 15
Assets
Cash and balances with central banks	17,015	18,811	14,770	(10)	15
Receivables due from other financial institutions	9,951	13,503	9,583	(26)	4
Trading securities, other financial assets designated at fair value and available-for-sale securities	81,833	84,331	82,287	(3)	(1)
Derivative financial instruments	32,227	39,199	48,173	(18)	(33)
Loans	661,926	640,687	623,316	3	6
Life insurance assets	14,192	13,540	13,125	5	8
Other assets	22,058	21,689	20,902	2	6
Total assets	839,202	831,760	812,156	1	3
Liabilities
Payables due to other financial institutions	18,209	21,205	18,731	(14)	(3)
Deposits and other borrowings	513,071	494,246	475,328	4	8
Other financial liabilities at fair value through income statement	4,752	7,172	9,226	(34)	(48)
Derivative financial instruments	36,076	51,230	48,304	(30)	(25)
Debt issues	169,902	165,065	171,054	3	(1)
Life insurance liabilities	12,361	11,875	11,559	4	7
Loan capital	15,805	13,017	13,840	21	14
Other liabilities	10,845	9,969	10,199	9	6
Total liabilities	781,021	773,779	758,241	1	3
Equity
Total equity attributable to owners of Westpac Banking Corporation	58,120	57,171	53,098	2	9
Non-controlling interests	61	810	817	(92)	(93)
Total equity	58,181	57,981	53,915	-	8

Second Half 2016 – First Half 2016

Key movements during the half included:

Assets

•     Cash and balances with central banks decreased $1.8 billion or 10%, reflecting lower liquid assets held in this form;

•     Receivables due from other financial institutions decreased $3.6 billion or 26%, due to lower collateral posted with derivative counterparties, mainly related to foreign currency swaps and forwards;

•     Trading securities, other financial assets designated at fair value and available-for-sale securities decreased $2.5 billion or 3%. Trading securities and other financial assets designated at fair value decreased $7.1 billion, partially offset by an increase of $4.6 billion in available-for-sale high quality liquid assets held for LCR requirements;

•     Derivative assets decreased $7.0 billion or 18%, mainly due to foreign currency translation impacts on cross currency swaps and forward contracts;

•     Loans increased $21.2 billion or 3%, mainly due to increases in Australian housing and New Zealand lending. Refer to Section 2.2.2 Loans for further information on movements; and

•     Life insurance assets increased $0.7 billion or 5%, as a result of net fund inflows and higher equity markets.

Liabilities

•      Payables due to other financial institutions decreased $3.0 billion or 14%, reflecting a decrease in Securities sold under agreement to repurchase of $6.0 billion, partially offset by higher offshore central bank deposits and interbank borrowing of $3.0 billion;

•      Deposits and other borrowings increased $18.8 billion or 4%, with growth in household and non-financial corporation segments. Refer to Section 2.2.3 Deposits and other borrowings for further information on movements;

•      Other financial liabilities at fair value through the income statement decreased $2.4 billion or 34%, reflecting reduced securities sold under agreements to repurchase;

Westpac Group 2016 Full Year Results Announcement | 33

2016 Full Year Financial Results Review of Group operations

•     Derivative liabilities decreased $15.2 billion or 30%, mainly due to foreign currency translation impacts on cross currency swaps and forward contracts;

•     Debt issues increased $4.8 billion or 3% ($3.5 billion or 4% reduction excluding foreign currency translation impacts). Refer to Section 2.4.2 Funding and Liquidity Risk Management for further information;

•     Life insurance liabilities increased by $0.5 billion or 4%, as a result of net fund inflows and higher equity markets; and

•     Loan capital increased $2.8 billion or 21%, reflecting the issue of Westpac Capital Notes 4 (Additional Tier 1 capital) of $1.7 billion and growth in subordinated debt outstandings of $1.1 billion including foreign currency translation impacts.

Equity attributable to owners of Westpac Banking Corporation increased $0.9 billion or 2% from retained profits less dividends paid, including the shares issued under the 2016 interim DRP.

Full Year 2016 – Full Year 2015

Key movements included:

Assets

•     Cash and balances with central banks increased $2.2 billion or 15%, reflecting higher liquid assets held in this form;

•     Receivables due from other financial institutions increased $0.4 billion or 4%, due to higher interbank lending, partly offset by lower collateral posted with derivative counterparties, mainly related to foreign currency swaps and forwards;

•     Trading securities, other financial assets designated at fair value and available-for-sale securities decreased $0.5 billion or 1%. Trading securities and other financial assets designated at fair value decreased $6.3 billion partially offset by an increase of $5.8 billion in available-for-sale high quality liquid assets for LCR requirements;

•     Derivative assets decreased $15.9 billion or 33%, mainly due to foreign currency translation impacts on cross currency swaps and forward contracts;

•     Loans grew $38.6 billion or 6%, mainly due to increases in Australian housing and New Zealand lending. Refer to Section 2.2.2 Loans for further information on movements; and

•     Life insurance assets increased by $1.1 billion or 8%, as a result of net fund inflows and higher equity markets.

Liabilities

•     Payables due to other financial institutions decreased $0.5 billion or 3%, reflecting a reduction in collateral received from derivative counterparties, partly offset by higher offshore central bank deposits and interbank borrowing.

•     Deposits and other borrowings increased $37.7 billion or 8%, largely from growth in household and non-financial corporation segments. Refer to Section 2.2.3 Deposits and other borrowings for further information on movements;

•     Other financial liabilities at fair value through the income statement decreased $4.5 billion or 48%, due to reduced funding of securities through repurchase agreements;

•     Derivative liabilities decreased $12.2 billion or 25%, mainly due to foreign currency translation impacts on cross currency swaps and forward contracts;

•     Debt issues decreased $1.2 billion or 1% ($5.4 billion or 3% increase excluding foreign currency translation impacts). Refer to Section 2.4.2 Funding and Liquidity Risk Management for further information;

•     Life insurance liabilities increased by $0.8 billion or 7%, as a result of net fund inflows and higher equity markets; and

•     Loan capital increased $2.0 billion or 14%, reflecting the issue of Westpac Capital Notes 4 (Additional Tier 1 capital) of $1.7 billion and growth in subordinated debt outstandings of $0.3 billion including foreign currency translation impacts.

Equity attributable to owners of Westpac Banking Corporation increased $5.0 billion or 9%, reflecting shares issued under the Share Entitlement Offer, 2015 final and 2016 interim DRPs, and retained profits, less dividends paid during the year.

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2.4.2                   Funding and liquidity risk management

Liquidity risk is the risk that the Group will be unable to fund assets and meet obligations as they become due. This type of risk is inherent in all banks through their role as intermediaries between depositors and borrowers. The Group has a liquidity risk management framework designed with the objective of meeting cash flow obligations under a wide range of market conditions, including name specific and market-wide stress scenarios, as well as meeting the regulatory requirements of the LCR1.

Liquid Assets

As at 30 September 2016, Westpac held $144.3 billion in unencumbered liquid assets (30 September 2015: $135.6 billion). This portfolio can be used as eligible collateral for repurchase with a central bank. At 30 September 2016 the portfolio comprised:

•     $67.6 billion of cash, deposits at central banks, government and semi-government bonds;

•     $21.0 billion of repo-eligible private securities and deposits with other banks; and

•     $55.7 billion of self-originated AAA rated mortgage backed securities, which are eligible collateral for repurchase agreement with the RBA or the RBNZ.

LCR

The LCR requires banks to hold sufficient high-quality liquid assets, as defined, to withstand 30 days under a regulator-defined acute stress scenario.

Given the limited amount of government debt in Australia, the RBA, jointly with APRA, makes available to ADIs a CLF. Subject to satisfaction of qualifying conditions, the CLF can be accessed to help meet the LCR requirement. In order to have access to a CLF, ADIs are required to pay a fee of 15 basis points (0.15%) per annum to the RBA on the approved facility. APRA approved CLF allocation for Westpac of $58.6 billion for the 2016 calendar year (2017 calendar year: $49.1 billion).

Westpac maintains a buffer over the regulatory minimum of 100%. The Group’s LCR as at 30 September 2016, including the CLF of $58.6 billion, was 134% (30 September 2015: 121%) and the average LCR for the quarter ending 30 September 2016 was 129%2.

Net Stable Funding Ratio (NSFR)

The Group will be required to maintain a NSFR, designed to encourage longer-term funding resilience, of at least 100% when regulation comes into effect on 1 January 2018. On 29 September, APRA released a revised draft of the liquidity standard APS 210 which incorporates  NSFR requirements. Based on this latest guidance from APRA, Westpac had an NSFR above 100% on 30 September 2016 and expects to be compliant by 1 January 2018.

Funding

The Group monitors the composition and stability of its funding so that it remains within the Group’s funding risk appetite. Stable sources include customer deposits, wholesale term funding with a residual maturity greater than 12 months, securitisation and equity.

As at 30 September 2016, 84.8% of the Group’s total funding came from stable sources, up 104 basis points from 30 September 2015, due mainly to an increase in customer deposits and equity. Customer deposits increased by 161 basis points to 60.9% of the Group’s total funding, reflecting growth in term deposits, while funding from equity increased by 27 basis points to 7.7%, due largely to the impact of the capital raising in November 2015.

Wholesale term funding with a residual maturity greater than one year decreased 39 basis points to 15.0% of funding, as did funding from securitisation, down 44 basis points to 1.2%.

At 30 September 2016, the Group had $116.1 billion of wholesale funding with a residual maturity within one year, representing 15.2% of the Group’s total funding (30 September 2015: 16.2%). This short term funding had a weighted average maturity of 134 days and is more than covered by the $144.3 billion of repo-eligible liquid assets held by the Group.

In Full Year 2016, the Group raised $41.8 billion of long term wholesale funding. This was above the average of the last three years from several benchmark trades which exceeded volume expectations, the issue of longer duration bonds as the Group continues to lengthen its funding profile ahead of the introduction of the NSFR and some pre-funding for Full Year 2017. New term issuance (excluding securitisation) had a weighted average maturity of 5.4 years (30 September 2015: 4.9 years) and came at a higher cost compared to the previous year, reflecting wider spreads and the longer average duration.

[1] Refer to Glossary for definition. [2] Calculated as a simple average of the LCR for 31 July 2016, 31 August 2016 and 30 September 2016.

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2016 Full Year Financial Results Review of Group operations

The Group’s approach to wholesale funding includes maintaining diversity across product, tenor and currency. In Full Year 2016, the Group executed benchmark senior and covered bond trades in several major currencies and an auto ABS transaction in A$. New term issuance also included $3.6 billion in Additional Tier 1 and Tier 2 capital.

Liquidity coverage ratio

$m	As at 30 Sept 16	As at 31 March 16	As at 30 Sept 15	% Mov't Sept 16 - Mar 16	% Mov't Sept 16 - Sept 15
High Quality Liquid Assets (HQLA)[1]	69,360	66,207	60,705	5	14
Committed Liquidity Facility (CLF)[1]	58,600	58,600	66,000	-	(11)
Total LCR liquid assets	127,960	124,807	126,705	3	1
Cash outflows in a modelled 30-day APRA defined stressed scenario
Customer deposits	63,521	63,205	64,922	-	(2)
Wholesale funding	13,149	13,433	15,006	(2)	(12)
Other flows[2]	19,152	21,297	24,679	(10)	(22)
Total	95,822	97,935	104,607	(2)	(8)
LCR[3]	134%	127%	121%	large	large

Funding by residual maturity

	As at 30 Sept 2016		As at 31 March 2016		As at 30 Sept 2015
	$m	Ratio %	$m	Ratio %	$m	Ratio %
Wholesale funding
Less than 6 months	73,284	9.6	72,417	9.8	71,962	10.0
6 to 12 months	10,638	1.4	16,649	2.3	17,473	2.4
Long term to short term scroll[4]	32,150	4.2	33,880	4.6	27,210	3.8
Wholesale funding - residual maturity less than 12 months	116,072	15.2	122,946	16.7	116,645	16.2
Securitisation	9,445	1.2	10,137	1.4	12,034	1.7
Greater than 12 months	115,264	15.0	104,040	14.1	111,195	15.4
Wholesale funding - residual maturity greater than 12 months	124,709	16.2	114,177	15.5	123,229	17.1
Customer deposits	466,608	60.9	441,968	60.0	427,144	59.3
Equity[5]	58,726	7.7	57,748	7.8	53,284	7.4
Total funding[6]	766,115	100.0	736,839	100.0	720,302	100.0

Deposits to net loans ratio

	As at 30 Sept 2016		As at 31 March 2016		As at 30 Sept 2015
	$m	Ratio %	$m	Ratio %	$m	Ratio %
Customer deposits	466,608		441,968		427,144
Net loans	661,926	70.5	640,687	69.0	623,316	68.5

[1]  Refer to Glossary for definition.

[2]  Other flows includes credit and liquidity facilities, collateral outflows and inflows from customers.

[3]  Calculated on a spot basis.

[4]  Scroll represents wholesale funding with an original maturity greater than 12 months that now has a residual maturity less than 12 months.

[5]  Equity less FX translation, Available-for-Sale Securities and Cash Flow Hedging Reserves.

[6]  There were no Additional Tier 1 capital balances classified as Equity as at 30 September 2016 due to the redemption of 2006 TPS. During 2015 there was $0.8 billion of Additional Tier 1 capital balances included in wholesale funding.

36 | Westpac Group 2016 Full Year Results Announcement

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Funding view of the balance sheet

$m	Total liquid assets[1]	Customer deposits	Wholesale funding	Customer franchise	Market inventory	Total
As at 30 Sept 2016
Total assets	144,284	-	-	620,856	74,062	839,202
Total liabilities	-	(466,608)	(240,781)	-	(73,632)	(781,021)
Total equity	-	-	-	(58,726)	545	(58,181)
Total	144,284	(466,608)	(240,781)	562,130	975	-
Net loans[2]	56,057	-	-	605,869	-	661,926
As at 31 March 2016
Total assets	138,505	-	-	597,132	96,123	831,760
Total liabilities	-	(441,968)	(236,313)	-	(95,498)	(773,779)
Total equity	-	-	(810)	(57,748)	577	(57,981)
Total	138,505	(441,968)	(237,123)	539,384	1,202	-
Net loans[2]	58,220	-	-	582,467	-	640,687
As at 30 Sept 2015
Total assets	135,619	-	-	580,451	96,086	812,156
Total liabilities	-	(427,144)	(239,057)	-	(92,040)	(758,241)
Total equity	-	-	(817)	(53,284)	186	(53,915)
Total	135,619	(427,144)	(239,874)	527,167	4,232	-
Net loans[2]	57,249	-	-	566,067	-	623,316

[1] Refer Glossary for definition. [2] Liquid assets in net loans include internally securitised assets that are eligible for re-purchase agreements with the RBA/RBNZ.

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2016 Full Year Financial Results Review of Group operations

2.5        Capital and Dividends

	As at	As at	As at	Mov't	Mov't
	30 Sept	31 March	30 Sept	Sept 16 -	Sept 16 -
	2016	2016	2015	Mar 16	Sept 15
Regulatory capital structure
Common equity Tier 1 capital after deductions ($m)	38,875	38,041	34,069	2	14
Risk weighted assets (RWA) ($m)	410,053	363,248	358,580	13	14
Common equity Tier 1 capital ratio	9.5%	10.5%	9.5%	(99bps)	(2bps)
Additional Tier 1 capital	1.7%	1.6%	1.9%	5bps	(19bps)
Tier 1 capital ratio	11.2%	12.1%	11.4%	(94bps)	(21bps)
Tier 2 capital	1.9%	1.9%	1.9%	3bps	6bps
Total regulatory capital ratio	13.1%	14.0%	13.3%	(91bps)	(15bps)
APRA leverage ratio	5.2%	5.0%	4.8%	19bps	44bps

Westpac’s preferred capital range

Westpac’s preferred range for its common equity Tier 1 (CET1) capital ratio is 8.75% - 9.25%. The CET1 preferred range takes into consideration:

●     Current regulatory minimums;

●     The capital conservation buffer (CCB) (including Westpac’s D-SIB surcharge), which came into effect on 1 January 2016;

●     Stress testing to calibrate an appropriate buffer against a downturn; and

●     Quarterly volatility of capital ratios under Basel III due to the half yearly cycle of ordinary dividend payments.

The CCB applicable to Westpac as at 30 September 2016 totals 3.5% and includes a base requirement of 2.5% and Westpac’s D-SIB surcharge of 1%. Should the CET1 capital ratio fall within the CCB (currently between 4.5% and 8.0%) restrictions on distributions apply. Distributions for this purpose are defined as payment of dividends, discretionary bonuses and Additional Tier 1 capital distributions.

The preferred capital range is not currently impacted by the countercyclical buffer requirement, which also came into effect on 1 January 2016, as it is currently set to zero in Australia and New Zealand1.

Second Half 2016 common equity Tier 1 capital ratio movement

Westpac’s CET1 capital ratio was 9.48% at 30 September 2016, 99 basis points lower than recorded at 31 March 2016 mostly from the impact of APRA’s revision to the calculation of RWA for Australian residential mortgages, which came into effect on 1 July 2016 and reduced the CET1 capital ratio by 110 basis points2. Details of the movements in the CET1 capital ratio over the half are listed below:

[1]   The countercyclical buffer has been activated in other jurisdictions where Westpac has exposure. Westpac’s countercyclical buffer requirement resulting from these exposures is less than 1 basis point at 30 September 2016. Refer to Appendix I in the September 2016 Pillar 3 Report.

[2]   Refer APRA media release entitled ‘APRA increases capital adequacy requirements for residential mortgage exposures under the internal ratings-based approach’, 20 July 2015.

38 | Westpac Group 2016 Full Year Results Announcement

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Organic capital generation of 15 basis points included:

●     Second Half 2016 cash earnings of $3.9 billion (96 basis point increase);

●     The 2016 interim dividend payment net of shares issued to satisfy the DRP (69 basis point decrease);

●     An increase in RWA (excluding foreign currency translation impacts, RWA efficiency initiatives and regulatory modelling changes) (6 basis point decrease); and

●     Other movements reduced the CET1 capital ratio by 6 basis points and included higher capitalised expenditure (3 basis points decrease), higher capitalised software (2 basis points decrease), increased capital retained in non-consolidated subsidiaries (5 basis points decrease) and other movements (4 basis points increase).

Other items impacted the CET1 capital ratio by 4 basis points including:

●     RWA efficiency initiatives decreased RWA by $5.7 billion (14 basis points increase) (discussed further below);

●     Regulatory modelling changes increased RWA by $4.6 billion (12 basis points decrease), including a new requirement to hold capital for credit spread risk for liquid assets in the banking book which came into effect on 1 July 2016 (9 basis points decrease), and other minor changes to credit RWA (3 basis points decrease); and

●     The impact of foreign currency translation, mostly related to NZ$ lending, increased credit RWA by $2.3 billion (6 basis points decrease).

Additional Tier 1 and Tier 2 capital movement for Second Half 2016

During the half:

●     Trust Preferred Securities 2006 (TPS 2006) were redeemed, which reduced Additional Tier 1 capital by $0.8 billion or 18 basis points;

●     Westpac Capital Notes 4 were issued, which increased Additional Tier 1 capital by $1.7 billion or 42 basis points; and

●     Tier 2 capital instruments were issued, which increased Tier 2 capital by $1.1 billion or 26 basis points.

Additional Tier 1 and Tier 2 capital ratios were broadly flat over the half, as the impact of these changes were largely offset by the impact of higher RWA.

Full Year 2016 common equity Tier 1 capital ratio movement

The 30 September 2016 CET1 capital ratio of 9.48% is 2 basis points lower than reported at 30 September 2015 and reflects:

●     $3.5 billion of CET1 capital raised (96 basis points increase), which was more than offset by the impact of APRA’s revision to the calculation of RWA for Australian residential mortgages which came into effect on 1 July 2016 and increased RWA by $43 billion (110 basis points decrease);

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2016 Full Year Financial Results Review of Group operations

●     Organic capital generation added 14 basis points with cash earnings (net of dividends) and shares issued to satisfy the DRP adding 63 basis points. These gains were partially offset by ordinary growth in RWA (32 basis points decrease) and other capital movements (17 basis points decrease); and

●     Other items resulted in a 2 basis points decrease in the CET1 capital ratio. These included RWA efficiency initiatives (18 basis points increase), regulatory modelling changes (8 basis points decrease), foreign currency translation impacts (8 basis points decrease) and an increase in the accounting obligation for the defined benefit pension plan (4 basis points decrease).

Risk Weighted Assets (RWA)

$m	As at 30 Sept 2016	As at 31 March 2016	As at 30 Sept 2015	% Mov't Sept 16 - Mar 16	% Mov't Sept 16 - Sept 15
Corporate[1]	81,550	83,706	80,998	(3)	1
Business lending[2]	32,871	31,082	32,283	6	2
Sovereign[3]	1,669	1,434	1,775	16	(6)
Bank[4]	6,815	7,884	8,401	(14)	(19)
Residential mortgages	123,966	77,804	73,295	59	69
Australian credit cards	5,904	6,617	6,218	(11)	(5)
Other retail	13,805	13,893	12,926	(1)	7
Small business[5]	11,930	11,150	7,794	7	53
Specialised lending: Property and project finance[6]	57,961	56,443	55,752	3	4
Securitisation[7]	4,067	4,424	4,109	(8)	(1)
Standardised	9,228	8,923	16,148	3	(43)
Mark-to-market related credit risk	9,046	9,688	10,643	(7)	(15)
Credit risk	358,812	313,048	310,342	15	16
Market risk	7,861	9,024	10,074	(13)	(22)
Operational risk[8]	33,363	32,329	31,010	3	8
Interest rate risk in the banking book (IRRBB)	5,373	4,678	2,951	15	82
Other	4,644	4,169	4,203	11	10
Total	410,053	363,248	358,580	13	14

Second Half 2016 – First Half 2016

Movements in RWA for the Second Half 2016 were as follows:

●     Credit risk RWA increased $45.8 billion or 14.6% which included:

-       APRA’s revision to the calculation of RWA for Australian residential mortgages, which came into effect on 1 July 2016 ($43 billion increase);

-       Growth in the portfolio added $7.0 billion to credit RWA;

-       RWA efficiency initiatives decreased RWA by $5.7 billion and included:

o     Management of unutilised limits and derivative exposures ($3.0 billion decrease); and

o     Data improvements and refinements to parameters for certain derivative, corporate and mortgage exposures ($2.7 billion decrease).

-       Foreign currency translation impacts, mostly related to NZ$ lending, increased RWA by $2.3 billion;

[1]   Corporate – Typically includes exposure where the borrower has annual turnover greater than $50 million, and other business exposures not captured under the definitions of either Business lending or Small Business.

[2]   Business lending – Includes exposures where the borrower has annual turnover less than or equal to $50 million and exposure greater than $1 million.

[3]   Sovereign – includes exposures to Governments themselves and other non-commercial enterprises that are owned or controlled by them.

[4]   Bank – includes exposures to licensed banks and their owned or controlled subsidiaries, and overseas central banks.

[5]   Small business – includes business lending exposures less than or equal to $1 million.

[6]   Specialised lending: property and project finance – includes exposures to entities created to finance and/or operates specific assets where, apart from the income received from the assets being financed, the borrower has little or no independent capacity to repay from other activities or assets.

[7]   Securitisation – exposures reflect Westpac’s involvement in activities ranging from originator to investor and include the provision of securitisation services for clients wishing to access capital markets.

[8]   Operational risk – the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events, including legal risk but excluding strategic or reputational risk.

40 | Westpac Group 2016 Full Year Results Announcement

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-       Improved credit quality decreased RWA by $1.2 billion;

-       RWA measurement changes increased credit RWA by $1.0 billion and included:

o     Reclassification of exposures to the small business and business lending categories ($0.6 billion increase); and

o     Updates to Loss Given Default (LGD) parameters for corporate exposures  ($0.4 billion increase); and

-       Reduction in mark-to-market related credit risk of $0.6 billion.

●     Non-credit RWA increased $1.0 billion primarily due to:

-       Interest rate risk in the banking book (IRRBB) RWA increased $0.7 billion. The requirement to hold capital for credit spread risk for liquid assets in the banking book, which came into effect on 1 July 2016, increased RWA by $3.6 billion. This was partially offset by a higher embedded gain in the portfolio from falling market interest rates over the period and lower RWA for repricing and yield curve risk ($2.9 billion decrease);

-       Market risk RWA decreased $1.2 billion mainly from a reduction in the level of interest rate risk exposure in the trading book;

-       Operational risk RWA increased $1.0 billion; and

-       Other increased $0.5 billion.

Full Year 2016 – Full Year 2015

●     Credit risk RWA increased $48.5 billion or 15.6% due to:

-       APRA’s revision to the calculation of RWA for Australian residential mortgages, which came into effect on 1 July 2016 ($43 billion increase);

-       Growth in the portfolio added $13.9 billion to credit RWA over the year;

-       RWA efficiency initiatives decreased credit RWA by $7.0 billion;

-       Reduction in mark-to-market related credit risk of $1.6 billion;

-       RWA measurement changes decreased credit RWA by $0.7 billion, including:

o     Moving from standardised to advanced modelling for the Lloyds asset finance portfolio ($2.1 net decrease);

o     Reclassification of exposures to the small business and business lending categories ($0.7 billion net decrease); and

o     Updates to model parameters for unsecured and corporate exposures ($2.1 billion net increase).

-       Foreign currency translation impacts, mostly related to NZ$ and US$ lending, increased RWA by $0.6 billion; and

-       Changes in credit quality increased RWA by $0.3 billion.

●     Non-credit RWA increased $3.0 billion primarily due to:

-      Interest rate risk in the banking book (IRRBB) RWA increased $2.4 billion. The requirement to hold capital for credit spread risk for liquid assets in the banking book, which came into effect on 1 July 2016, increased RWA by $3.6 billion. This was partially offset by a higher embedded gain in the portfolio from falling market interest rates over the period and lower RWA for repricing and yield curve risk ($1.2 billion decrease);

-      Operational risk RWA increased $2.4 billion;

-      Market risk RWA decreased $2.2 billion mainly from a reduction in the level of interest rate risk exposure in the trading book; and

-      Other increased $0.4 billion.

Leverage ratio

The leverage ratio represents the amount of Tier 1 capital relative to exposure. At 30 September 2016, Westpac’s leverage ratio1 was 5.2%, up 19 basis points since 31 March 2016. The increase is primarily due to higher retained earnings and a net increase in Additional Tier 1 capital, partly offset by growth in exposures.

APRA has yet to prescribe any minimum leverage ratio requirements.

[1]  The leverage ratio is based on the same definition of Tier 1 capital as used for APRA capital requirements and is not comparable to the Basel Committee for Banking Supervision leverage ratio calculation.

Westpac Group 2016 Full Year Results Announcement | 41

2016 Full Year Financial Results Review of Group operations

Internationally comparable capital ratios

The APRA Basel III capital adequacy requirements are more conservative than those of the Basel Committee on Banking Supervision (BCBS), leading to lower reported capital ratios when compared to international peers. APRA conducted a study in July 2015 outlining its methodology for measuring internationally comparable capital ratios. For details on the adjustments refer to Westpac’s 2016 Full Year Investor Discussion Pack, available at https://www.westpac.com.au/about-westpac/investor-centre/financial-information/. Based on this study, Westpac’s internationally comparable CET1 capital ratio is 14.4% and internationally comparable total regulatory capital ratio is 17.7% at 30 September 2016. The internationally comparable leverage ratio is 5.9% at 30 September 2016.

Dividends

Ordinary dividend (cents per share)	Half Year Sept 16	Half Year March 16	% Mov't Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	% Mov't Sept 16 - Sept 15
Interim (fully franked)	-	94	-	94	93	1
Final (fully franked)	94	-	-	94	94	-
Total ordinary dividend	94	94	-	188	187	1

Payout ratio (reported)	83.9%	84.5%	(69bps)	84.2%	73.4%	large
Payout ratio (cash earnings)	80.3%	80.3%	(6bps)	80.3%	75.4%	large
Adjusted franking credit balance ($m)	911	844	8	911	793	15
Imputation credit (cents per share - NZ)	7.0	7.0	-	14.0	12.0	17

The Board has determined a final fully franked dividend of 94 cents per share, to be paid on 21 December 2016, to shareholders on the register at the record date of 15 November 20161. The final dividend represents a payout ratio on a cash basis of 80.3%. In addition to being fully franked, the dividend will also carry NZ$0.07 of New Zealand imputation credits that may be used by New Zealand tax residents.

The Board has determined to satisfy the DRP for the 2016 final dividend by issuing Westpac ordinary shares. The Market Price used to determine the number of shares to be issued to DRP participants will be set over the 10 trading days commencing 18 November 2016. The Market Price at which ordinary shares will be issued under the DRP will not include any discount.

[1] Record date in New York is 14 November 2016.

42 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Review of Group operations

Capital adequacy

$m	As at 30 Sept 2016	As at 31 March 2016	As at 30 Sept 2015
Common equity Tier 1 capital
Paid up ordinary capital	33,469	33,155	29,280
Treasury shares	(367)	(369)	(308)
Equity based remuneration	1,156	1,133	1,055
Foreign currency translation reserve	(447)	(438)	(217)
Accumulated other comprehensive income	17	(48)	(18)
Non-controlling interests - other	60	55	62
Retained earnings	24,379	23,756	23,172
Less retained earnings in life and general insurance, funds management and securitisation entities	(1,290)	(1,156)	(1,189)
Deferred fees	258	98	135
Total common equity Tier 1 capital	57,235	56,186	51,972
Deductions from common equity Tier 1 capital
Goodwill (excluding funds management entities)	(8,670)	(8,745)	(8,871)
Deferred tax assets	(1,544)	(1,499)	(1,363)
Goodwill in life and general insurance, funds management and securitisation entities	(1,069)	(1,069)	(1,049)
Capitalised expenditure	(1,859)	(1,749)	(1,576)
Capitalised software	(1,521)	(1,430)	(1,461)
Investments in subsidiaries not consolidated for regulatory purposes	(1,533)	(1,425)	(1,411)
Regulatory expected loss in excess of eligible provisions[1]	(737)	(730)	(696)
General reserve for credit losses adjustment[1]	(299)	(208)	(112)
Securitisation	-	(3)	(5)
Equity investments	(935)	(1,045)	(1,076)
Regulatory adjustments to fair value positions	(192)	(238)	(281)
Other Tier 1 deductions	(1)	(4)	(2)
Total deductions from common equity Tier 1 capital	(18,360)	(18,145)	(17,903)
Total common equity Tier 1 capital after deductions	38,875	38,041	34,069

Additional Tier 1 capital
Basel III complying instruments	5,720	4,019	4,019
Basel III non complying instruments	1,190	1,945	2,710
Total Additional Tier 1 capital	6,910	5,964	6,729
Net Tier 1 regulatory capital	45,785	44,005	40,798

Tier 2 capital
Basel III complying instruments	4,742	3,672	2,882
Basel III non complying instruments	3,840	3,878	4,098
Eligible general reserve for credit loss	48	48	80
Basel III transitional adjustment	(429)	(467)	(118)
Total Tier 2 capital	8,201	7,131	6,942
Deductions from Tier 2 capital
Investments in subsidiaries not consolidated for regulatory purposes	(140)	(140)	(140)
Holdings of own and other financial institutions Tier 2 capital instruments	(78)	(66)	(66)
Total deductions from Tier 2 capital	(218)	(206)	(206)
Net Tier 2 regulatory capital	7,983	6,925	6,736
Total regulatory capital	53,768	50,930	47,534
Risk weighted assets	410,053	363,248	358,580
Common equity Tier 1 capital ratio	9.5%	10.5%	9.5%
Additional Tier 1 capital	1.7%	1.6%	1.9%
Tier 1 capital ratio	11.2%	12.1%	11.4%
Tier 2 capital	1.9%	1.9%	1.9%
Total regulatory capital ratio	13.1%	14.0%	13.3%

[1]  During First Half 2016, the general reserve for credit loss (GRCL) adjustment increased following changes to factors used in its calculation. However these changes did not affect the calculation of regulatory expected loss and so had no net impact on the overall level of common equity Tier 1 capital.

Westpac Group 2016 Full Year Results Announcement | 43

2016 Full Year Financial Results
Review of Group operations

Capital deduction for regulatory expected credit loss

For capital adequacy purposes APRA requires the amount of regulatory expected credit losses in excess of eligible provisions to be deducted from CET1 capital. The table below shows the calculation of this capital deduction.

$m	As at 30 Sept 2016	As at 31 March 2016	As at 30 Sept 2015
Provisions associated with eligible portfolios
Total provisions for impairment charges (Section 4 Note 10)	3,602	3,669	3,332
plus general reserve for credit losses adjustment[1]	299	208	112
plus provisions associated with partial write-offs	208	288	361
less ineligible provisions[2]	(68)	(72)	(135)
Total eligible provisions	4,041	4,093	3,670
Regulatory expected downturn loss	4,778	4,823	4,351
Shortfall in eligible provisions compared to regulatory expected downturn loss	737	730	681
Common equity Tier 1 capital deduction for regulatory expected downturn loss in excess of eligible provisions[3]	(737)	(730)	(696)

[1]  During First Half 2016, the general reserve for credit loss (GRCL) adjustment increased following changes to factors used in its calculation. However these changes did not affect the calculation of regulatory expected loss and so had no net impact on the overall level of common equity Tier 1 capital.

[2]  Provisions associated with portfolios subject to the Basel standardised approach to credit risk are not eligible.

[3]  Regulatory expected loss is calculated for portfolios subject to the Basel advanced IRB approach to credit risk. The comparison between regulatory expected loss and eligible provisions is performed separately for defaulted and non-defaulted exposures. As at 30 September 2016, there was not an excess of eligible provisions compared to regulatory expected loss for defaulted exposures (31 March 2016: nil, 30 September 2015: $15 million).

44 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results
Review of Group operations

2.6                              Sustainability performance

Approach to sustainability

The Group’s approach to operating sustainably is designed to anticipate, respond to and shape the most pressing emerging topics (issues and opportunities) that have the potential to materially impact customers, employees, suppliers, shareholders and communities, where the Group has the skills and experience to make a meaningful, positive impact. This view is embedded within our core business activities, and aligns with the priorities set in the Group’s strategy.

Sustainability leadership

Our leadership in sustainability is regularly acknowledged and validated by a number of third party ratings and awards. During 2016, these included:

●        Assessed as the most sustainable bank globally in the 2016 Dow Jones Sustainability Indices (DJSI) achieving the Group’s highest ever score of 95. Westpac has been among the global banking sector leaders annually for 15 years in a row, including being the top ranked bank nine times, most recently for three consecutive years from 2014 to 2016;

●        Ranked as one of the 2016 Global 100 Most Sustainable Corporations in the World by Corporate Knights, announced at the World Economic Forum in January 2016. Westpac has featured in the Global 100 for 10 of the last 11 years; and

●        Recognised in the 2016 CDP1 Climate A list, reflecting the Group’s achievement of the highest possible CDP score for its response to climate change. This puts Westpac amonth the top 9% of companies globally to receive this recognition.

Sustainability objectives

Our 2013-2017 Sustainability Strategy sets out the following three priority areas:

●        Embracing societal change: helping improve the way people work and live, as our society changes;

●        Environmental solutions: helping find solutions to environmental challenges; and

●        Better financial futures: helping customers to have a better relationship with money, for a better life.

These areas are supported by measurable objectives, which are regularly tracked and reported. The following table provides a summary of 2016 progress against those objectives and their targets.

For further detail, please see our Annual Review and Sustainability Report and Sustainability Performance Report online.

[1] Formerly the Carbon Disclosure Project.

Westpac Group 2016 Full Year Results Announcement | 45

2016 Full Year Financial Results
Review of Group operations

Performance against sustainability objectives1

Priority	Objectives	Full year 2016 performance
Help improve the way people work and live, as our society changes	Ensure our workforce is representative of the community

●     Proportion of leadership roles held by women moved closer to our 2017 target of 50%, increasing to 48%, up from 46% last year;

●     Recruited an additional 140 people who identify as Aboriginal and Torres Strait Islander, bringing to 290 those recruited against our goal of 500 by 2017;

●     Financial wellbeing of 40+ women improved during 2016 in comparison with the total Australian retail banking population; and

●     Participation of mature aged workers (50+) is 21.5%, up from 20.8% a year ago.

	Extend length and quality of working lives	● Mean employee retirement age was 60.5 years, down compared to a year ago; and ● Workplace wellbeing, as measured by the WorkAbility Index, improved in 2016.
Anticipate the future product and service needs of ageing and culturally diverse customers

●     Launched Ruby Connection’s financial education social media campaign to engage women over 35 in relation to their evolving product and service needs; and

●     Increased convenience for multi-cultural customers by enabling foreign currency accounts in core currencies to be opened via Westpac Live online banking.

Help find solutions to environmental challenges	Provide products and services to help customers adapt to environmental challenges

●     Since 2013 launched six unique products/services, including the May 2016 issuance of the Westpac Climate Bond and introduction of our Energy Efficiency Financing Program for commercial banking customers.

	Increase lending and investment in CleanTech and environmental services	● Increased committed exposure to the CleanTech and environmental services sector relative to FY15, taking total committed exposure to $6.2 billion, 3% ahead of the 2017 target.
Reduce our environmental footprint

●     Maintained carbon neutral status and reduction of more than 15% in office paper consumption;

●     Received highest Green Star rating (6 Star) for the Sydney Kent Street office and St.George retail branch at Barangaroo, reflecting leading eco-efficient practices;

●     Achieved power usage effectiveness of 1.6 and surpassed the 2017 energy efficiency target with 180 kWh/m2; and

●     Recycling rates and water consumption in Sydney head offices improved to 73% and 140,708 kL respectively, ahead of their 2016 targets.

Help customers to have a better relationship with money, for a better life	Ensure all our customers have access to the right advice to achieve a secure retirement

●     Revised metrics in 2016 to more accurately reflect key activities driving customer access to the right advice; and

●     BT Advice customer satisfaction rating was 4.89 for 2016, compared to a target of 4.9 out of 5.

Help our customers meet their financial goals in retirement

●     The proportion of Group customers with Group superannuation decreased to 7.8% from 8.1% in 2015; and

●     Wealth Review tool launched as an engagement and retention initiative to assist customers in better understanding their current and future financial position.

Increase access to financial services in the Pacific

●     Revised 2016 and 2017 in-store transaction volume targets in Westpac Pacific following the sale of operations in five Pacific countries that were key users of the in-store channel. In-store transactional volumes were over 220,000; and

●     Met the Group’s 2016 targets with over 290,000 customers brought into the banking system and over 100,000 mobile banking activations.

	Help people gain access to social and affordable housing and services	● Lent over $1.05 billion to the social and affordable housing sector, up from $1.02 billion as at 30 September 2015.

[1] All results as at 30 September 2016 except environmental footprint which is as at 30 June 2016. Refer to www.westpac.com.au/sustainability for glossary of terms and metric definitions.

46 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results
Divisional results

3.0                              Divisional Results

3.1                              Consumer Bank

Consumer Bank (CB) is responsible for sales and service to consumer customers in Australia under the Westpac, St.George, BankSA, Bank of Melbourne and RAMS brands. Activities are conducted through a dedicated team of specialist consumer relationship managers along with an extensive network of branches, call centres and ATMs. Customers are also supported by a range of internet and mobile banking solutions. CB also works in an integrated way with BTFG and WIB in the sales and service of select financial services and products including in wealth and foreign exchange. The revenue from these products is mostly retained by the product originators.

$m	Half Year Sept 16	Half Year March 16	% Mov't Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	% Mov't Sept 16 - Sept 15
Net interest income	3,617	3,554	2	7,171	6,396	12
Non-interest income	434	416	4	850	940	(10)
Net operating income	4,051	3,970	2	8,021	7,336	9
Operating expenses	(1,633)	(1,637)	-	(3,270)	(3,113)	5
Core earnings	2,418	2,333	4	4,751	4,223	13
Impairment charges	(223)	(269)	(17)	(492)	(478)	3
Operating profit before tax	2,195	2,064	6	4,259	3,745	14
Tax and non-controlling interests	(658)	(620)	6	(1,278)	(1,125)	14
Cash earnings	1,537	1,444	6	2,981	2,620	14

Economic profit	1,320	1,270	4	2,590	2,498	4
Expense to income ratio	40.3%	41.2%	(92bps)	40.8%	42.4%	(166bps)
Net interest margin	2.34%	2.37%	(3bps)	2.35%	2.23%	12bps

$bn	As at 30 Sept 2016	As at 31 March 2016	% Mov't Sept 16 - Mar 16	As at 30 Sept 2016	As at 30 Sept 2015	% Mov't Sept 16 - Sept 15
Deposits
Term deposits	54.6	47.7	14	54.6	42.6	28
Other	126.0	126.3	-	126.0	125.6	-
Total deposits	180.6	174.0	4	180.6	168.2	7
Net loans
Mortgages	331.4	320.4	3	331.4	307.8	8
Other	14.3	14.2	1	14.3	13.8	4
Provisions	(0.9)	(0.9)	-	(0.9)	(0.9)	-
Total net loans	344.8	333.7	3	344.8	320.7	8
Deposit to loan ratio	52.4%	52.1%	24bps	52.4%	52.4%	(7bps)
Total assets	351.5	340.4	3	351.5	328.6	7
Total committed exposure	407.1	395.5	3	407.1	377.9	8
Average interest-earning assets[1]	309.2	300.2	3	304.7	287.0	6

	As at 30 Sept 2016	As at 31 March 2016	As at 30 Sept 2015	As at 31 March 2015
Credit quality
Impairment charges to average loans annualised	0.13%	0.16%	0.14%	0.16%
Mortgage 90+ day delinquencies	0.70%	0.58%	0.46%	0.49%
Other consumer loans 90+ day delinquencies	1.34%	1.48%	1.19%	1.45%
Total stressed assets to total committed exposure	0.61%	0.51%	0.41%	0.44%

[1] Averages are calculated over six months for the halves, and twelve months for the full year.

Westpac Group 2016 Full Year Results Announcement | 47

2016 Full Year Financial Results
Divisional results

Financial performance

Second Half 2016 - First Half 2016

•      Improved the value of the franchise with a 2% increase in the number of customers contributing to a 3% rise in lending and a 4% increase in deposits;

•     Core earnings up 4%, with solid balance sheet growth lifting revenue 2% and expenses held flat; and

•     Cash earnings increased 6% from the core earnings lift, and a reduction in unsecured consumer loan delinquencies contributing to a 17% reduction in impairment charges.

CB continues to be a consistent contributor delivering a 6% uplift in cash earnings in a highly competitive environment. The division’s strategy is focused on attracting new customers, deepening relationships and continuing to simplify the business for both customers and our people. This focus has led to an increase in customers, a balanced growth/margin outcome and improved efficiency. Highlights for the Second Half 2016 included:

•     Attracting more customers and deepening relationships:

-       Customer numbers increased 135,000 or 2% from March 2016 with an increase in new customers across all brands. A notable feature of the growth has been an increase in customers joining from online channels;

-       An increase in MyBank customers (up 27,000) or 1%, as we have deepened the relationship from more single product customers; and

-      Customers can open and roll-over term deposits online via Westpac Live. To support more customers in managing their term deposits online special rates are also available on Westpac Live.

•     Implemented a range of initiatives making it easier for customers and our people, including:

-      Removing manual processes from the network and allowing customers to self serve online, 24/7 has contributed to a 6% reduction in over the counter transactions over the half (11% over the year) while digital transactions have increased 6%. Examples include:

o     Creating, changing  or updating a PIN on any device. Previously PINs were mailed and customers had to go to a branch to change their PIN;

o     Temporary block debit and credit cards (in the case of a lost or misplaced card), saving branch time and around 400 call centre hours per month; and

o     Log disputed credit and debit transactions.

-      Further rolled-out a new facility in mobile banking apps to connect directly with the call centre without customers needing to re-verify themselves. This initiative has reduced individual call times by 50-60 seconds;

-      Launched the next evolution of the Walk-out-working capability, where new and existing customers can import their banking details from another bank and switch to Westpac easily. Over 25,000 customers have switched to Westpac using this service since launch;

-       A dedicated program of identifying and responding to customer concerns has contributed to a further reduction in complaints by 20% over the half.

•     Continued to optimise the network with the opening of 6 branches, closure of 13 branches and further transformation of our branch network.

Net interest income increased 2% with average interest-earning assets rising 3%, partly offset by a 3 basis point decline in net interest margin:

•     The decline in net interest margin to 2.34% was principally due to:

-     Competition for new loans;

-     Higher wholesale funding costs; and

-     Lower deposit spreads, mostly from increased term deposit competition; partly offset by

-     The impact of mortgage pricing changes through the year across different products.

•     Loans grew $11.1 billion or 3%. Most of the growth in lending was in mortgages which were up 3% or $11.0 billion, with a higher proportion of mortgages originated through the proprietary network;

•     Deposits grew $6.6 billion or 4%:

-      Most of the increase was in term deposits (up 14%) as higher interest rates relative to at call accounts saw customers prefer term deposits; and

48 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results
Divisional results

-      Online and mortgage offset accounts continued to grow, although this was more than offset by a reduction in savings accounts – some of which reflected switching to term deposits.

Non-interest income was $18 million higher compared to First Half 2016 mostly due to an increase in cards revenue from renegotiation and modification of the reward program.

Expenses were flat over the half with productivity benefits more than offsetting increased business as usual costs, higher investment spending and high regulatory/compliance costs. Significant investment this half included enhancements to online and mobile banking platforms, new self-serve capabilities and costs associated with reconfiguring the branch network.

Impairment charges decreased by $46 million or 17% in Second Half 2016 due to lower personal loan and credit card delinquencies consistent with seasonal trends and improved early-cycle (30+ day) mortgage delinquencies. Mortgage 90+ day delinquencies increased (up 12 basis points) at the same rate as First Half 2016 from changes in the measurement and reporting of customers in hardship arrangements and some deterioration in those states and regions impacted by the slowing of the mining investment cycle.

Economic profit growth of 4% was lower than the cash earnings increase due to the higher levels of capital allocated to the division. The higher capital reflected regulatory changes to the calculation of mortgage risk weighted assets which led to more capital allocated from November 2015.

Full Year 2016 – Full Year 2015

•     Cash earnings rose 14% to $2,981 million, supported by good balance sheet growth, disciplined margin management and improved productivity; and

•     The franchise was strengthened over the year with an increase in customer numbers, sound growth in target markets and reduced complaints.

Consumer Bank increased cash earnings $361 million or 14%, with core earnings rising $528 million or 13%.

Net interest income increased 12% from a 6% rise in average interest-earning assets and a 12 basis point improvement in net interest margin:

•      The rise in margins was predominantly due to higher asset spreads from mortgage repricing including for increased regulatory capital requirements along with higher rates on investor property lending. Partly offsetting these benefits were higher wholesale funding costs and intense competition across both lending and deposits;

•      Mortgages increased $23.6 billion or 8%, with growth higher in the first half of the year. Other lending (mostly credit cards) grew $0.5 billion or 4%; and

•      Deposits increased $12.4 billion or 7%. The rise can be traced back to a preference for growing deposits with a higher LCR value and from customers looking for higher relative yields in a low interest rate environment.

Non-interest income was $90 million lower, or 10%, mostly from reduced cards revenue, including regulation changes to interchange rates following the scheduled three year review by the RBA, that reset average and maximum interchange rates. Renegotiation and modification of the reward program introduced in Second Half 2016 partly offset these impacts.

Expenses increased 5%:

•      mostly from higher investment related expenses including increased depreciation and software amortisation; and

•      Investment spending has been directed to transforming the customer experience including completing the digitisation of the top seven manual service transactions. This contributed to productivity savings of $119 million.

Impairment charges increased $14 million, or 3%. This increase was due to higher mortgage delinquencies including from changes in the measurement and reporting of customers in hardship arrangements and a deterioration in those states and regions impacted by the slowing mining investment cycle.

Westpac Group 2016 Full Year Results Announcement | 49

2016 Full Year Financial Results
Divisional results

3.2                              Business Bank

Business Bank (BB) is responsible for sales and service to micro, SME and commercial business customers for facilities up to approximately $150 million. The division operates under the Westpac, St.George, BankSA and Bank of Melbourne brands. Customers are provided with a wide range of banking and financial products and services to support their lending, payments and transaction needs. In addition, specialist services are provided for cash flow finance, trade finance, automotive and equipment finance, property finance and treasury services. The division is also responsible for certain consumer customers with auto finance loans. BB works in an integrated way with BTFG and WIB in the sales and service of select financial services and products including corporate superannuation, foreign exchange and interest rate hedging. The revenue from these products is mostly retained by the product originators.

			% Mov't			% Mov't
	Half Year	Half Year	Sept 16 -	Full Year	Full Year	Sept 16 -
$m	Sept 16	March 16	Mar 16	Sept 16	Sept 15	Sept 15
Net interest income	1,996	1,963	2	3,959	3,767	5
Non-interest income	555	549	1	1,104	1,068	3
Net operating income	2,551	2,512	2	5,063	4,835	5
Operating expenses	(900)	(896)	-	(1,796)	(1,731)	4
Core earnings	1,651	1,616	2	3,267	3,104	5
Impairment charges	(206)	(204)	1	(410)	(273)	50
Operating profit before tax	1,445	1,412	2	2,857	2,831	1
Tax and non-controlling interests	(434)	(424)	2	(858)	(852)	1
Cash earnings	1,011	988	2	1,999	1,979	1

Economic profit	638	609	5	1,247	1,346	(7)
Expense to income ratio	35.3%	35.7%	(39bps)	35.5%	35.8%	(33bps)
Net interest margin	2.74%	2.75%	(1bps)	2.74%	2.76%	(2bps)

	As at	As at	% Mov't	As at	As at	% Mov't
	30 Sept	31 March	Sept 16 -	30 Sept	30 Sept	Sept 16 -
$bn	2016	2016	Mar 16	2016	2015	Sept 15
Deposits
Term deposits	47.9	45.5	5	47.9	40.9	17
Other	62.7	60.7	3	62.7	60.9	3
Total deposits	110.6	106.2	4	110.6	101.8	9
Net loans
Mortgages	58.3	56.6	3	58.3	54.9	6
Business	86.8	84.4	3	86.8	83.3	4
Other	9.5	9.4	1	9.5	9.3	2
Provisions	(1.2)	(1.2)	-	(1.2)	(1.1)	9
Total net loans	153.4	149.2	3	153.4	146.4	5
Deposit to loan ratio	72.1%	71.2%	92bps	72.1%	69.5%	256bps
Total assets	156.8	153.0	2	156.8	149.3	5
Total committed exposure	201.3	196.3	3	201.3	192.4	5
Average interest-earning assets[1]	145.8	142.9	2	144.3	136.7	6

	As at	As at	As at	As at
	30 Sept	31 March	30 Sept	31 March
	2016	2016	2015	2015
Credit quality
Impairment charges to average loans annualised	0.27%	0.27%	0.26%	0.12%
Mortgage 90+ day delinquencies	0.61%	0.54%	0.45%	0.47%
Other consumer loans 90+ day delinquencies	0.92%	1.34%	1.01%	0.85%
Business impaired assets to total committed exposure	0.55%	0.62%	0.66%	0.77%
Total stressed assets to total committed exposure	2.24%	2.13%	2.20%	2.64%

[1] Averages are calculated over six months for the halves and twelve months for the full year.

50 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results
Divisional results

Financial performance

Second Half 2016 - First Half 2016

●      Cash and core earnings both increased 2% supported by loan growth of 3% and deposit growth of 4%; and

●      Disciplined management of the business has led to relatively stable margins (down 1 basis point), costs held flat and a small (1%) increase in impairment charges.

BB generated cash earnings of $1,011 million in Second Half 2016, up $23 million, or 2% with core earnings also rising 2%.

The division’s transformation continued through the half across all the segments of Micro, SME, Commercial and Specialty Businesses. Initiatives have been categorised under three streams of work including:

●      Digital for bankers:

-     Enhanced LOLA, the Group’s simplified loan origination platform for small business, by extending the product range and supporting new Westpac customers. The system automates many processes and materially reduces approval time, with $1.4 billion approved to date;

-     With LOLA and the origination platform for asset finance, over 80% of Westpac SME customers can experience a time-to-yes within 24 hours; and

-     Connect, our video system for connecting small and medium business customers directly to specialists, is now fully operational across 4 states with sales of $1.3 billion up 96% over the year.

●      Digital for customers:

-      Launched new online platform for St.George, BankSA and Bank of Melbourne customers. 77% of customers are now using the platform with improved experience reflected;

-      Delivered straight through account opening with electronic verification for sole trader / director. The origination process can be completed in under 10 minutes, with a package of services including a business savings account, a debit Mastercard, internet banking access and e-statements;

-      Extended digital services for customers including: term deposit rollovers and applications for new business credit cards where decisions can be made in three minutes; and

-      This has contributed to digital sales increasing 26% over the year.

●      Payments:

-      127,000 new, state-of-the-art merchant terminals were rolled out. Our merchant onboarding processes have been improved with average onboarding now five days, down from 23. Over the year this has contributed to 16% increase in Merchant customer growth (11% over the half) and a 30% reduction in complaints.

Net interest income increased $33 million or 2%, with average interest-earning assets rising 2%, partly offset by a 1 basis point decline in net interest margin:

●      The 1 basis point decrease in margins was due to:

-     Higher funding costs and lower deposit spreads from the low interest rate environment and competition; and

-      Partly offset by the full period impact of pricing changes on business lending that occurred in First Half 2016. Disciplined pricing and a focus on higher returning segments have lifted new business lending margins closer to the portfolio average.

●      Lending increased $4.2 billion or 3%, supported by SME growth:

-     Mortgages increased $1.7 billion up 3%; and

-      Business loans increased $2.4 billion, up 3%, with growth across a range of industries particularly in service related sectors and agriculture.

●      Deposits grew $4.4 billion or 4%, fully funding loan growth in the half and lifting the deposit to loan ratio by 92 basis points to 72.1%. Term deposits (up 5%) and transaction accounts (up 7%) were the key sources of growth as the division continued to focus on higher LCR value deposits, customers preference in the higher yield on term deposits and deepening customer relationships.

Non-interest income was up $6 million or 1%. Much of the increase was due to higher facility fees in business lending.

Operating expenses were largely flat, increasing $4 million as higher investment on transformation initiatives were partly offset by productivity savings and disciplined expense management.

Westpac Group 2016 Full Year Results Announcement | 51

2016 Full Year Financial Results
Divisional results

Asset quality in aggregate remains sound, with stressed assets to total committed exposure of 2.24% up 11 basis points. While absolute stress levels remain low, this is higher than First Half 2016 due to an increase in stress in those sectors and regions that are linked to the slow-down in mining investment. Impairment charges increased $2 million, with higher provisioning linked to the rise in stressed assets partially offset by an improvement in auto finance delinquencies.

Economic profit growth of 5% was above the growth in cash earnings as the business focused on growing higher return business and improving capital efficiency.

Full Year 2016 – Full Year 2015

●      Core earnings increased 5%, reflecting sound balance sheet growth and a 5% rise in operating income and cost growth of 4%; and

●      Cash earnings increased 1%, with the growth in core earnings partially offset by a $137 million increase in impairment charges. The higher charge was principally due to less write-backs and increased provisions for auto finance.

Net interest income was up $192 million or 5%, supported by a 6% rise in average interest-earning assets, partly offset by a 2 basis point decline in net interest margin:

●      BB has continued to focus on returns and, as a result, margin contraction was limited to 2 basis points. Increased funding costs and compression in lending spreads were partly offset by pricing changes across the portfolio.

●      Lending was up $7 billion or 5%:

-      Mortgages increased $3.4 billion (or 6%);

-      Business lending increased $3.5 billion (or 4%), diversified across the health, professional services and agriculture segments; and

-      Other lending increased 2% primarily from growth in auto finance.

●      Deposits increased $8.8 billion or 9%, more than funding the growth in lending and contributing to a 256 basis point increase in the deposit to loan ratio to 72.1%. Most of the growth in deposits was in term deposits (up $7 billion) with the remainder in transaction accounts.

Non-interest income was up $36 million or 3%, mostly from higher facility fees in business lending.

Operating expenses increased $65 million or 4%. Most of the expense increase was due to technology costs and investments to transform the division’s capability. This growth was partly offset by productivity benefits including changes to the operating model to better align bankers and customers.

Asset quality was broadly stable over the year, however, a reduction in write-backs combined with the lift in auto finance delinquencies in the first half, led to impairment charges increasing $137 million.

Economic profit decreased over the year, as capital allocated to the division increased 10%. The higher capital includes the impact of regulatory changes in the calculation of mortgage risk weighted assets.

52 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Divisional results

3.3                              BT Financial Group (Australia)

BT Financial Group (Australia) (BTFG) is the Australian wealth management and insurance arm of the Westpac Group providing a broad range of associated services. BTFG’s funds management operations include the manufacturing and distribution of investment, superannuation, retirement products, wealth administration platforms, private banking, margin lending and equities broking. BTFG’s insurance business covers the manufacturing and distribution of life, general and lenders mortgage insurance. The division also uses third parties for the manufacture of certain general insurance products as well as actively reinsuring its risk using external providers across all insurance classes. BTFG operates a range of wealth, funds management (including Ascalon which is a boutique incubator of emerging fund managers), and financial advice brands and operates under the banking brands of Westpac, St.George, Bank of Melbourne and BankSA for Private Wealth and Insurance.

BT Investment Management Limited (BTIM) is 29.5% owned by BTFG (following a partial sale in 2015) with the business being equity accounted from July 2015. BTFG works in an integrated way with all the Group’s Australian divisions in supporting the insurance and wealth needs of customers.

			% Mov't			% Mov't
	Half Year	Half Year	Sept 16 -	Full Year	Full Year	Sept 16 -
$m	Sept 16	March 16	Mar 16	Sept 16	Sept 15	Sept 15
Net interest income	252	246	2	498	445	12
Non-interest income	945	963	(2)	1,908	2,192	(13)
Net operating income	1,197	1,209	(1)	2,406	2,637	(9)
Operating expenses	(595)	(565)	5	(1,160)	(1,286)	(10)
Core earnings	602	644	(7)	1,246	1,351	(8)
Impairment (charges) / benefits	2	(2)	(200)	-	4	(100)
Operating profit before tax	604	642	(6)	1,246	1,355	(8)
Tax and non-controlling interests	(180)	(190)	(5)	(370)	(441)	(16)
Cash earnings	424	452	(6)	876	914	(4)

Economic profit	352	393	(10)	745	834	(11)
Expense to income ratio	49.7%	46.7%	298bps	48.2%	48.8%	(56bps)
Income on invested capital[1]	29	25	16	54	62	(13)

	As at	As at	% Mov't	As at	As at	% Mov't
	30 Sept	31 March	Sept 16 -	30 Sept	30 Sept	Sept 16 -
$bn	2016	2016	Mar 16	2016	2015	Sept 15
Deposits	25.5	23.1	10	25.5	23.4	9
Net loans
Loans	18.6	18.0	3	18.6	17.2	8
Provisions	-	-	-	-	-	-
Total net loans	18.6	18.0	3	18.6	17.2	8
Deposit to loan ratio	137.1%	128.3%	large	137.1%	136.0%	105bps
Funds Under Management (FUM)	48.4	46.4	4	48.4	46.3	5
Funds Under Management (FUM) - Excl. BTIM	48.4	46.4	4	48.4	46.3	5
Average Funds Under Management[2]	48.2	47.2	2	47.7	88.3	(46)
Average Funds Under Management[2] - Excl. BTIM	48.2	47.2	2	47.7	46.8	2
Funds Under Administration (FUA)	130.8	123.3	6	130.8	121.9	7
Average Funds Under Administration[2]	128.8	123.9	4	126.4	121.5	4

Cash earnings			% Mov't			% Mov't
	Half Year	Half Year	Sept 16-	Full Year	Full Year	Sept 16 -
$m	Sept 16	March 16	Mar 16	Sept 16	Sept 15	Sept 15
Funds management business	258	262	(2)	520	560	(7)
Insurance	147	162	(9)	309	291	6
Total funds management and insurance	405	424	(4)	829	851	(3)
Capital and other	19	28	(32)	47	63	(25)
Total cash earnings	424	452	(6)	876	914	(4)

[1] Income on Invested Capital represents revenue generated from investing BTFG’s capital balances (required for regulatory purposes).
[2] Averages are based on six months for the halves and twelve months for the full year.

Westpac Group 2016 Full Year Results Announcement | 53

2016 Full Year Financial Results Divisional results

Financial performance

Given the seasonality in its business from insurance claims and end of financial year customer activity, cash earnings for BTFG are often best compared on a year on year basis or over the prior corresponding period.

It is important to note that Full Year 2016 included the full period impact of the partial sell down of the Group’s interest in BTIM to 31%. From 1 July 2015 the division’s holding of BTIM is equity accounted, before that date the results were consolidated.

Strategy

BT Financial Group has continued to focus on its strategy of driving deeper customer relationships and transforming the business by enhancing the way wealth and insurance solutions are provided to customers. Key aspects of the strategy include:

•      Enabling customers to interact with us on their terms. Investing to transform the customer experience, digitising the advice process and launching a virtual advice offer – Wealth Connect;

•      Building the breadth, depth and integration of Panorama. Core functionality of the platform has been launched, with new advised and direct solutions being progressively released. The system integrates customers’ wealth and banking online to support their entire financial needs.

•      Expanding our insurance capability including through a partnership with Allianz. Customers now have access to a broader suite of general insurance products supported by a leading digital platform.

Second Half 2016 - First Half 2016

•      Cash earnings decreased $28 million or 6%. While the customer franchise has continued to expand earnings were impacted by higher insurance claims and increased regulatory and compliance costs;

•      Funds Management cash earnings declined $4 million. The business attracted good fund flows and delivered higher earnings in Private Wealth although this was more than offset by higher operating expenses mostly from costs relating to regulatory and compliance programs;

•      Insurance premiums continued to increase with life insurance in-force premiums and general insurance gross written premiums both up 5%. Despite this increase, insurance cash earnings were $15 million lower following an increase in life insurance benefits paid to customers; and

•      The cash earnings contribution from Capital and other was down $9 million, due to higher regulatory and compliance costs.

Full Year 2016 – Full Year 2015

•      Cash earnings declined $38 million. Growth in lending, funds under administration and insurance premiums were more than offset by a decline in funds management income along with higher regulatory and compliance expenses. The lower funds management income was mostly due to the partial sale of BTIM ($24 million) and a lower contribution from Ascalon;

•      The Funds Management business cash earnings was down $40 million or 7%. Excluding the impact from partial sale of BTIM, the Funds Management business cash earnings was down $16 million or 3%. Private Wealth income was higher and average FUM and FUA were up 2% and 4% respectively although these increases were more than offset by lower Advice income and a reduction in the value of investments in Ascalon funds due to weaker markets and a rise in the A$. Regulatory and compliance costs also increased significantly through the year;

•      Insurance cash earnings increased $18 million, or 6% with growth in premiums and lower general insurance claims partially offset by higher life insurance benefits paid to customers. Revenue growth was supported by a higher LMI contribution mostly due to transitional arrangements with Arch Capital. Life insurance in-force premiums were up 9% and general insurance gross written premiums rose 2%; and

•      Cash earnings from Capital and other decreased $16 million, reflecting lower returns on invested capital and higher regulatory and compliance costs.

54 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Divisional results

3.3.1                   Funds Management business

			% Mov't			% Mov't
	Half Year	Half Year	Sept 16 -	Full Year	Full Year	Sept 16 -
$m	Sept 16	March 16	Mar 16	Sept 16	Sept 15	Sept 15
Net interest income	240	234	3	474	416	14
Non-interest income	667	667	-	1,334	1,663	(20)
Net operating income	907	901	1	1,808	2,079	(13)
Operating expenses	(542)	(525)	3	(1,067)	(1,219)	(12)
Core earnings	365	376	(3)	741	860	(14)
Impairment (charges) / benefits	2	(2)	(200)	-	4	(100)
Operating profit before tax	367	374	(2)	741	864	(14)
Tax and non-controlling interests	(109)	(112)	(3)	(221)	(304)	(27)
Cash earnings	258	262	(2)	520	560	(7)
Expense to income ratio	59.8%	58.3%	149bps	59.0%	58.6%	39bps

Cash earnings			% Mov't			% Mov't
	Half Year	Half Year	Sept 16 -	Full Year	Full Year	Sept 16 -
$m	Sept 16	March 16	Mar 16	Sept 16	Sept 15	Sept 15
Funds Management business (ex BTIM shares sold)	258	262	(2)	520	536	(3)
Contribution from BTIM shares sold[1]	-	-	-	-	24	(100)
Total cash earnings	258	262	(2)	520	560	(7)

Movement of FUM/FUA

							% Mov't		% Mov't
	Sept			Net	Other	Sept	Sept 16 -	March	Sept 16 -
$bn	2016	Inflows	Outflows	Flows	Mov't2	2015	Sept 15	2016	Mar 16
Retail[3]	17.1	1.7	(2.1)	(0.4)	0.4	17.1	-	16.7	2
Institutional	2.1	0.2	(0.3)	(0.1)	0.2	2.0	5	2.0	5
Wholesale	29.2	5.4	(3.8)	1.6	0.4	27.2	7	27.7	5
Total FUM	48.4	7.3	(6.2)	1.1	1.0	46.3	5	46.4	4
Wrap	106.5	23.4	(21.1)	2.3	5.5	98.7	8	100.1	6
Corporate Super	20.5	3.3	(2.6)	0.7	0.5	19.3	6	19.6	5
Other[4]	3.8	-	-	-	(0.1)	3.9	(3)	3.6	6
Total FUA	130.8	26.7	(23.7)	3.0	5.9	121.9	7	123.3	6

Market share in key Australian wealth products are displayed below.

Current Australian market share[5] Product	Market share (%)	Rank
Platforms (includes Wrap and Corporate Super)	19.0%	1
Retail (excludes Cash)	18.0%	1
Corporate Super	13.3%	3

[1] Funds management cash earnings has been restated to disclose the contribution from BTIM shares sold.
[2] Other movement includes market movement and other client transactions including fund transfers, account fees and distributions.
[3] Retail includes Annuities, Retail Investment, Retirement Products and Retail Superannuation.
[4] Other includes Capital and Reserves.

[5]  Market share FUM/FUA based on published market share statistics from Strategic Insight as at 30 June 2016 and represents the addition of St.George Wealth and BT Wealth business market share at this time.

Westpac Group 2016 Full Year Results Announcement | 55

2016 Full Year Financial Results Divisional results

Impact of partial sale of BTIM

The partial sale of BTIM in June 2015 reduced the Group’s ownership to 31% at that time. In considering the impact of the partial BTIM sale, the contribution to cash earnings of the BTIM shares sold was $24 million in Full Year 2015. This contribution was wholly in the Funds Management business.

BTIM is now equity accounted with the share of BTIM’s profit recorded in non-interest income, less tax Westpac is required to pay.

The partial sale and move to equity accounting occurred on 30 June 2015, and the impact on line items was only evident for one quarter in Full Year 2015. Had the Group applied equity accounting to Full Year 2015, the impact across key line items would be as follows:

Full Year
2015 ($m)
Non-interest income	(280)
Expenses	184
Tax and non-controlling interests	72
Total cash earnings	(24)

Financial performance

Second Half 2016 - First Half 2016

●     Cash earnings decreased $4 million or 2%.  Higher Private Wealth revenue was offset by increased regulatory expenses; and

●     Average FUM increased 2% and average FUA 4%.

The Funds Management business delivered cash earnings of $258 million, down $4 million, or 2%. BTFG has continued to build on its market position over the half including:

●     Ranked number 1 on all Platforms (including Corporate Super) with FUA share of 19.0%1;

●     Ranked number 1 on Total Retail (excluding Cash) with 18.0% FUA1;

●     Ranked number 3 on Corporate Super with a 13.3% share of FUA1;

●     BT Super for Life retail balances were up 9% over the half to $6.5 billion. Asgard Infinity balances have now reached $10.4 billion since launching in October 2011;

●     The phased roll out of the Panorama platform continued completing a number of components of the infrastructure.  Three new offers were launched in the half and the number of active Advisers on Panorama increased, with over 2,700 Advisers now registered; and

●     Launched Super Check enabling customers to see their superannuation savings in real time, search for missing superannuation, set up a BT Super for Life account and consolidate their superannuation accounts online.

Net interest income was $6 million or 3% higher, primarily from good balance sheet growth in Private Wealth with a 10% increase in deposits and a 3% increase in loans.  Net interest margin was down 1 basis point over the half.

Non-interest income was flat over the half with higher FUM and FUA revenue offset by a reduction in the BTIM revenue:

●     FUM related revenue was up $4 million from positive net flows in Advance, favourable market impacts and improved margins;

●     FUA related revenue was up 3% with positive net flows primarily into Panorama, and minimal change in margins; and

●     The revenue from BTIM was lower principally from currency impacts and reduced performance fees.

Operating expenses increased $17 million or 3%. The rise was due to increased regulatory and compliance spending as well as higher investment costs as modules in the Panorama platform went live.

Tax and other non-controlling interests decreased $3 million or 3%, consistent with the lower core earnings.

[1] Source: Strategic Insight as at 30 June 2016.

56 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Divisional results

Full Year 2016 – Full Year 2015

●     Cash earnings decreased $40 million or 7%. Excluding the impact of the partial sale of BTIM, the decrease in cash earnings was $16 million or 3%; and

●     Improved performance in Private Wealth along with higher FUA income was more than offset by lower Advice income and reduced revenue contribution from Ascalon.  Regulatory and compliance costs were also significantly higher.

Net interest income was up $58 million or 14% primarily from an 8% increase in lending, a 9% rise in deposits and improved margins in Private Wealth.

Non-interest income decreased $329 million, or 20%. Excluding the impact of the partial sale of BTIM and move to equity accounting, non-interest income was down $49 million with the key drivers being:

●     Advice income was down $33 million from a reduction in activity;

●     The contribution from Ascalon was $42 million lower due to the revaluation of investments from weaker markets and a rise in the A$; partly offset by:

●     Increased FUA revenues from higher net flows and good management of margins.

Operating expenses decreased $152 million or 12%.  Excluding the partial sale of BTIM and the move to equity accounting, expenses were $32 million or 3% higher. The increase was due to higher regulatory related costs associated with remediation and compliance programs, and increased investment costs including higher software amortisation as new modules of the Panorama platform went live.

Tax and non-controlling interests decreased $83 million or 27%, associated with the lower earnings and the move to equity accounting for BTIM reducing the value of non-controlling interests.

Westpac Group 2016 Full Year Results Announcement | 57

2016 Full Year Financial Results Divisional results

3.3.2     Insurance business

The Insurance business result includes the Westpac and St.George Life Insurance, General Insurance and Lenders Mortgage Insurance (LMI) businesses.

			% Mov't			% Mov't
	Half Year	Half Year	Sept 16 -	Full Year	Full Year	Sept 16 -
$m	Sept 16	March 16	Mar 16	Sept 16	Sept 15	Sept 15
Net interest income	3	2	50	5	6	(17)
Non-interest income	252	273	(8)	525	488	8
Net operating income	255	275	(7)	530	494	7
Operating expenses	(45)	(43)	5	(88)	(79)	11
Core earnings	210	232	(9)	442	415	7
Tax and non-controlling interests	(63)	(70)	(10)	(133)	(124)	7
Cash earnings	147	162	(9)	309	291	6
Expense to income ratio	17.6%	15.6%	201bps	16.6%	16.0%	61bps

Cash earnings			% Mov't			% Mov't
	Half Year	Half Year	Sept 16 -	Full Year	Full Year	Sept 16 -
$m	Sept 16	March 16	Mar 16	Sept 16	Sept 15	Sept 15
Life Insurance	68	88	(23)	156	167	(7)
General Insurance	60	57	5	117	99	18
Lenders Mortgage Insurance	19	17	12	36	25	44
Total cash earnings	147	162	(9)	309	291	6

Insurance key metrics

Life Insurance in-force premiums			% Mov't			% Mov't
	Half Year	Half Year	Sept 16 -	Full Year	Full Year	Sept 16 -
$m	Sept 16	March 16	Mar 16	Sept 16	Sept 15	Sept 15
Life Insurance in-force premiums at start of period	927	892	4	892	792	13
Sales / New Business	120	93	29	213	208	2
Lapses	(74)	(58)	28	(132)	(108)	22
Life Insurance in-force premiums at end of period	973	927	5	973	892	9

Claims ratios[1] for Insurance Business			Mov't			Mov't
	Half Year	Half Year	Sept 16 -	Full Year	Full Year	Sept 16 -
(%)	Sept 16	March 16	Mar 16	Sept 16	Sept 15	Sept 15
Life Insurance	38	34	large	36	34	269bps
General Insurance	49	50	(172bps)	49	56	large
Lenders Mortgage Insurance	17	10	large	14	9	large

Gross written premiums			% Mov't			% Mov't
	Half Year	Half Year	Sept 16 -	Full Year	Full Year	Sept 16 -
$m	Sept 16	March 16	Mar 16	Sept 16	Sept 15	Sept 15
General Insurance gross written premium[2]	258	245	5	503	492	2
Lenders Mortgage Insurance gross written premium[3]	154	133	16	287	92	large

Current Australian market share[4] Product	Market share	Rank
Life insurance - in-force	10.2%	6
Life insurance - new business	11.0%	5

[1]  Claims ratios are claims over earnings premium plus reinsurance rebate plus exchange commission. General Insurance claims ratios have been calculated to align with industry standards and exclude internal commission payments from earned premiums.

[2]  Reflects 12 months of normalised GWP. During Second Half 2016 a change in accounting process arising from transition to Allianz systems has resulted in recognition of 32 days of additional GWP. The total GWP for Full Year 2016 included additional GWP amounts to $534 million.

3  LMI gross written premium includes loans >90% LVR reinsured with Arch Capital. Second Half 2016 gross written premium includes $125 million from transitional arrangements (First Half 2016: $102 million, Full Year 2015: $42 million).

[4]  Source: Life Insurance – Strategic Insight 30 June 2016.

58 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results
Divisional results

Financial performance

Second Half 2016 - First Half 2016

●      Cash earnings were down $15 million or 9%, higher premiums were offset by a rise in life insurance benefits paid to customers, the impact of higher lapse rates and an increase in operating expenses; and

●     The business continues to grow with improved sales over the half. General insurance gross written premiums and life insurance in-force premiums both rose 5%.

The insurance business has continued to grow through the half with life insurance in-force premiums up 5%, general insurance gross written premiums up 5% and Lenders mortgage insurance (LMI) gross written premiums up 16%. For LMI, the rise has been due to the transitional insurance arrangements with Arch Capital for the underwriting of LMI where the loan to value ratio is >90%. Other developments over the half have included:

●      Expanded the range of online general insurance products to customers via a partnership with Allianz; and

●      Providing details of insurance policies to customers via Westpac Live. This change enables an increasing number of customers to view their insurance policies alongside their banking.

Net operating income decreased $20 million or 7% to $255 million:

●      Life insurance revenue was lower. Earned premiums were up 9% although these gains were more than offset by an increase in benefits paid to customers and the impact of a rise in lapses. The increased benefits to customers were due to more customer claims in Death and Total Permanent Disability (TPD) insurances along with growth of the portfolio. This led to a rise in the claims ratio of 4 percentage points to 38%, however this is still below the industry average. The rise in lapses led to an associated write-off of deferred acquisition costs;

●      General insurance income was $3 million, or 5%, higher with improved sales of home and contents insurance and lower net claims. These gains were partially offset by higher seasonal reinsurance costs; and

●      The contribution from LMI was higher mostly due to the transitional arrangements with Arch Capital.

Operating expenses increased $2 million or 5%, mostly associated with the linking of product systems following the strategic partnership with Allianz. This has enabled customers to access a greater range of general insurance products.

Full Year 2016 – Full Year 2015 ● Cash earnings increased $18 million, or 6%, with lower general insurance claims and increased LMI revenue, partly offset by higher life insurance claims.

Net operating income increased $36 million or 7%:

●      General insurance net earned premiums increased $17 million with gross written premiums rising 2% from growth in home and contents sales. Net claims decreased $22 million, mostly from a reduction in significant weather events during the year;

●      LMI income increased $18 million related to the transitional arrangements with Arch Capital for the insurance for mortgages where the LVR is >90%; and

●      Life insurance net earned premiums increased $70 million, with in-force premiums rising 9%, offset by a rise in the number of benefits paid to customers, which increased the claims ratio to 36% and a 22% increase in lapses resulting in deferred acquisition costs being written off in the period.

Operating expenses increased $9 million or 11%, due to an increase in volumes and higher employee costs to support the larger portfolio, and costs of linking systems with Allianz following the establishment of a strategic partnership last year.

Westpac Group 2016 Full Year Results Announcement | 59

2016 Full Year Financial Results
Divisional results

3.4        Westpac Institutional Bank

Westpac Institutional Bank (WIB) delivers a broad range of financial products and services to commercial, corporate, institutional and government customers with connections to Australia and New Zealand. WIB operates through dedicated industry relationship and specialist product teams, with expert knowledge in transactional banking, financial and debt capital markets, specialised capital, and alternative investment solutions. Customers are supported throughout Australia as well as branches and subsidiaries located in New Zealand, the US, UK and Asia. WIB is also responsible for Westpac Pacific currently providing a range of banking services in Fiji and PNG. WIB works in an integrated way with all the Group’s divisions in the provision of more complex financial needs including across foreign exchange and fixed interest solutions.

			% Mov't			% Mov't
	Half Year	Half Year	Sept 16 -	Full Year	Full Year	Sept 16 -
$m	Sept 16	March 16	Mar 16	Sept 16	Sept 15	Sept 15
Net interest income	778	784	(1)	1,562	1,638	(5)
Non-interest income	721	815	(12)	1,536	1,578	(3)
Net operating income	1,499	1,599	(6)	3,098	3,216	(4)
Operating expenses	(678)	(669)	1	(1,347)	(1,319)	2
Core earnings	821	930	(12)	1,751	1,897	(8)
Impairment (charges) / benefits	1	(178)	(101)	(177)	38	large
Operating profit before tax	822	752	9	1,574	1,935	(19)
Tax and non-controlling interests	(241)	(235)	3	(476)	(592)	(20)
Cash earnings	581	517	12	1,098	1,343	(18)

Economic profit	230	141	63	371	714	(48)
Expense to income ratio	45.2%	41.8%	339bps	43.5%	41.0%	247bps
Net interest margin	1.75%	1.71%	4bps	1.73%	1.80%	(7bps)

	As at	As at	% Mov't	As at	As at	% Mov't
	30 Sept	31 March	Sept 16 -	30 Sept	30 Sept	Sept 16 -
$bn	2016	2016	Mar 16	2016	2015	Sept 15
Deposits	88.4	83.4	6	88.4	80.3	10
Net loans
Loans	74.4	76.0	(2)	74.4	76.7	(3)
Provisions	(0.6)	(0.6)	-	(0.6)	(0.4)	50
Total net loans	73.8	75.4	(2)	73.8	76.3	(3)
Deposit to loan ratio	119.8%	110.6%	large	119.8%	105.2%	large
Total assets	110.4	124.1	(11)	110.4	127.3	(13)
Total committed exposure	243.9	248.7	(2)	243.9	254.5	(4)
Average interest-earning assets[1]	89.1	91.9	(3)	90.5	90.9	-
Impairment charges to average loans annualised[2]	0.00%	0.47%	(47bps)	0.23%	(0.05%)	28bps
Impaired assets to total committed exposure	0.33%	0.38%	(5bps)	0.33%	0.14%	19bps
Total stressed assets to total committed exposure	0.88%	0.77%	11bps	0.88%	0.78%	10bps
Funds under management	10.2	9.6	6	10.2	7.9	29

Revenue contribution

			% Mov't			% Mov't
	Half Year	Half Year	Sept 16 -	Full Year	Full Year	Sept 16 -
$m	Sept 16	March 16	Mar 16	Sept 16	Sept 15	Sept 15
Lending and deposit revenue	807	804	-	1,611	1,664	(3)
Markets, sales and fee income	425	512	(17)	937	1,067	(12)
Total customer revenue	1,232	1,316	(6)	2,548	2,731	(7)

Derivative valuation adjustments[3]	10	2	large	12	(166)	(107)
Trading revenue	84	144	(42)	228	276	(17)
Hastings	62	25	148	87	119	(27)
Other[4]	111	112	(1)	223	256	(13)
Total WIB revenue	1,499	1,599	(6)	3,098	3,216	(4)

[1]  Averages are calculated over six months for the halves and twelve months for the full year.

[2]  Impairment charge to average loans annualised for the prior year is negative due to an impairment benefit recorded in the period.

3  In First Half 2015 changes were made to derivative valuation methodologies, which include the first time adoption of a FVA for the fair value of derivatives. The impact of these changes resulted in a $122 million (pre-tax) charge which reduced non-interest income.

[4]  Includes capital benefit.

60 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results
Divisional results

Financial performance

Second Half 2016 - First Half 2016

●     Australia’s leading institutional bank with a banking relationship to 93% of the ASX’s top 100[1] companies and the largest banker to governments in Australia and New Zealand;

●     Cash earnings were up 12% with a reduction in impairment charges more than offsetting lower core earnings; and

●     Core earnings were 12% lower. While the business prioritised return over growth, and margins were up modestly; a reduction in non-interest income from lower markets income and subdued corporate activity drove the decline in core earnings.

WIB delivered cash earnings of $581 million in Second Half 2016, $64 million higher than First Half 2016. The main driver was a $179 million reduction in impairment charges. This included higher write-backs in Second Half 2016 and the non repeat of the First Half 2016 impact from a small number of individual names.

In response to the challenging conditions WIB completed a restructuring of its business early in Second Half 2016 to better support its customers across all industry segments by improving its service focus and leveraging its leading institutional banking franchise and capabilities. Highlights for the half included:

●     Transactional banking relationships benefited from a focus on service and payments solutions;

-     relationships increased by 13 to 900; and

-     recognised Best E-solutions Partner Bank Australia2.

●      Expanded digital capabilities and simplified access to financial markets products for retail customers through the partnership with the Business Bank, the Consumer Bank and BT; and

●      Awarded Best Debt Finance House, Australia for the last four years3 and deals of the year as joint mandated lead arranger for project finance, telecom and power4.

Net interest income decreased $6 million, or 1%, from:

●      A 3% decrease in average interest-earning assets reflecting subdued lending conditions and the business’ disciplined management of its balance sheet, with net loans down 2%, particularly in trade finance;

●     Deposits increased 6% with growth in transactional and term deposits; and

●      Margins increased 4 basis points, despite elevated levels of global liquidity continuing to place pressure on margins, with a greater focus on spreads on new lending and a reduction in lower yielding assets contributing to the rise.

Non-interest income decreased $94 million or 12% from:

●      Fee income was down $63 million, with subdued activity reducing opportunities in corporate and institutional markets;

●      Risk management income was down $50 million, following a much lower contribution from foreign exchange and commodities risk management in Second Half 2016; and

●     These declines were partly offset by $38 million increase in Hastings fees.

Operating expenses increased $9 million, or 1%, with higher compliance and regulatory costs largely offset by disciplined expense management and productivity initiatives. The half benefited from the new operating model introduced early in the period.

Asset quality remains sound, with impaired assets to total committed exposure declining 5 basis points to 0.33%. Overall, stressed assets remain at low levels. First Half 2016 also included provisions for the downgrade of a small number of individual names. Second Half 2016 recorded a small impairment benefit from write-backs and recoveries.

[1]   http://www.marketindex.com.au/asx100

[2]   The Asset Triple A Treasury, Trade and Risk Management Award 2016.

[3]   FinanceAsia Achievement Awards 2012, 2013, 2014, 2015 – Australia and New Zealand.

[4]  The Asset Triple A Asia Infrastructure Awards 2016.

Westpac Group 2016 Full Year Results Announcement | 61

2016 Full Year Financial Results
Divisional results

Full Year 2016 – Full Year 2015

●     Core earnings were 8% lower mostly from the 7 basis point decline in margins and a 3% reduction in non-interest income from subdued activity in corporate markets; and

●     Cash earnings were 18% lower, due to the lower core earnings and a $215 million increase in impairment charges.

WIB delivered cash earnings of $1,098 million, down $245 million, or 18%. The lower result was largely due to a $215 million increase in impairment charges and a 7 basis point decline in net interest margin.

Net interest income decreased $76 million, or 5%, from a $0.4 billion decrease in average interest-earning assets and a 7 basis point decline in net interest margin:

●      Net loans decreased 3% mostly from lower trade finance balances, predominantly in Asia;

●      Deposits increased 10%, mainly in term deposits; and

●      Institutional margins continue to be impacted by higher levels of global liquidity. This has contributed to tightening asset spreads for new lending.

Non-interest income decreased $42 million. Full Year 2015 included a $122 million negative impact from methodology changes to derivative valuations. Excluding this impact, non-interest income was down $164 million, from a decline in fee income due to lower corporate and institutional activity and lower performance fees from Hastings.

Operating expenses increased $28 million, or 2%, mostly from further investment to meet additional regulatory and compliance requirements. This increase was partially offset by disciplined expense management, including benefits from changes to the WIB operating model and the sale of certain Pacific Island operations.

Asset quality remains sound and the business has maintained its focus on origination standards and portfolio diversification. Impairments have moved to a charge of $177 million in Full Year 2016 compared to an impairment benefit of $38 million in Full Year 2015, predominantly due to increased provisions associated with the deterioration of a small number of individual names which were downgraded in First Half 2016.

62 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results
Divisional results

3.5                              Westpac New Zealand

Westpac New Zealand is responsible for sales and service of banking, wealth and insurance products for consumers, business, government and institutional customers in New Zealand. Westpac conducts its New Zealand banking business through two banks in New Zealand: Westpac New Zealand Limited, which is incorporated in New Zealand and Westpac Banking Corporation (New Zealand Branch), which is incorporated in Australia. Westpac New Zealand operates via an extensive network of branches and ATMs across both the North and South Islands. Business and institutional customers are also served through relationship and specialist product teams. Banking products are provided under the Westpac brand while insurance and wealth products are provided under Westpac Life and BT brands, respectively. Westpac New Zealand also has its own infrastructure, including technology, operations and treasury. All figures are in New Zealand dollars (NZ$).

			% Mov't			% Mov't
	Half Year	Half Year	Sept 16 -	Full Year	Full Year	Sept 16 -
NZ$m	Sept 16	March 16	Mar 16	Sept 16	Sept 15	Sept 15
Net interest income	867	839	3	1,706	1,670	2
Non-interest income	239	243	(2)	482	494	(2)
Net operating income	1,106	1,082	2	2,188	2,164	1
Operating expenses	(462)	(457)	1	(919)	(872)	5
Core earnings	644	625	3	1,269	1,292	(2)
Impairment charges	(50)	(9)	large	(59)	(47)	26
Operating profit before tax	594	616	(4)	1,210	1,245	(3)
Tax and non-controlling interests	(167)	(171)	(2)	(338)	(340)	(1)
Cash earnings	427	445	(4)	872	905	(4)

Economic profit	208	235	(11)	443	470	(6)
Expense to income ratio	41.8%	42.2%	(47bps)	42.0%	40.3%	170bps
Net interest margin	2.11%	2.15%	(4bps)	2.13%	2.25%	(12bps)

	As at	As at	% Mov't	As at	As at	% Mov't
	30 Sept	31 March	Sept 16 -	30 Sept	30 Sept	Sept 16 -
NZ$bn	2016	2016	Mar 16	2016	2015	Sept 15
Deposits
Term deposits	29.2	25.1	16	29.2	24.0	22
Other	28.3	29.8	(5)	28.3	27.9	1
Total deposits[1]	57.5	54.9	5	57.5	51.9	11
Net loans
Mortgages	45.1	43.4	4	45.1	42.0	7
Business	28.4	26.6	7	28.4	25.3	12
Other	2.0	2.1	(5)	2.0	2.1	(5)
Provisions	(0.4)	(0.4)	-	(0.4)	(0.4)	-
Total net loans	75.1	71.7	5	75.1	69.0	9
Deposit to loan ratio	76.6%	76.6%	(1bps)	76.6%	75.2%	134bps
Total assets	86.0	81.2	6	86.0	78.6	9
Total committed exposure	106.2	103.5	3	106.2	98.8	7
Third party liquid assets	8.3	8.6	(3)	8.3	8.7	(5)
Average interest-earning assets[2]	82.3	78.0	6	80.2	74.2	8
Funds under management	7.5	7.0	7	7.5	6.5	15
Funds under administration	2.0	2.0	-	2.0	2.0	-

	As at	As at	As at	As at
	30 Sept	31 March	30 Sept	31 March
	2016	2016	2015	2015
Credit quality
Impairment charges to average loans annualised	0.14%	0.03%	0.05%	0.09%
Mortgage 90+ day delinquencies	0.10%	0.15%	0.14%	0.25%
Other consumer loans 90+ day delinquencies	0.48%	0.56%	0.55%	0.81%
Impaired assets to total committed exposure	0.24%	0.35%	0.41%	0.55%
Total stressed assets to total committed exposure	2.54%	1.78%	1.60%	1.75%

[1] Total deposits in this table refers to total customer deposits. [2] Averages are calculated over six months for halves and twelve months for the full year.

Westpac Group 2016 Full Year Results Announcement | 63

2016 Full Year Financial Results
Divisional results

Financial performance (NZ$)

Second Half 2016 - First Half 2016

●      Continued the transformation of the business to improve service and efficiency, leading to a further increase in customers;

●      Core earnings increased 3% supported by a 5% lift in both lending and deposits; and

●      Overall asset quality remains sound although impairment charges were significantly higher (at $50 million), as the First Half 2016 charge of $9 million was particularly low. The higher impairment charge led to a 4% decline in cash earnings.

Westpac New Zealand has maintained sound returns while continuing its transformation program to materially enhance customer service and improve efficiency. Highlights in Second Half 2016 included:

●     Delivering more for customers:

-    Completed a number of enhancements to Westpac One, the division’s internet and mobile banking platform, and winning the award for best online banking by Canstar for the second year in a row;

-    Launched the CashNav App, a money management tool integrated with a customer’s accounts and allows customers to track their finances while providing insights into spending patterns; and

-    Continued the reconfiguration of the network including expanding the fleet of Smart ATMs (up 1%) to 162. new Smart ATM features include bill payments and increased withdrawal limits.

●     Growing in target segments:

-     Expanded the Group’s share of the affluent market segment following the launch of the partnership with Air New Zealand to provide Airpoints to credit and debit cardholders. This has been reflected in a 1 percentage point lift in credit card market share since September 20141;

-     Business lending increased 7% with good success in electricity and gas sectors;

-     Seeking to deepen relationships the business has increased the number of customers with transaction accounts with around two-thirds of consumer customers now having a transaction account; and

-     Continued to expand the division’s wealth and insurance businesses with FUM up 7% and in-force premiums up 2%. Customers choosing to have a wealth product were up 6 basis points over the half to 28.4%.

Net interest income increased $28 million or 3%, with average interest-earning assets rising 6% and the net interest margin down 4 basis points to 2.11%. The decline in net interest margin was due to:

●      Lower Treasury income;

●      These declines were partially offset by improved deposit spreads, mostly from the repricing of online deposits; and

●       Asset spreads were little changed over the prior half as the division actively managed new lending late in the Second Half 2016.

Lending increased $3.4 billion, or 5%:

-     Mortgages increased $1.7 billion or 4%, with growth at [0.8x] system1 as the division focused on return over growth in the half; and

-     Business lending was up $1.8 billion or 7%, mostly from growth in property, electricity and gas, and financial services.

Deposits were up $2.6 billion, or 5% with most growth recorded in term deposits and non-interest bearing accounts. Term deposit growth was largely due to efforts to deepen relationships with larger corporate customers as well as switching from online savings accounts as customers looked for yield and certainty in the falling interest rate environment.

The deposit to loan ratio of 76.6% was little changed and remains above the industry average.

Non-interest income was $4 million or 2% lower. The decrease was due to higher insurance benefits paid to customers which was partly offset by increased credit card income due to the larger customer base and the end of the fee waiver period for Airpoints cards.

[1] Source: RBNZ

64 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results
Divisional results

Operating expenses increased $5 million, or 1%, with most of the rise due to increased investment including the business transformation program. Productivity benefits, mostly from a reshaping of the network and increased online services, more than offset ordinary expense increases.

Asset quality metrics remained sound over the half, with delinquencies and impaired assets lower. Mortgage 90+ days delinquencies reduced to a very low level of 0.10%, down 5 basis points from First Half 2016, and other consumer delinquencies reduced 8 basis points to 0.48%. Impaired assets to TCE fell a further 11 basis points to a low of 24 basis points. Stressed assets were higher over the half mostly related to the dairy industry. In response to this increased stress the division conducted a detailed review of all dairy customers. This review confirmed the quality of the portfolio although some customers were downgraded and collective provisions were increased as a result.

This rise in collective provision levels contributed to the $41 million rise in impairment charges in Second Half 2016.

Full Year 2016 – Full Year 2015

●      Cash earnings declined 4% mostly from a 12 basis point decline in net interest margin, assets sales in Full Year 2015 not repeated and costs associated with division’s transformation program; and

●      Impairment charges increased, albeit off a low Full Year 2015 charge, from increased stress in the dairy sector and a lower level of write-backs and recoveries.

Cash earnings decreased $33 million or 4% with core earnings down $23 million or 2%.

Net interest income increased $36 million or 2%, with an 8% increase in average interest-earning assets partly offset by a 12 basis point decline in net interest margin.

●     The decline in margins was principally due:

-       Lower asset spreads were due to heightened competition for mortgages and a further customer preference for lower spread fixed rate loans which now represent 77% of portfolio, up 3 percentage points from September 2015;

-       Lower treasury income;

-       Higher wholesale funding costs included increased term issuance costs and the higher costs of shorter term funding; and

-       Partially offsetting these declines has been improved spreads on deposits principally from changed interest rates on online savings accounts.

●     Lending increased $6.1 billion or 9%:

-       Mortgages increased $3.1 billion or 7%, This growth was a little lower than the system1 as the division prioritised return over growth, especially in the second half of the year; and

-       Business lending increased $3.1 billion or 12% with the key sectors of agriculture, energy and financial services contributing to the growth.

●      Deposits increased $5.6 billion, or 11%, with growth broadly spread across the portfolio. Term deposits dominated growth as customers sought fixed returns in a falling interest rate environment and online savings deposits were repriced.

Non-interest income decreased $12 million or 2%. The decline was principally due to lower asset sales which contributed $23 million to income in Full Year 2015. This was partly offset by higher wealth and insurance income. Customers with a wealth product increased 27 basis points to 28.4%. This is reflected in FUM balances which rose 15% over the year.

Operating expenses increased $47 million or 5%, mostly due to investment in the division’s transformation program, costs of relaunching the brand and higher depreciation and software amortisation.

Overall asset quality metrics remain sound, although stressed assets to TCE increased 94 basis points to 2.54% mostly reflecting additional stress in the dairy sector. Impairment charges increased $12 million, consistent with the higher stress in the dairy portfolio and a lower level of write-backs and recoveries.

[1] Source: RBNZ.

Westpac Group 2016 Full Year Results Announcement | 65

2016 Full Year Financial Results Divisional results

3.6        Group Businesses

This segment comprises:

•     Group items, including earnings on capital not allocated to divisions, accounting entries for certain intra-group transactions that facilitate the presentation of the performance of the Group’s operating segments, earnings from non-core asset sales and certain other head office items such as centrally raised provisions;

•     Treasury is responsible for the management of the Group’s balance sheet including wholesale funding, capital and management of liquidity. Treasury also manages the interest rate risk and foreign exchange risks inherent in the balance sheet, including managing the mismatch between Group assets and liabilities. Treasury’s earnings are primarily sourced from managing the Group’s balance sheet and interest rate risk, within set risk limits;

•     Group Technology1 which comprises functions responsible for technology strategy and architecture, infrastructure and operations, applications development and business integration; and

•     Core support1 which comprises functions performed centrally, including Australian banking operations, property services, strategy, finance, risk, compliance, legal, and human resources.

			% Mov't			% Mov't
$m	Half Year Sept 16	Half Year March 16	Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	Sept 16 - Sept 15
Net interest income	237	333	(29)	570	441	29
Non-interest income	10	(2)	large	8	66	(88)
Net operating income	247	331	(25)	578	507	14
Operating expenses	(239)	(230)	4	(469)	(378)	24
Core earnings	8	101	(92)	109	129	(16)
Impairment (charges) / benefits	15	(6)	large	9	-	-
Operating profit before tax	23	95	(76)	118	129	(9)
Tax and non-controlling interests	(60)	(2)	large	(62)	(6)	large
Cash earnings	(37)	93	(140)	56	123	(54)

Treasury			% Mov't			% Mov't
$m	Half Year Sept 16	Half Year March 16	Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	Sept 16 - Sept 15
Net interest income	241	246	(2)	487	325	50
Non-interest income	9	13	(31)	22	25	(12)
Net operating income	250	259	(3)	509	350	45
Cash earnings	164	165	(1)	329	205	60

Treasury Value at Risk (VaR)2

$m	High	Low	Average
Six months ended 30 September 2016	53.7	29.5	41.1
Six months ended 31 March 2016	44.4	34.9	38.7
Six months ended 30 September 2015	37.9	31.6	35.5

[1]      Costs are partially allocated to other divisions in the Group, with costs attributed to enterprise activity retained in Group Businesses.

2      VaR includes trading book and banking book exposures. The banking book component includes interest rate risk, credit spread risk in liquid assets and other basis risks as used for internal management purposes. Previously, banking book VaR was based on interest rate risk positions used in the measurement of interest rate risk in the banking book for capital adequacy purposes and excluded credit spread and basis risk. For purposes of period-to-period comparison, 2015 results have been restated using the internal approach including credit spread and other basis risks.

66 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Divisional results

Financial performance

Second Half 2016 - First Half 2016

●      Cash earnings decreased $130 million from a higher tax expense, primarily from benefits related to prior period taxation matters in First Half 2016 not repeating and lower net operating income from additional funding costs in preparation for the introduction of NSFR; and

●      A $16 million reduction to centrally held economic overlay provisions.

Group Businesses cash earnings decreased $130 million compared to First Half 2016.

Net operating income decreased $84 million or 25% compared to First Half 2016, mainly due to additional funding costs incurred to further strengthen the balance sheet in preparation for the implementation of NSFR while lower interest rates impacted income on centrally held capital. Impairment charges were $21 million lower in Second Half 2016, primarily due to a $15 million reduction in the centrally held economic overlay provision. There was little change to the Group’s economic overlay provision, with the reduction in the centrally held overlay offset by an increase in economic overlay provisions in Westpac New Zealand related to the dairy industry.

Income tax expense and non-controlling interests increased $58 million in Second Half 2016, with the impact from the finalisation of prior period taxation matters in First Half 2016, not repeated.

Full Year 2016 – Full Year 2015

●      Cash earnings decreased $67 million from asset sales in Full Year 2015 that did not repeat, an increase in expenses and a higher tax expense, partly offset by higher Treasury income.

Group Businesses delivered cash earnings of $56 million, down $67 million on Full Year 2015.

Net interest income increased $129 million or 29% compared to Full Year 2015 from an improved Treasury result related to interest rate risk management and increased earnings from higher capital balances held centrally. This was partially offset by additional funding costs incurred to further strengthen the balance sheet in preparation for NSFR and lower interest rates.

Non-interest income decreased $58 million in Full Year 2016 reflecting a gain on an asset sale in Full Year 2015 that did not repeat.

Operating expenses increased $91 million or 24% compared to Full Year 2015 from an increase in restructuring costs, higher regulation and compliance costs and an increase in employee provisions.

Impairment benefit of $9 million in Full Year 2016 was primarily due to a reduction in the centrally held economic overlay provision. This was offset by higher provisions in the divisions.

Group Businesses effective tax rate of 46% is higher than the Group average, primarily due to the impact from hybrid distributions that are not deductible for taxation purposes.

Westpac Group 2016 Full Year Results Announcement | 67

2016 Full Year Financial Results Table of contents

4.0	Full Year financial report 2016
4.1	Significant developments		69
4.2	Consolidated income statement		75
4.3	Consolidated statement of comprehensive income		76
4.4	Consolidated balance sheet		77
4.5	Consolidated statement of changes in equity		78
4.6	Consolidated cash flow statement		80
4.7	Notes to the consolidated financial statements		81
	Note 1	Basis of preparation of financial information	81
	Note 2	Segment reporting	82
	Note 3	Net interest income	86
	Note 4	Non-interest income	87
	Note 5	Operating expenses	88
	Note 6	Income tax	89
	Note 7	Earnings per share	90
	Note 8	Average balance sheet and interest rates	91
	Note 9	Loans	92
	Note 10	Provisions for impairment charges	93
	Note 11	Credit quality	94
	Note 12	Deposits and other borrowings	96
	Note 13	Fair values of financial assets and liabilities	97
	Note 14	Contingent liabilities, contingent assets and credit commitments	104
	Note 15	Shareholders’ equity	106
	Note 16	Notes to the consolidated cash flow statement	109
	Note 17	Subsequent events	110
4.8	Statement in relation to the audit of the financial statements		111

68 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Significant developments

4.1     Significant developments

Corporate significant developments

Inquiry into Australia’s Financial System

In 2013, the Federal Government established an inquiry into Australia’s financial system (FSI). The FSI examined how the financial system could be positioned to best meet Australia’s evolving needs and support Australia’s economic growth.

On 7 December 2014, the FSI released its Final Report, which made 44 recommendations relating to a broad number of matters across the financial sector. Westpac supported the majority of the FSI’s recommendations. On 20 October 2015, the Government announced its formal response to the FSI’s recommendations, and in doing so, endorsed the majority of the recommendations.

The Government continues to consult on the detailed implementation of a number of these recommendations and Westpac is actively contributing to these consultations.

Australian Securities and Investments Commission (ASIC) reform package

On 20 April 2016, the Federal Government announced a package of policy reforms designed primarily to strengthen the powers and funding of ASIC.

As part of this package, the Government announced that it would accelerate the implementation of certain recommendations made by the FSI, including:

●     granting ASIC a product intervention power;

●     introducing a new ‘principles-based’ product design and distribution obligation on issuers and distributors; and

●     reviewing ASIC’s enforcement regime (including the penalties available).

On 19 October 2016, the Government released the terms of reference for the ASIC Enforcement Review Taskforce, which will assess the suitability of ASIC’s existing regulatory tools and whether they need to be strengthened. The taskforce is scheduled to report to the Government in 2017. In addition, the Government is expected to establish consultation processes to consider the detailed implementation of the product-related reforms in the near future.

BBSW proceedings

As part of ASIC’s ongoing industry-wide investigations into the interbank short-term money market and its impact on the setting of the bank bill swap reference rate (BBSW), on 5 April 2016, ASIC commenced civil proceedings against Westpac in the Federal Court of Australia, alleging certain misconduct, including market manipulation and unconscionable conduct. The conduct that is the subject of the proceedings is alleged to have occurred between 6 April 2010 and 6 June 2012. Westpac is defending these proceedings. ASIC is seeking from the court declarations that Westpac breached various provisions of the Corporations Act 2001 (Cth) and the Australian Securities and Investments Commission Act 2001 (Cth), pecuniary penalties of unspecified amounts and orders requiring Westpac to implement a comprehensive compliance program for persons involved in Westpac’s trading in the relevant market.

In August 2016, a class action was filed in the United States District Court for the Southern District of New York against Westpac and a large number of other Australian and international banks alleging misconduct in relation to BBSW. These proceedings are at an early stage and the level of damages sought has not been specified. Westpac is defending these proceedings.

Exception fees

Between 2011 and 2014, Westpac was served with three class action proceedings seeking refunds of certain exception fees paid by customers. In September 2016, the law firm representing the class members notified Westpac that it intends to discontinue all of those class actions. One of the class actions, in the Supreme Court of New South Wales, was formally discontinued in October 2016. The other two class actions, in the Federal Court of Australia, will be discontinued in the near future once certain procedural formalities have been completed.

Issue of Additional Tier 1 capital securities

On 30 June 2016, Westpac issued approximately $1.7 billion of securities known as Westpac Capital Notes 4, which qualify as Additional Tier 1 capital under APRA’s capital adequacy framework.

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2016 Full Year Financial Results Significant developments

Redemption of Additional Tier 1 capital securities

On 31 March 2016, all outstanding Trust Preferred Securities (US$525 million) of Westpac Capital Trust IV (TPS 2004) were redeemed.

On 30 June 2016, all outstanding Westpac Trust Preferred Securities (Westpac TPS) ($763 million) were redeemed by Westpac RE Limited, the responsible entity of the Westpac TPS Trust.

TPS 2004 and Westpac TPS qualified for transitional treatment as Additional Tier 1 capital.

Australian Bankers’ Association (ABA) action plan and industry reviews

On 21 April 2016, the ABA announced an action plan to protect consumer interests, increase transparency and accountability and build trust and confidence in banks.

The plan includes a number of industry-led initiatives including:

●     a review of product-based sales commissions;

●     a review of the Code of Banking Practice;

●     implementation of an industry register which would extend existing identification of rogue advisers to any bank employees, including customer-facing and non-customer facing roles; and

●     an evaluation of the establishment of an industry wide, mandatory last resort compensation scheme covering financial advisers.

Westpac is currently participating in these ongoing initiatives, which may lead to further reform in these areas.

House of Representatives Standing Committee on Economics Review of the Four Major Banks and other industry reviews

On 16 September 2016, the Chairman of the House of Representatives Standing Committee on Economics announced that the committee had commenced its Review of the Four Major Banks (Parliamentary Review). The terms of reference for the Parliamentary Review are wide-ranging, with one area of focus being how individual banks and the industry as a whole are responding to issues identified through other inquiries, including through the ABA action plan. Westpac attended a public hearing of the Parliamentary Review on 6 October 2016.

In addition, there are a number of other reviews underway that may impact upon Westpac and the financial services sector, including:

●     an inquiry into business lending to be conducted by the Australian Small Business and Family Enterprise Ombudsman; and

●     a review into external dispute resolution schemes, which will also consider the design, operation and powers of a proposed banking tribunal.

Professional standards for financial advisers

On 17 October 2016, the Federal Government announced that it would introduce legislation mandating professional standards for financial advisers. The new legislation may include reforms such as:

●     compulsory education requirements for new and existing advisers;

●     supervision requirements for new advisers;

●     the introduction of a code of ethics; and

●     the establishment of an industry-funded independent body charged with governing the professional standing of the financial advice industry.

The Government is expected to introduce this legislation before the end of 2016 following final consultations with industry and consumer groups. The new regime is scheduled to commence on 1 January 2019 with a transitional compliance period applying to existing financial advisers.

Financial benchmarks reform

In October 2016, the Federal Government announced a package of measures designed to strengthen the regulation of financial benchmarks. The measures were recommended to the Government by the Council of Financial Regulators, who recently concluded a consultation process on financial benchmark reform.

The key measures announced include:

●     ASIC will be empowered to develop enforceable rules for administrators and entities that make submissions to significant benchmarks (such as Westpac), including the power to compel submissions to benchmarks in the case that other calculation mechanisms fail;

70 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Significant developments

●     administrators of significant benchmarks will be required to hold a new ‘benchmark administration’ licence issued by ASIC (unless granted an exemption); and

●     the manipulation of any financial benchmark or financial product used to determine a financial benchmark (such as Negotiable Certificates of Deposit) will be made a specific criminal and civil offence.

These measures are expected to be introduced over the next 18 months.

Brexit

On 23 June 2016, the United Kingdom European Union membership referendum was held, which saw UK citizens vote to leave the European Union (EU). The UK Government subsequently confirmed that it will invoke Article 50 of the Lisbon Treaty, which triggers a two year negotiation period under which the UK and EU will negotiate the terms of the UK’s departure. A recent UK High Court decision, which may be appealed by the UK Government, has indicated that any decision to invoke Article 50 must be made by Parliament. At this stage, it is difficult to predict the timing and full impact of Brexit on Westpac and the broader global financial services industry.

Proposed reduction to the corporate tax rate

On 1 September 2016, the Australian Government introduced legislation to reduce the corporate tax rate progressively from 30% to 25% over the next 10 years. If the legislation is passed in its current form, the benefit of the reduced corporate tax rate for Westpac will begin to take effect from the 2023-24 financial year. Accordingly, the proposed reduction to the corporate tax rate will not significantly impact Westpac in the short term. A reduction to the corporate tax rate will reduce the value of imputation credits attached to franked dividends and distributions to security holders.

Taxation of cross-border financing arrangements

The Australian Government has decided to implement the Organisation for Economic Co-operation and Development’s (OECD) proposals relating to the taxation treatment of cross-border financing arrangements. These proposals may affect the taxation arrangements for ‘hybrid’ regulatory capital instruments issued by Westpac. The Board of Taxation has been asked to make recommendations to the Government about implementing the OECD proposals. If implemented without grandfathering, the potential effect of the OECD proposals is to increase the after-tax cost of certain previously issued hybrid capital securities.

The New Zealand Government has also commenced a public consultation process to consider whether the OECD proposals could be implemented in New Zealand.

Sale of Westpac’s operations in five Pacific Island nations

On 1 July 2016, Westpac completed the sale of its banking business in Vanuatu to Bank of South Pacific Limited (BSP). This was the fifth and final banking business to be sold to BSP, after the previous sale of Westpac’s operations in the Cook Islands, Samoa, Tonga and Solomon Islands.

Regulatory significant developments

FSI’s recommendations on bank capital

The Australian Government’s response to the FSI has endorsed APRA’s actions in implementing the FSI’s capital-related recommendations, and has confirmed APRA’s responsibility for implementing the remaining capital proposals.

To date, APRA has formally responded to two of the FSI’s recommendations:

●     Capital levels

On 4 July 2016, APRA released a comparison of Australian banks’ capital ratios relative to internationally-active banks using a common method of calculation. The comparison was based on a quantitative impact study (QIS) published by the Basel Committee on Banking Supervision (BCBS). The QIS included the capital ratios of internationally-active banks as of 30 June 2015, with APRA using capital ratios as of 31 December 2015 for the Australian banks. APRA concluded that the relative positioning of the major Australian banks’ Common Equity Tier 1 ratios was broadly in line with the benchmark suggested by the FSI of capital ratios in the top quartile of internationally-active banks.

●     Narrow mortgage risk weight differences

On 20 July 2015, APRA announced an interim change to how risk weighted assets (RWA) would be calculated on Australian residential mortgages for banks that use the Advanced Internal-Ratings Based (IRB) approach to credit risk. This change was in response to Recommendation 2 of the FSI regarding the differential in mortgage capital requirements between Advanced IRB and Standardised banks. This change led to the ratio of mortgage RWA to mortgage exposures for the Group increasing to approximately 24% on 1 July 2016. In August 2016, APRA reaffirmed its objective of a risk weight for Australian residential mortgages of an average of at least 25%, measured across all Advanced IRB banks.

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2016 Full Year Financial Results Significant developments

Further changes to regulatory capital requirements for Australian banks were also proposed by the FSI – these are likely to result from current international regulatory reviews being undertaken by the BCBS and the Financial Stability Board (FSB) considering leverage ratios, risk weight models for Advanced and Standardised banks, and Total Loss Absorbing Capacity (TLAC) for Global Systemically Important Banks (G-SIBs). The final outcomes of these reviews remain uncertain. APRA will be responsible for interpreting these international developments in the context of Australia’s circumstances and their final impact on Westpac will depend on APRA’s implementation.

Macro-prudential regulation

From December 2014, APRA has made use of macro prudential measures targeting a number of segments of mortgage lending that continue to impact lending practices in Australia. The measures include constraining growth in investment property lending within a benchmark of 10% and imposing additional levels of conservatism in serviceability assessments.

Basel Committee on Banking Supervision

Regulatory reforms and significant developments arising in relation to changes initiated by the BCBS and the FSB include:

Increased loss absorbency

In November 2015, the FSB issued a final paper for enhancing the TLAC for G-SIBs to operate alongside the Basel III capital requirements. At the same time, a consultation paper on TLAC holdings was issued by the BCBS. These proposals form part of the G20’s initiatives aimed at ‘ending too-big-to-fail’ and ensuring that the resolution of a failing Global Systemically Important Financial Institution can be carried out without causing systemic disruption or resorting to taxpayer support. In October 2016, the BCBS issued a final standard for TLAC holdings of G-SIBs. This standard will take effect from 1 January 2019 for most G-SIBs.

The FSI recommended the implementation in Australia of a framework for minimum loss absorbing and recapitalisation capacity sufficient to facilitate the orderly resolution of ADIs and minimise taxpayer support. In its response to the FSI, the Government endorsed implementation of the recommendation by APRA in line with emerging international practice.

Reform of the risk-based capital framework

In December 2014, the BCBS released two consultation papers on proposals for Capital Floors and proposed revisions to the Standardised Approach for Credit Risk. Since then, the BCBS has released two further consultation papers related to the risk based capital framework. The first was released in December 2015, which put forward possible amendments to the Standardised Approach for Credit Risk and the second was released in March 2016, which proposed constraints on the use of internal models for the calculation of risk weighted assets. In March 2016, the BCBS also released a consultation paper covering the Standardised Measurement Approach for Operational Risk. This paper proposed the removal of the use of internal model approaches to measure operational risk capital and replacement of these with a revised framework based on the proposed Standardised Measurement Approach. The revised standards for the Minimum Capital Requirements for Market Risk were released by the BCBS in January 2016.

In combination, these reform measures are intended to improve the consistency and comparability of bank capital ratios. However, finalisation of the remaining BCBS changes is not expected before the end of 2016, after which APRA will need to consult on, and then finalise, the Australian standards. Until that time, it is not possible to determine the impact on Westpac.

Leverage ratio

The Basel III capital framework also introduced a leverage ratio requirement. The BCBS proposes that introducing a simple, non-risk based leverage ratio requirement would act as a credible supplementary measure to the risk-based capital requirements. In January 2014, the BCBS published an amended leverage ratio framework. In May 2015, APRA released new disclosure requirements in relation to the leverage ratio which will initially only apply to select ADIs, including Westpac, and from 1 July 2015 required the disclosure of the leverage ratio on a quarterly basis. In April 2016, the BCBS published a consultation paper requiring a minimum leverage ratio of 3% as a Pillar 1 requirement from January 2018.

Further details of Westpac’s other regulatory disclosures required in accordance with prudential standard APS 330 can be accessed at www.westpac.com.au/aboutwestpac/investor-centre/financial-information/regulatorydisclosures.

Other regulatory developments

Liquidity

APRA released a revised draft of the prudential standard on liquidity (APS 210) on 29 September 2016. This draft prudential standard included the Net Stable Funding Ratio (NSFR) requirement, a measure designed to encourage longer-term funding resilience. APRA has indicated that the final APS 210, inclusive of the NSFR, will

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2016 Full Year Financial Results Significant developments

commence from 1 January 2018 in line with the BCBS’s effective date. Westpac is taking steps to comply with the NSFR from 1 January 2018.

Committed Liquidity Facility (CLF) annual revision

The Reserve Bank of Australia makes available to ADIs a CLF that, subject to qualifying conditions, can be accessed to meet Liquidity Coverage Ratio requirements under APS 210. This amount is reviewed annually. Westpac has received approval for a CLF of $49.1 billion for the 2017 calendar year (2016 calendar year: $58.6 billion).

OECD Common Reporting Standard

The OECD has developed Common Reporting Standard (CRS) rules for the automatic exchange of customer tax residency and financial account information amongst participating CRS countries.

CRS will require the Westpac Group to identify the tax residency of all customers and to report the tax residency and financial account details of non-resident customers to the relevant authorities in jurisdictions with which Australia has entered into an exchange of information agreement.

Australian financial institutions will have to collect customer tax residency information from 1 July 2017 and will have to report these details and associated financial account information from July 2018. Implementation of the rules will impose additional costs and operational burdens on Westpac.

Certain countries (such as the UK and India) have implemented the rules with effect from 1 January 2016. Westpac has implemented changes to its business operations to comply with the CRS requirements in these countries from 1 January 2016.

OTC derivatives reform

International regulatory reforms relating to over-the-counter (OTC) derivatives continue to be implemented by financial regulators across the globe, with the focus moving to implementing margin requirements for non-centrally cleared derivatives.

Globally, there has been significant progress developing requirements to implement the final policy framework for the margining of uncleared OTC derivatives as published by the BCBS and the International Organisation of Securities Commissions (IOSCO) in September 2013. Requirements for variation and initial margin commenced on 1 September 2016 in the US, Canada and Japan, while authorities in Asia and the EU are currently developing proposals. On 17 October 2016, APRA published prudential standard CPS 226, containing its final rules for margining and risk mitigation for non-centrally cleared derivatives. APRA did not, however, publish a commencement date for these obligations.

Westpac is now taking steps to ensure that it is in a position to comply with these global margin reforms.

In addition, Westpac continues to work with ASIC and industry associations in relation to the reporting and clearing of OTC derivative trades and the implementation of various rules.

Westpac has been implementing OTC derivatives trade reporting regulations imposed by the Monetary Authority of Singapore, Hong Kong Monetary Authority and various provincial financial regulators in Canada. Certain aspects of trade reporting have commenced in these jurisdictions and continue to be implemented and enhanced in phases. Westpac has also been implementing clearing requirements in relation to interest rate derivatives under Australian, US and European rules and credit default swaps under European rules.

New Zealand

Regulatory reforms and significant developments in New Zealand include:

Reserve Bank of New Zealand (RBNZ) – macro prudential policy framework

Since October 2013, restrictions on high loan-to-value-ratio (LVR) lending have been part of the RBNZ’s macro-prudential policy framework. In September 2016, the RBNZ introduced changes to LVR restrictions that apply to residential property lending throughout New Zealand. From October 2016, residential property investment lending where the LVR is greater than 60% cannot exceed 5% of a bank’s new residential mortgage lending for that category, carried out in the three month measurement period which applies to WNZL. In addition, non-property investment residential lending where the LVR is greater than 80% cannot comprise more than 10% of that new residential mortgage lending in the relevant measurement period. The RBNZ is also investigating the case for restrictions on the total debt-to-income ratios of borrowers.

RBNZ – Review of Outsourcing Policy

In August 2015, the RBNZ released a consultation paper proposing revisions to its Outsourcing Policy that would have prohibited banks from outsourcing certain key functions to its related parties. The paper specifically highlighted the general ledger, SWIFT gateway and licence and regulatory reporting as three areas where

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2016 Full Year Financial Results Significant developments

outsourcing would be prohibited. These revisions were designed to support the RBNZ’s approach to bank resolution, as set out in its Open Bank Resolution policy.

In May 2016, the RBNZ released a second consultation paper that clarified that there may be other bank functions that are integral to its approach to bank resolution that will need to be addressed in the Outsourcing Policy. However, the RBNZ also noted that an outright prohibition on outsourcing may not be required if a bank has appropriate standby capability. Submissions on this consultation paper closed in August 2016 and the RBNZ has indicated it will release an exposure draft of the new policy towards the end of 2016 or early in 2017.

RBNZ Regulatory stocktake

The RBNZ is undertaking a stocktake of the regulatory framework applying to banks with the aim of improving the efficiency, clarity and consistency of regulatory requirements. The RBNZ released its first consultation document on potential changes to the prudential regime arising out of the stocktake in July 2015 and published a summary of submissions and its policy decisions in December 2015. One of the key issues considered was the RBNZ’s off-quarter disclosure requirements. The RBNZ announced that it had decided to recommend to the Minister of Finance that the requirement for overseas incorporated registered banks to publish off-quarter disclosure information should be removed. In September 2016, the RBNZ released a consultation paper that proposed an option which would involve the RBNZ publishing a quarterly electronic “dashboard” of key financial information submitted by individual locally incorporated banks, which would replace the existing off-quarter disclosure statement requirements for these banks. The paper also considered the RBNZ’s less preferred option which involves locally incorporated banks publishing a shorter disclosure statement providing essential information on capital and asset quality plus liquidity. Changes to the off-quarter disclosure regime are expected to take effect in 2017.

Financial Advisers Act (FAA)

The New Zealand Government announced plans for changes to the FAA regime in July 2016. A bill is expected to be introduced next year after consultation on an exposure draft of the legislation. The changes to the FAA will simplify the regime by removing unnecessary complexity and regulatory boundaries. Other key changes include:

•             enabling the provision of automated digital advice without the direct involvement of a human adviser (robo-advice);

•             requiring all individuals or robo-advice platforms providing financial advice to:

-    place the interests of the consumer first;

-    only provide advice where competent to do so;

-    be licensed; and

•             making disclosure requirements more meaningful to improve consumer understanding and transparency.

74 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Consolidated financial statements

4.2     Consolidated income statement

Westpac Banking Corporation and its controlled entities

				% Mov't			% Mov't
$m	Note	Half Year Sept 16	Half Year March 16	Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	Sept 16 - Sept 15
Interest income	3	15,822	16,000	(1)	31,822	32,295	(1)
Interest expense	3	(8,151)	(8,523)	(4)	(16,674)	(18,028)	(8)
Net interest income		7,671	7,477	3	15,148	14,267	6
Non-interest income	4	2,841	2,996	(5)	5,837	7,375	(21)
Net operating income before operating expenses and impairment charges		10,512	10,473	-	20,985	21,642	(3)
Operating expenses	5	(4,649)	(4,568)	2	(9,217)	(9,473)	(3)
Impairment charges	10	(457)	(667)	(31)	(1,124)	(753)	49
Profit before income tax		5,406	5,238	3	10,644	11,416	(7)
Income tax expense	6	(1,656)	(1,528)	8	(3,184)	(3,348)	(5)
Net profit for the period		3,750	3,710	1	7,460	8,068	(8)
Profit attributable to non-controlling interests		(6)	(9)	(33)	(15)	(56)	(73)
Net profit attributable to owners of Westpac Banking Corporation		3,744	3,701	1	7,445	8,012	(7)
Earnings per share (cents)
Basic	7	112.3	112.3	-	224.6	255.0	(12)
Diluted	7	108.9	109.2	-	217.8	248.2	(12)

The above consolidated income statement should be read in conjunction with the accompanying notes.

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2016 Full Year Financial Results Consolidated financial statements

4.3     Consolidated statement of comprehensive income

Westpac Banking Corporation and its controlled entities

			% Mov't			% Mov't
$m	Half Year Sept 16	Half Year March 16	Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	Sept 16 - Sept 15
Net profit for the period	3,750	3,710	1	7,460	8,068	(8)
Other comprehensive income
Items that may be reclassified subsequently to profit or loss
Gains/(losses) on available-for-sale securities:
Recognised in equity	91	(35)	large	56	(148)	(138)
Transferred to income statements	(3)	(5)	(40)	(8)	(73)	(89)
Gains/(losses) on cash flow hedging instruments:
Recognised in equity	(146)	(158)	(8)	(304)	(59)	large
Transferred to income statements	27	(6)	large	21	(131)	(116)
Exchange differences on translation of foreign operations	(3)	(235)	(99)	(238)	15	large
Income tax on items taken to or transferred from equity:
Available-for-sale securities reserve	(23)	10	large	(13)	67	(119)
Cash flow hedging reserve	36	49	(27)	85	54	57
Share of associates’ other comprehensive income (net of tax)	(6)	(11)	45	(17)	5	large
Items that will not be reclassified subsequently to profit or loss
Own credit adjustment on financial liabilities designated at fair value (net of tax)	(21)	(33)	(36)	(54)	160	(134)
Remeasurement of defined benefit obligation recognised in equity (net of tax)	39	(86)	(145)	(47)	111	(142)
Other comprehensive income for the period (net of tax)	(9)	(510)	(98)	(519)	1	large
Total comprehensive income for the period	3,741	3,200	17	6,941	8,069	(14)
Attributable to:
Owners of Westpac Banking Corporation	3,735	3,191	17	6,926	8,013	(14)
Non-controlling interests	6	9	(33)	15	56	(73)
Total comprehensive income for the period	3,741	3,200	17	6,941	8,069	(14)

The above consolidated statement of comprehensive income should be read in conjunction with the accompanying notes.

76 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results
Consolidated financial statements

4.4                    Consolidated balance sheet

Westpac Banking Corporation and its controlled entities

		As at	As at	As at	% Mov't	% Mov't
		30 Sept	31 March	30 Sept	Sept 16 -	Sept 16 -
$m	Note	2016	2016	2015	Mar 16	Sept 15
Assets
Cash and balances with central banks		17,015	18,811	14,770	(10)	15
Receivables due from other financial institutions		9,951	13,503	9,583	(26)	4
Trading securities and financial assets designated at fair value		21,168	28,310	27,454	(25)	(23)
Derivative financial instruments		32,227	39,199	48,173	(18)	(33)
Available-for-sale securities		60,665	56,021	54,833	8	11
Loans	9	661,926	640,687	623,316	3	6
Life insurance assets		14,192	13,540	13,125	5	8
Regulatory deposits with central banks overseas		1,390	1,420	1,309	(2)	6
Investments in associates		726	742	756	(2)	(4)
Property and equipment		1,737	1,628	1,592	7	9
Deferred tax assets		1,552	1,511	1,377	3	13
Intangible assets		11,520	11,465	11,574	-	-
Other assets		5,133	4,923	4,294	4	20
Total assets		839,202	831,760	812,156	1	3
Liabilities
Payables due to other financial institutions		18,209	21,205	18,731	(14)	(3)
Deposits and other borrowings	12	513,071	494,246	475,328	4	8
Other financial liabilities at fair value through income statement		4,752	7,172	9,226	(34)	(48)
Derivative financial instruments		36,076	51,230	48,304	(30)	(25)
Debt issues		169,902	165,065	171,054	3	(1)
Current tax liabilities		385	235	539	64	(29)
Life insurance liabilities		12,361	11,875	11,559	4	7
Provisions		1,420	1,216	1,489	17	(5)
Deferred tax liabilities		36	29	55	24	(35)
Other liabilities		9,004	8,489	8,116	6	11
Total liabilities excluding loan capital		765,216	760,762	744,401	1	3
Loan capital		15,805	13,017	13,840	21	14
Total liabilities		781,021	773,779	758,241	1	3
Net assets		58,181	57,981	53,915	-	8
Shareholders’ equity
Share capital:
Ordinary share capital	15	33,469	33,155	29,280	1	14
Treasury shares and RSP treasury shares	15	(455)	(450)	(385)	1	18
Reserves	15	727	710	1,031	2	(29)
Retained profits		24,379	23,756	23,172	3	5
Total equity attributable to owners of Westpac Banking Corporation		58,120	57,171	53,098	2	9
Non-controlling interests		61	810	817	(92)	(93)
Total shareholders’ equity and non-controlling interests		58,181	57,981	53,915	-	8

The above consolidated balance sheet should be read in conjunction with the accompanying notes.

Westpac Group 2016 Full Year Results Announcement | 77

2016 Full Year Financial Results
Consolidated financial statements

4.5                    Consolidated statement of changes in equity

Westpac Banking Corporation and its controlled entities

				Total equity		Total
				attributable		shareholders’
				to owners		equity and
				of Westpac	Non-	non-
	Share		Retained	Banking	controlling	controlling
$m	Capital	Reserves	Profits	Corporation	Interests	interests
Balance at 1 October 2014	26,639	1,176	20,641	48,456	881	49,337
Net profit for the year	-	-	8,012	8,012	56	8,068
Net other comprehensive income for the year	-	(270)	271	1	-	1
Total comprehensive income for the year	-	(270)	8,283	8,013	56	8,069
Transactions in capacity as equity holders
Dividends on ordinary shares[1]	-	-	(5,752)	(5,752)	-	(5,752)
Dividend reinvestment plan	1,412	-	-	1,412	-	1,412
Dividend reinvestment plan underwrite	1,000	-	-	1,000	-	1,000
Other equity movements
Share based payment arrangements	-	141	-	141	-	141
Exercise of employee share options and rights	16	-	-	16	-	16
Purchase of shares (net of issue costs)	(91)	-	-	(91)	-	(91)
(Acquisition)/Disposal of treasury shares	(81)	-	-	(81)	-	(81)
Disposal of controlled entities	-	-	-	-	(105)	(105)
Other	-	(16)	-	(16)	(15)	(31)
Total contributions and distributions	2,256	125	(5,752)	(3,371)	(120)	(3,491)
Balance at 30 September 2015	28,895	1,031	23,172	53,098	817	53,915
Net profit for the year	-	-	7,445	7,445	15	7,460
Net other comprehensive income for the year	-	(418)	(101)	(519)	-	(519)
Total comprehensive income for the year	-	(418)	7,344	6,926	15	6,941
Transactions in capacity as equity holders
Dividends on ordinary shares[1]	-	-	(6,128)	(6,128)	-	(6,128)
Dividend reinvestment plan	726	-	-	726	-	726
Share entitlement offer	3,510	-	-	3,510	-	3,510
Other equity movements
Share based payment arrangements	-	116	-	116	-	116
Exercise of employee share options and rights	2	-	-	2	-	2
Purchase of shares (net of issue costs)	(49)	-	-	(49)	-	(49)
(Acquisition)/Disposal of treasury shares	(70)	-	-	(70)	-	(70)
Other[2]	-	(2)	(9)	(11)	(771)	(782)
Total contributions and distributions	4,119	114	(6,137)	(1,904)	(771)	(2,675)
Balance at 30 September 2016	33,014	727	24,379	58,120	61	58,181

The above consolidated statement of changes in equity should be read in conjunction with the accompanying notes.

[1]  2016 comprises 2016 interim dividend 94 cents and 2015 final dividend 94 cents (2015: 2015 interim dividend 93 cents and 2014 final dividend 92 cents per share), all fully franked at 30%.

2 On 30 June 2016 the 2006 Trust Preferred Securities (2006 TPS) were redeemed in full.

78 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results
Consolidated financial statements

4.5                    Consolidated statement of changes in equity (continued)

Westpac Banking Corporation and its controlled entities

				Total equity
				attributable		Total
				to owners		shareholders’
				of Westpac	Non-	equity and
	Share		Retained	Banking	controlling	non-controlling
$m	Capital	Reserves	Profits	Corporation	Interests	interests
Balance at 1 October 2015	28,895	1,031	23,172	53,098	817	53,915
Net profit for the period	-	-	3,701	3,701	9	3,710
Net other comprehensive income for the period	-	(391)	(119)	(510)	-	(510)
Total comprehensive income for the period	-	(391)	3,582	3,191	9	3,200
Transactions in capacity as equity holders
Dividends on ordinary shares[1]	-	-	(2,998)	(2,998)	-	(2,998)
Dividend reinvestment plan	410	-	-	410	-	410
Share entitlement offer	3,510	-	-	3,510	-	3,510
Other equity movements
Share based payment arrangements	-	70	-	70	-	70
Exercise of employee share options and rights	1	-	-	1	-	1
Purchase of shares (net of issue costs)	(46)	-	-	(46)	-	(46)
(Acquisition)/Disposal of treasury shares	(65)	-	-	(65)	-	(65)
Other	-	-	-	-	(16)	(16)
Total contributions and distributions	3,810	70	(2,998)	882	(16)	866
Balance at 31 March 2016	32,705	710	23,756	57,171	810	57,981
Net profit for the period	-	-	3,744	3,744	6	3,750
Net other comprehensive income for the period	-	(27)	18	(9)	-	(9)
Total comprehensive income for the period	-	(27)	3,762	3,735	6	3,741
Transactions in capacity as equity holders
Dividends on ordinary shares[1]	-	-	(3,130)	(3,130)	-	(3,130)
Dividend reinvestment plan	316	-	-	316	-	316
Other equity movements				-		-
Share based payment arrangements	-	46	-	46	-	46
Exercise of employee share options and rights	1	-	-	1	-	1
Purchase of shares (net of issue costs)	(3)	-	-	(3)	-	(3)
(Acquisition)/Disposal of treasury shares	(5)	-	-	(5)	-	(5)
Other[2]	-	(2)	(9)	(11)	(755)	(766)
Total contributions and distributions	309	44	(3,139)	(2,786)	(755)	(3,541)
Balance at 30 September 2016	33,014	727	24,379	58,120	61	58,181

The above consolidated statement of changes in equity should be read in conjunction with the accompanying notes.

[1] 2016 comprises 2016 interim dividend 94 cents and 2015 final dividend 94 cents per share fully franked at 30%. [2] On 30 June 2016 the 2006 TPS were redeemed in full.

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2016 Full Year Financial Results Consolidated financial statements

4.6     Consolidated cash flow statement

Westpac Banking Corporation and its controlled entities

				% Mov't			% Mov't
$m	Note	Half Year Sept 16	Half Year March 16	Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	Sept 16 - Sept 15
Cash flows from operating activities
Interest received		15,939	15,878	-	31,817	32,377	(2)
Interest paid		(7,974)	(8,747)	(9)	(16,721)	(18,319)	(9)
Dividends received excluding life business		21	22	(5)	43	12	large
Other non-interest income received		2,354	2,696	(13)	5,050	5,289	(5)
Operating expenses paid		(3,627)	(4,479)	(19)	(8,106)	(7,502)	8
Income tax paid excluding life business		(1,526)	(1,847)	(17)	(3,373)	(3,322)	2
Life business:
Receipts from policyholders and customers		996	897	11	1,893	1,921	(1)
Interest and other items of similar nature		15	15	-	30	33	(9)
Dividends received		242	106	128	348	328	6
Payments to policyholders and suppliers		(875)	(767)	14	(1,642)	(1,754)	(6)
Income tax paid		(43)	(53)	(19)	(96)	(104)	(8)
Cash flows from operating activities before changes in operating assets and liabilities		5,522	3,721	48	9,243	8,959	3
Net (increase)/decrease in:
Trading securities and financial assets designated at fair value		7,369	(614)	large	6,755	21,538	(69)
Loans		(18,034)	(20,048)	(10)	(38,082)	(39,569)	(4)
Receivables due from other financial institutions		3,785	(4,681)	(181)	(896)	(1,000)	(10)
Life insurance assets and liabilities		(151)	(102)	48	(253)	(191)	32
Regulatory deposits with central banks overseas		28	(237)	(112)	(209)	497	(142)
Derivative financial instruments		(8,498)	3,391	large	(5,107)	11,730	(144)
Other assets		(220)	(256)	(14)	(476)	95	large
Net increase/(decrease) in:
Other financial liabilities at fair value through income statement		(2,449)	(2,039)	20	(4,488)	(10,027)	(55)
Deposits and other borrowings		16,074	22,697	(29)	38,771	8,526	large
Payables due to other financial institutions		(2,999)	2,926	large	(73)	(1,194)	(94)
Other liabilities		63	249	(75)	312	95	large
Net cash provided by/(used in) operating activities	16	490	5,007	(90)	5,497	(541)	large
Cash flows from investing activities
Proceeds from available-for-sale securities		5,058	13,721	(63)	18,779	8,471	122
Purchase of available-for-sale securities		(9,670)	(15,054)	(36)	(24,724)	(26,551)	(7)
Purchase of intangible assets		(436)	(271)	61	(707)	(630)	12
Purchase of property and equipment		(314)	(207)	52	(521)	(677)	(23)
Proceeds from disposal of property and equipment		9	23	(61)	32	24	33
Proceeds from disposal of controlled entities, net of cash disposed	16	(58)	(46)	26	(104)	648	(116)
Net cash (used in)/provided by investing activities		(5,411)	(1,834)	195	(7,245)	(18,715)	(61)
Cash flows from financing activities
Issue of loan capital (net of issue costs)		2,756	840	large	3,596	2,244	60
Redemption of loan capital		(20)	(1,424)	(99)	(1,444)	-	-
Net increase/(decrease) in debt issues		3,818	1,395	174	5,213	6,826	(24)
Proceeds from Share Entitlement Offer		-	3,510	(100)	3,510	-	-
Dividend reinvestment plan underwrite		-	-	-	-	1,000	(100)
Proceeds from exercise of employee options		1	1	-	2	16	(88)
Purchase of shares on exercise of employee options and rights		(3)	(21)	(86)	(24)	(73)	(67)
Shares purchased for delivery of employee share plan		-	(27)	(100)	(27)	(27)	-
Purchase of RSP treasury shares		(1)	(61)	(98)	(62)	(69)	(10)
Net sale/(purchase) of other treasury shares		(4)	(4)	-	(8)	(12)	(33)
Payment of dividends		(2,814)	(2,588)	9	(5,402)	(4,340)	24
Payment of distributions to non-controlling interests		(2)	(16)	(88)	(18)	(52)	(65)
Redemption of 2006 Trust Preferred Securities		(763)	-	-	(763)	-	-
Net cash provided by/(used in) financing activities		2,968	1,605	85	4,573	5,513	(17)
Net increase/(decrease) in cash and cash equivalents		(1,953)	4,778	(141)	2,825	(13,743)	(121)
Effect of exchange rate changes on cash and cash equivalents		157	(737)	(121)	(580)	2,753	(121)
Cash and cash equivalents as at the beginning of the period		18,811	14,770	27	14,770	25,760	(43)
Cash and cash equivalents as at the end of the period		17,015	18,811	(10)	17,015	14,770	15

The above consolidated cash flow statement should be read in conjunction with the accompanying notes.

80 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Notes to the consolidated financial statements

4.7     Notes to the consolidated financial statements

Note 1. Basis of preparation of financial information

The accounting policies and methods of computation adopted in the financial year were in accordance with the requirements for an authorised deposit-taking institution under the Banking Act 1959 (as amended), Australian Accounting Standards (AAS) and Interpretations as issued by the Australian Accounting Standards Board and the Corporations Act 2001. Westpac’s financial statements also comply with International Financial Reporting Standards as issued by the International Accounting Standards Board. Where necessary, comparative figures have been adjusted to conform to changes in presentation in the current period. All amounts have been rounded to the nearest million dollars unless otherwise stated.

Westpac Group 2016 Full Year Results Announcement | 81

2016 Full Year Financial Results Notes to the consolidated financial statements

Note 2. Segment reporting

Operating segments are presented on a basis that is consistent with information provided internally to Westpac’s key decision makers and reflects the management of the business, rather than the legal structure of the Group.

In assessing the financial performance of its divisions internally, Westpac uses a measure of performance it refers to as ‘cash earnings’.

Cash earnings is not a measure of cash flow or net profit determined on a cash accounting basis, as it includes non-cash items reflected in net profit determined in accordance with AAS. The specific adjustments include both cash and non-cash items. Cash earnings, as calculated by Westpac, is viewed as a measure of the level of profit that is generated by ongoing operations and is therefore considered in assessing distributions.

Management believes this allows the Group to more effectively assess performance for the current period against prior periods and to compare performance across business divisions and across peer companies.

Three categories of adjustments are made to statutory results to determine cash earnings:

•       material items that key decision makers at Westpac believe do not reflect ongoing operations;

•       items that are not considered when dividends are recommended, such as the amortisation of intangibles, impact of Treasury shares and economic hedging impacts; and

•       accounting reclassifications between individual line items that do not impact statutory results.

Internal charges and transfer pricing adjustments have been reflected in the performance of each operating segment. Inter-segment pricing is determined on an arm’s length basis.

Reportable operating segments

Westpac announced in June 2015 a new operating structure to better align the Group’s divisional structure to customer segments, up to 30 September 2015 the accounting and financial performance continued to be reported (both internally and externally) on the basis of the previous structure. The new operating structure has seen the Group’s Australian retail and business banking operations reorganised under two divisions, Consumer Bank and Business Bank. A key rationale for the change has been to improve accountability for the end-to-end customer experience while maintaining the Group’s unique portfolio of brands.

In 2015, Westpac also commenced the sale of certain Pacific island operations. In light of this change, Westpac Pacific is no longer reported under Group Businesses (previously called Other Divisions). Its results are now included under Westpac Institutional Bank consistent with its line of reporting.

Comparatives have been restated to reflect the new organisational structure.

The operating segments are defined by the customers they service and the services they provide:

•       Consumer Bank (CB):

-  responsible for sale and service of banking and financial products and services;

-  customer base is consumer customers in Australia;

-  operates under the Westpac, St.George, BankSA, Bank of Melbourne and RAMS brands.

●       Business Bank (BB):

-  responsible for sales and service of banking and financial products and services;

-  customer base is micro, SME and commercial business customers for facilities up to approximately $150 million;

-  operates under the Westpac, St.George, BankSA and Bank of Melbourne brands.

•       BT Financial Group (Australia) (BTFG):

-  Westpac’s Australian wealth management and insurance division;

-  services include the provision of funds management, insurance, financial advice, margin lending, private banking and broking services;

-  operates under the Advance, Ascalon Capital Managers, Asgard, Licensee Select, BT Select, and Securitor brands, as well as the Advice, Private Banking and Insurance operations of Westpac, St.George, Bank of Melbourne and BankSA brands;

-  includes the share of the Group’s interest in BT Investment Management (BTIM), which following Westpac’s partial sale has been equity accounted from July 2015.

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2016 Full Year Financial Results Notes to the consolidated financial statements

Note 2. Segment reporting (continued)

•       Westpac Institutional Bank (WIB):

-  Westpac’s institutional financial services division delivering a broad range of financial products and services;

-  customer base includes commercial, corporate, institutional and government customers in Australia and New Zealand;

-  supports customers through branches and subsidiaries located in Australia, New Zealand, US, UK and Asia;

-  also responsible for Westpac Pacific, providing a range of banking services in Fiji and Papua New Guinea (PNG).

•       Westpac New Zealand:

-      responsible for sales and service of banking, wealth and insurance products to customers in New Zealand;

-  customer base includes consumers, business and institutional and government customers;

-  operates under the Westpac brand for banking products, the Westpac Life brand for life insurance products and the BT brand for wealth products.

•       Group Businesses include:

-  Group items including earnings on capital not allocated to divisions, accounting entries for certain intra-group transactions that facilitate the presentation of the performance of the Group’s operating segments, earnings from non-core asset sales and certain other head office items such as centrally raised provisions;

-  Treasury is responsible for the management of the Group’s balance sheet including wholesale funding, capital and management of liquidity. Treasury also manages the interest rate risk and foreign exchange risks inherent in the balance sheet, including managing the mismatch between Group assets and liabilities. Treasury’s earnings are primarily sourced from managing the Group’s balance sheet and interest rate risk, within set risk limits;

-  Group Technology1 which comprises functions responsible for technology strategy and architecture, infrastructure and operations, applications development and business integration; and

-  Core Support and enterprise services2 which comprises functions performed centrally, including Australian banking operations, property services, strategy, finance, risk, compliance, legal and human resources.

1  Costs are fully allocated to other divisions in the Group.

2  Costs are partially allocated to other divisions in the Group, with costs attributed to enterprise activity retained in Group Businesses.

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2016 Full Year Financial Results Notes to the consolidated financial statements

Note 2. Segment reporting (continued)

The tables below present the segment results on a cash earnings basis for the Group:

	Half Year Sept 16
$m	Consumer Bank	Business Bank	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand (A$)	Group Businesses	Group
Net interest income	3,617	1,996	252	778	815	237	7,695
Non-interest income	434	555	945	721	224	10	2,889
Net operating income before operating expenses and impairment charges	4,051	2,551	1,197	1,499	1,039	247	10,584
Operating expenses	(1,633)	(900)	(595)	(678)	(434)	(239)	(4,479)
Impairment (charges) / benefits	(223)	(206)	2	1	(46)	15	(457)
Profit before income tax	2,195	1,445	604	822	559	23	5,648
Income tax expense	(658)	(434)	(180)	(237)	(157)	(58)	(1,724)
Profit attributable to non-controlling interests	-	-	-	(4)	-	(2)	(6)
Cash earnings for the period	1,537	1,011	424	581	402	(37)	3,918
Net cash earnings adjustments	(58)	(5)	(16)	-	4	(99)	(174)
owners of Westpac Banking Corporation	1,479	1,006	408	581	406	(136)	3,744
Total assets	351,528	156,804	38,217	110,416	82,071	100,166	839,202
Total liabilities	186,629	116,804	39,710	120,653	72,408	244,817	781,021

	Half Year March 16
$m	Consumer Bank	Business Bank	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand (A$)	Group Businesses	Group
Net interest income	3,554	1,963	246	784	773	333	7,653
Non-interest income	416	549	963	815	225	(2)	2,966
Net operating income before operating expenses and impairment charges	3,970	2,512	1,209	1,599	998	331	10,619
Operating expenses	(1,637)	(896)	(565)	(669)	(422)	(230)	(4,419)
Impairment (charges) / benefits	(269)	(204)	(2)	(178)	(8)	(6)	(667)
Profit before income tax	2,064	1,412	642	752	568	95	5,533
Income tax expense	(620)	(424)	(190)	(232)	(158)	4	(1,620)
Profit attributable to non-controlling interests	-	-	-	(3)	-	(6)	(9)
Cash earnings for the period	1,444	988	452	517	410	93	3,904
Net cash earnings adjustments	(58)	(5)	(16)	-	(2)	(122)	(203)
owners of Westpac Banking Corporation	1,386	983	436	517	408	(29)	3,701
Total assets	340,372	153,044	36,774	124,111	73,250	104,209	831,760
Total liabilities	178,324	113,012	36,661	127,593	65,446	252,743	773,779

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2016 Full Year Financial Results Notes to the consolidated financial statements

Note 2. Segment reporting (continued)

	Full Year Sept 16
$m	Consumer Bank	Business Bank	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand (A$)	Group Businesses	Group
Net interest income	7,171	3,959	498	1,562	1,588	570	15,348
Non-interest income	850	1,104	1,908	1,536	449	8	5,855
Net operating income before operating expenses and impairment charges	8,021	5,063	2,406	3,098	2,037	578	21,203
Operating expenses	(3,270)	(1,796)	(1,160)	(1,347)	(856)	(469)	(8,898)
Impairment (charges) / benefits	(492)	(410)	-	(177)	(54)	9	(1,124)
Profit before income tax	4,259	2,857	1,246	1,574	1,127	118	11,181
Income tax expense	(1,278)	(858)	(370)	(469)	(315)	(54)	(3,344)
Profit attributable to non-controlling interests	-	-	-	(7)	-	(8)	(15)
Cash earnings for the period	2,981	1,999	876	1,098	812	56	7,822
Net cash earnings adjustments	(116)	(10)	(32)	-	2	(221)	(377)
owners of Westpac Banking Corporation	2,865	1,989	844	1,098	814	(165)	7,445
Total assets	351,528	156,804	38,217	110,416	82,071	100,166	839,202
Total liabilities	186,629	116,804	39,710	120,653	72,408	244,817	781,021

	Full Year Sept 15
$m	Consumer Bank	Business Bank	BT Financial Group (Australia)	Westpac Institutional Bank	Westpac New Zealand (A$)	Group Businesses	Group
Net interest income	6,396	3,767	445	1,638	1,552	441	14,239
Non-interest income	940	1,068	2,192	1,578	457	66	6,301
Net operating income before operating expenses and impairment charges	7,336	4,835	2,637	3,216	2,009	507	20,540
Operating expenses	(3,113)	(1,731)	(1,286)	(1,319)	(808)	(378)	(8,635)
Impairment (charges) / benefits	(478)	(273)	4	38	(44)	-	(753)
Profit before income tax	3,745	2,831	1,355	1,935	1,157	129	11,152
Income tax expense	(1,125)	(852)	(409)	(584)	(313)	9	(3,274)
Profit attributable to non-controlling interests	-	-	(32)	(8)	(3)	(15)	(58)
Cash earnings for the period	2,620	1,979	914	1,343	841	123	7,820
Net cash earnings adjustments	(116)	(10)	(23)	-	-	341	192
owners of Westpac Banking Corporation	2,504	1,969	891	1,343	841	464	8,012
Total assets	328,566	149,346	35,813	127,316	71,538	99,577	812,156
Total liabilities	175,247	108,589	37,168	127,600	63,490	246,147	758,241

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2016 Full Year Financial Results Notes to the consolidated financial statements

Note 3. Net interest income

$m	Half Year Sept 16	Half Year March 16	% Mov't Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	% Mov't Sept 16 - Sept 15
Interest income
Cash and balances with central banks	151	109	39	260	219	19
Receivables due from other financial institutions	54	46	17	100	87	15
Net ineffectiveness on qualifying hedges	49	(37)	large	12	(13)	(192)
Trading securities and financial assets designated at fair value	283	362	(22)	645	1,032	(38)
Available-for-sale securities	909	899	1	1,808	1,634	11
Loans	14,351	14,602	(2)	28,953	29,307	(1)
Regulatory deposits with central banks overseas	8	5	60	13	12	8
Other interest income	17	14	21	31	17	82
Total interest income	15,822	16,000	(1)	31,822	32,295	(1)
Interest expense
Payables due to other financial institutions	(169)	(176)	(4)	(345)	(304)	13
Deposits and other borrowings	(4,621)	(4,748)	(3)	(9,369)	(10,669)	(12)
Trading liabilities	(1,110)	(1,410)	(21)	(2,520)	(2,475)	2
Debt issues	(1,908)	(1,829)	4	(3,737)	(3,908)	(4)
Loan capital	(305)	(284)	7	(589)	(535)	10
Other interest expense	(38)	(76)	(50)	(114)	(137)	(17)
Total interest expense	(8,151)	(8,523)	(4)	(16,674)	(18,028)	(8)
Net interest income	7,671	7,477	3	15,148	14,267	6

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2016 Full Year Financial Results Notes to the consolidated financial statements

Note 4. Non-interest income

$m	Note	Half Year Sept 16	Half Year March 16	% Mov't Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	% Mov't Sept 16 - Sept 15
Fees and commissions
Facility fees		649	648	-	1,297	1,342	(3)
Transaction fees and commissions received		598	579	3	1,177	1,247	(6)
Other non-risk fee income		133	148	(10)	281	353	(20)
Total fees and commissions		1,380	1,375	-	2,755	2,942	(6)
Wealth management and insurance income
Life insurance and funds management net operating income[1]		855	802	7	1,657	2,033	(18)
General insurance and lenders mortgage insurance net operating income		122	120	2	242	195	24
Total wealth management and insurance income		977	922	6	1,899	2,228	(15)
Trading income[2]
Foreign exchange income		343	417	(18)	760	708	7
Other trading products		171	193	(11)	364	256	42
Total trading income		514	610	(16)	1,124	964	17
Other income
Dividends received from other entities		3	4	(25)	7	12	(42)
Net gain on disposal of assets		-	1	(100)	1	103	(99)
Net gain/(loss) on ineffective hedges		-	-	-	-	2	(100)
Net gain/(loss) on hedging overseas operations		(1)	(5)	(80)	(6)	(1)	large
Net gain/(loss) on derivatives held for risk management purposes[3]		(93)	5	large	(88)	(27)	large
Net gain/(loss) on financial instruments designated at fair value		4	(10)	(140)	(6)	(10)	(40)
Gain/(loss) on disposal of controlled entities	16	(4)	5	(180)	1	1,041	(100)
Rental income on operating leases		58	51	14	109	54	102
Share of associates’ net profit		10	20	(50)	30	5	large
Other		(7)	18	(139)	11	62	(82)
Total other income		(30)	89	(134)	59	1,241	(95)
Total non-interest income		2,841	2,996	(5)	5,837	7,375	(21)

1  Wealth management and insurance income includes policy holder tax recoveries.

2  Trading income represents a component of total markets income from our WIB markets business, Westpac Pacific and Treasury foreign exchange operations in Australia and New Zealand.

3  Income from derivatives held for risk management purposes reflects the impact of economic hedges of foreign currency capital and earnings where hedge accounting is not achieved.

Westpac Group 2016 Full Year Results Announcement | 87

2016 Full Year Financial Results Notes to the consolidated financial statements

Note 5. Operating expenses

$m	Half Year Sept 16	Half Year March 16	% Mov't Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	% Mov't Sept 16 - Sept 15
Staff expenses
Employee remuneration, entitlements and on-costs	2,000	2,005	-	4,005	4,094	(2)
Superannuation expense	181	188	(4)	369	362	2
Share-based payments	68	67	1	135	174	(22)
Restructuring costs	48	44	9	92	74	24
Total staff expenses	2,297	2,304	-	4,601	4,704	(2)
Occupancy expenses
Operating lease rentals	316	306	3	622	586	6
Depreciation of property and equipment	151	134	13	285	229	24
Other	54	71	(24)	125	139	(10)
Total occupancy expenses	521	511	2	1,032	954	8
Technology expenses
Amortisation and impairment of software assets[1]	300	271	11	571	1,051	(46)
Depreciation and impairment of IT equipment[1]	86	70	23	156	170	(8)
Technology services	364	308	18	672	575	17
Software maintenance and licences	139	138	1	277	221	25
Telecommunications	86	95	(9)	181	204	(11)
Data processing	37	35	6	72	67	7
Total technology expenses	1,012	917	10	1,929	2,288	(16)
Other expenses
Professional and processing services[2]	376	365	3	741	615	20
Amortisation and impairment of intangible assets and deferred expenditure	108	108	-	216	221	(2)
Postage and stationery	114	103	11	217	204	6
Advertising	72	84	(14)	156	150	4
Credit card loyalty programs	68	76	(11)	144	134	7
Non-lending losses	41	40	3	81	74	9
Other expenses	40	60	(33)	100	129	(22)
Total other expenses	819	836	(2)	1,655	1,527	8
Operating expenses	4,649	4,568	2	9,217	9,473	(3)

1  In 2015, the Group reviewed the depreciation method and useful lives of certain technology assets, resulting in increased depreciation, amortisation and impairment of $505 million which otherwise would have been recognised over the following 8 years.

2  Professional and processing services relates to services provided by external suppliers and includes costs associated with professional contractors, legal and audit services, consultants and costs associated with operations processing.

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2016 Full Year Financial Results Notes to the consolidated financial statements

Note 6. Income tax

The income tax expense is reconciled to the profit before income tax as follows:

$m	Half Year Sept 16	Half Year March 16	% Mov't Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	% Mov't Sept 16 - Sept 15
Profit before income tax	5,406	5,238	3	10,644	11,416	(7)
Tax at the Australian company tax rate of 30%	1,622	1,571	3	3,193	3,425	(7)
The effect of amounts which are not deductible/(assessable) in calculating taxable income
Hybrid capital distributions	28	22	27	50	46	9
Life insurance:
Tax adjustment on policyholder earnings	5	(7)	(171)	(2)	-	-
Adjustment for life business tax rates	-	-	-	-	(4)	(100)
Dividend adjustments	(2)	(2)	-	(4)	11	(136)
Other non-assessable items	(4)	(6)	(33)	(10)	(52)	(81)
Other non-deductible items	20	15	33	35	25	40
Adjustment for overseas tax rates	(13)	(13)	-	(26)	(27)	(4)
Income tax (over)/under provided in prior periods	(4)	(61)	(93)	(65)	(88)	(26)
Other items	4	9	(56)	13	12	8
Total income tax expense	1,656	1,528	8	3,184	3,348	(5)
Effective income tax rate	30.6%	29.2%	146bps	29.9%	29.3%	58bps

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2016 Full Year Financial Results Notes to the consolidated financial statements

Note 7. Earnings per share

Basic earnings per share (EPS) is calculated by dividing the net profit attributable to shareholders by the weighted average number of ordinary shares on issue during the period, adjusted for Treasury shares. Diluted EPS is calculated by adjusting the Basic earnings per share by assuming all dilutive potential ordinary shares are converted.

	Half Year Sept 16		Half Year March 16		Full Year Sept 16		Full Year Sept 15
$m	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted

Earnings $m

Net profit attributable to shareholders	3,744	3,744	3,701	3,701	7,445	7,445	8,012	8,012
Adjustment for Restricted Share Plan (RSP) dividends[1]	(3)	-	(2)	-	(5)	-	(6)	-
Adjustment for potential dilution:
Distributions to convertible loan capital holders[2]	-	114	-	108	-	222	-	184
Adjusted net profit attributable to shareholders	3,741	3,858	3,699	3,809	7,440	7,667	8,006	8,196
Weighted average number of ordinary shares (millions)[3]
Weighted average number of ordinary shares on issue	3,341	3,341	3,303	3,303	3,322	3,322	3,150	3,150
Treasury shares (including RSP share rights)	(9)	(9)	(9)	(9)	(9)	(9)	(10)	(10)
Adjustment for potential dilution:
Share-based payments	-	4	-	4	-	4	-	6
Convertible loan capital[2]	-	206	-	189	-	203	-	157
Adjusted weighted average number of ordinary shares	3,332	3,542	3,294	3,487	3,313	3,520	3,140	3,303
Earnings per ordinary share (cents)[3]	112.3	108.9	112.3	109.2	224.6	217.8	255.0	248.2

[1]  Some RSP share rights have not vested and are not ordinary shares but do receive dividends. These RSP dividends are deducted to show the profit attributable to ordinary shareholders.

[2]  The Group has issued convertible loan capital which is expected to convert into ordinary shares in the future. These convertible loan capital instruments are all dilutive and diluted EPS is therefore calculated as if the instruments had already been converted.

[3]  Comparative information has been restated to incorporate the bonus element of the capital raising in the weighted average number of ordinary shares.

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2016 Full Year Financial Results Notes to the consolidated financial statements

Note 8. Average balance sheet and interest rates

	Full Year			Full Year
	30 September 2016			30 September 2015
	Average	Interest	Average	Average	Interest	Average
	balance		rate	balance		rate
	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Receivables due from other financial institutions	11,357	100	0.9	9,906	87	0.9
Trading securities and financial assets designated at fair value	26,076	645	2.5	36,661	1,032	2.8
Available-for-sale securities	54,054	1,808	3.3	41,900	1,634	3.9
Regulatory deposits with central banks overseas	1,197	13	1.1	1,147	12	1.0
Loans and other receivables[1]	629,159	29,256	4.7	594,200	29,530	5.0
Total interest earning assets and interest income	721,843	31,822	4.4	683,814	32,295	4.7
Non-interest earning assets
Cash, receivables due from other financial institutions and regulatory deposits	2,431			1,970
Derivative financial instruments	48,666			49,400
Life insurance assets	12,702			11,590
All other assets	57,913			51,929
Total non-interest earning assets	121,712			114,889
Total assets	843,555			798,703

Liabilities
Interest bearing liabilities
Payables due to other financial institutions	19,948	345	1.7	17,840	304	1.7
Deposits and other borrowings	453,702	9,369	2.1	433,514	10,669	2.5
Loan capital	13,837	589	4.3	11,641	535	4.6
Other interest bearing liabilities	179,789	6,371	3.5	177,633	6,520	3.7
Total interest bearing liabilities and interest expense	667,276	16,674	2.5	640,628	18,028	2.8
Non-interest bearing liabilities
Deposits and payables due to other financial institutions	41,722			34,540
Derivative financial instruments	55,956			51,808
Life insurance policy liabilities	10,985			10,035
All other liabilities	11,145			11,477
Total non-interest bearing liabilities	119,808			107,860
Total liabilities	787,084			748,488
Shareholders’ equity	55,896			49,361
Non-controlling interests	575			854
Total equity	56,471			50,215
Total liabilities and equity	843,555			798,703

Loans and other receivables[1]
Australia	532,172	25,162	4.7	502,474	25,280	5.0
New Zealand	68,370	3,617	5.3	63,349	3,818	6.0
Other overseas	28,617	477	1.7	28,377	432	1.5

Deposits and other borrowings
Australia	376,115	7,801	2.1	357,199	8,815	2.5
New Zealand	48,251	1,280	2.7	45,555	1,643	3.6
Other overseas	29,336	288	1.0	30,760	211	0.7

[1] Loans and other receivables are stated net of provisions for impairment charges on loans. Other receivables include cash and balances with central banks and other interest earning assets.

Westpac Group 2016 Full Year Results Announcement | 91

2016 Full Year Financial Results Notes to the consolidated financial statements

Note 9. Loans

$m	Note	As at 30 Sept 2016	As at 31 March 2016	As at 30 Sept 2015	% Mov't Sept 16 - Mar 16	% Mov't Sept 16 - Sept 15
Australia
Housing		404,190	390,823	375,848	3	8
Personal (loans and cards)		22,825	22,879	22,234	-	3
Business		150,209	148,700	145,481	1	3
Margin lending		1,912	1,963	1,980	(3)	(3)
Other		108	122	112	(11)	(4)
Total Australia		579,244	564,487	545,655	3	6
New Zealand
Housing		43,035	39,154	38,351	10	12
Personal (loans and cards)		1,865	1,791	1,800	4	4
Business		27,499	24,362	23,485	13	17
Other		96	93	93	3	3
Total New Zealand		72,495	65,400	63,729	11	14
Other overseas
Trade finance		2,358	2,990	5,639	(21)	(58)
Other		11,159	11,177	11,321	-	(1)
Total other overseas		13,517	14,167	16,960	(5)	(20)
Total loans		665,256	644,054	626,344	3	6
Provisions for impairment charges on loans	10	(3,330)	(3,367)	(3,028)	(1)	10
Total net loans[1]		661,926	640,687	623,316	3	6

[1]  Total net loans include securitised loans of $9,166 million as at 30 September 2016 ($9,862 million as at 31 March 2016 and $11,567 as at 30 September 2015). The level of securitised loans excludes loans where Westpac is the holder of the related debt securities.

92 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Notes to the consolidated financial statements

Note 10. Provisions for impairment charges

$m	Half Year Sept 16	Half Year March 16	Full Year Sept 16	Full Year Sept 15
Individually assessed provisions
Opening balance	952	669	669	867
Provisions raised	256	471	727	566
Write-backs	(128)	(82)	(210)	(297)
Write-offs	(188)	(99)	(287)	(445)
Interest adjustment	(9)	(4)	(13)	(22)
Other adjustments	(14)	(3)	(17)	-
Closing balance	869	952	869	669
Collectively assessed provisions
Opening balance	2,717	2,663	2,663	2,614
Provisions raised	374	370	744	615
Write-offs	(484)	(418)	(902)	(793)
Interest adjustment	96	97	193	190
Other adjustments	30	5	35	37
Closing balance	2,733	2,717	2,733	2,663
Total provisions for impairment charges on loans and credit commitments	3,602	3,669	3,602	3,332
Less: provisions for credit commitments	(272)	(302)	(272)	(304)
Total provisions for impairment charges on loans	3,330	3,367	3,330	3,028

$m	Half Year Sept 16	Half Year March 16	Full Year Sept 16	Full Year Sept 15
Reconciliation of impairment charges
Individually assessed provisions raised	256	471	727	566
Write-backs	(128)	(82)	(210)	(297)
Recoveries	(45)	(92)	(137)	(131)
Collectively assessed provisions raised	374	370	744	615
Impairment charges	457	667	1,124	753

Westpac Group 2016 Full Year Results Announcement | 93

2016 Full Year Financial Results Notes to the consolidated financial statements

Note 11. Credit quality

Impaired loans

	Australia			New Zealand			Other Overseas			Total
	As at	As at	As at	As at	As at	As at	As at	As at	As at	As at	As at	As at
$m	30 Sept 2016	31 March 2016	30 Sept 2015	30 Sept 2016	31 March 2016	30 Sept 2015	30 Sept 2016	31 March 2016	30 Sept 2015	30 Sept 2016	31 March 2016	30 Sept 2015
Non-Performing loans:
Gross amount	1,589	1,726	1,220	218	297	348	44	80	25	1,851	2,103	1,593
Impairment provisions[1]	(769)	(841)	(572)	(95)	(100)	(104)	(21)	(33)	(13)	(885)	(974)	(689)
Net	820	885	648	123	197	244	23	47	12	966	1,129	904

Restructured loans:
Gross amount	13	13	22	16	17	17	2	2	-	31	32	39
Impairment provisions[1]	(11)	(11)	(12)	(4)	(5)	(4)	(1)	(1)	-	(16)	(17)	(16)
Net	2	2	10	12	12	13	1	1	-	15	15	23

Overdrafts, personal loans and revolving credit greater than 90 days past due:
Gross amount	267	341	252	10	11	10	-	-	1	277	352	263
Impairment provisions[1]	(159)	(186)	(164)	(7)	(8)	(7)	-	-	(1)	(166)	(194)	(172)
Net	108	155	88	3	3	3	-	-	-	111	158	91

Total impaired assets:
Gross amount	1,869	2,080	1,494	244	325	375	46	82	26	2,159	2,487	1,895
Impairment provisions[1]	(939)	(1,038)	(748)	(106)	(113)	(115)	(22)	(34)	(14)	(1,067)	(1,185)	(877)
Net	930	1,042	746	138	212	260	24	48	12	1,092	1,302	1,018

[1] Includes individually assessed provisions and collectively assessed provisions on impaired loans.

94 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Notes to the consolidated financial statements

Note 11. Credit quality (continued)

Movement in gross impaired loans1

$m	As at 30 Sept 2016	As at 31 March 2016	As at 30 Sept 2015	% Mov't Sept 16 - Mar 16	% Mov't Sept 16 - Sept 15
Opening balance	2,487	1,895	2,148	31	16
New and increased	477	1,078	633	(56)	(25)
Write-offs	(672)	(517)	(704)	30	(5)
Returned to performing or repaid	(532)	(407)	(542)	31	(2)
Portfolio managed - new/increased/returned/repaid	395	456	391	(13)	1
Other adjustments	4	(18)	(31)	(122)	(113)
Closing balance	2,159	2,487	1,895	(13)	14

Items past 90 days and not impaired

$m	As at 30 Sept 2016	As at 31 March 2016	As at 30 Sept 2015	% Mov't Sept 16 - Mar 16	% Mov't Sept 16 - Sept 15
Australia
Housing products	2,538	2,058	1,555	23	63
Other products	537	471	594	14	(10)
Total Australia	3,075	2,529	2,149	22	43
New Zealand
Housing products	59	71	69	(17)	(14)
Other products	30	59	61	(49)	(51)
Other overseas	17	10	13	70	31
Total overseas	106	140	143	(24)	(26)
Total	3,181	2,669	2,292	19	39

1      Movement represents a six month period.

Westpac Group 2016 Full Year Results Announcement | 95

2016 Full Year Financial Results Notes to the consolidated financial statements

Note 12. Deposits and other borrowings

$m	As at 30 Sept 2016	As at 31 March 2016	As at 30 Sept 2015	% Mov't Sept 16 - Mar 16	% Mov't Sept 16 - Sept 15
Australia
Certificates of deposit	29,774	32,615	32,156	(9)	(7)
Non-interest bearing, repayable at call	37,491	35,885	33,030	4	14
Other interest bearing at call	210,666	205,911	209,755	2	-
Other interest bearing term	148,876	135,919	122,071	10	22
Total Australia	426,807	410,330	397,012	4	8
New Zealand
Certificates of deposit	1,192	942	974	27	22
Non-interest bearing, repayable at call	4,407	4,027	3,671	9	20
Other interest bearing at call	22,642	22,820	21,735	(1)	4
Other interest bearing term	27,826	22,674	21,863	23	27
Total New Zealand	56,067	50,463	48,243	11	16
Overseas
Certificates of deposit	15,497	18,721	15,054	(17)	3
Non-interest bearing, repayable at call	845	892	1,009	(5)	(16)
Other interest bearing at call	1,441	1,532	1,752	(6)	(18)
Other interest bearing term	12,414	12,308	12,258	1	1
Total overseas	30,197	33,453	30,073	(10)	-
Total deposits and other borrowings	513,071	494,246	475,328	4	8
Deposits and other borrowings at fair value	44,227	49,071	46,239	(10)	(4)
Deposits and other borrowings at amortised cost	468,844	445,175	429,089	5	9
Total deposits and other borrowings	513,071	494,246	475,328	4	8

96 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Notes to the consolidated financial statements

Note 13. Fair values of financial assets and liabilities

Fair Valuation Control Framework

The Group uses a Fair Valuation Control Framework where the fair value is either determined or validated by a function independent of the transaction. This framework formalises the policies and procedures used to achieve compliance with relevant accounting, industry and regulatory standards. The framework includes specific controls relating to:

●      the revaluation of financial instruments;

●      independent price verification;

●      fair value adjustments; and

●      financial reporting.

A key element of the Framework is the WIB Revaluation Committee, comprising senior valuation specialists from within the Group. The WIB Revaluation Committee reviews the application of the agreed policies and procedures to assess that a fair value measurement basis has been applied.

The method of determining fair value differs depending on the information available.

Fair value hierarchy

A financial instrument’s categorisation within the valuation hierarchy is based on the lowest level input that is significant to the fair value measurement.

The Group categorises all fair value instruments according to the hierarchy described below.

Valuation techniques

The Group applies market accepted valuation techniques in determining the fair valuation of over-the-counter (OTC) derivatives. This includes credit valuation adjustments (CVA) and funding valuation adjustments (FVA), which incorporates credit risk and funding costs and benefits that arise in relation to uncollateralised derivative positions, respectively.

The specific valuation techniques, the observability of the inputs used in valuation models and the subsequent classification for each significant product category are outlined below:

Level 1 instruments

The fair value of financial instruments traded in active markets based on recent unadjusted quoted prices. These prices are based on actual arm’s length basis transactions.

The valuations of Level 1 instruments require little or no management judgement.

Instrument	Balance sheet category	Includes:	Valuation

Exchange traded products	Derivatives	Exchange traded interest rate futures and options	All these instruments are traded in liquid, active markets where prices are readily observable. No modelling or assumptions are used in the valuation.
Foreign exchange products	Derivatives	FX spot and futures contracts
Commodity products	Derivatives	Commodity, energy and carbon futures
Equity products	Derivatives	Listed equities and equity indices

Trading securities and financial assets designated at fair value

Other financial liabilities at fair value through income statement

Non-asset backed debt instruments	Trading securities and financial assets designated at fair value	Australian and New Zealand Commonwealth government bonds

Available-for-sale securities

Other financial liabilities at fair value through income statement

Life insurance assets and liabilities	Life insurance assets	Listed equities, exchange traded derivatives and short sale of listed equities within controlled managed investment schemes
Life insurance liabilities

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2016 Full Year Financial Results Notes to the consolidated financial statements

Note 13. Fair values of financial assets and liabilities (continued)

Level 2 instruments

The fair value for financial instruments that are not actively traded are determined using valuation techniques which maximise the use of observable market prices. Valuation techniques include:

●      the use of market standard discounting methodologies;

●      option pricing models; and

●      other valuation techniques widely used and accepted by market participants.

Instrument	Balance sheet category	Includes:	Valuation
Interest rate derivatives	Derivatives	Interest rate and inflation swaps, swaptions, caps, floors, collars and other non-vanilla interest rate derivatives

Industry standard valuation models are used to calculate the expected future value of payments by product, which is discounted back to a present value. The model’s interest rate inputs are benchmark interest rates such as BBSW and active broker quoted interest rates in the swap, bond and futures markets. Interest rate volatilities are sourced through a consensus data provider.

Foreign exchange products	Derivatives	FX swap, FX forward contracts, FX options and other non-vanilla FX derivatives	Derived from market observable inputs or consensus pricing providers using industry standard models.

Other credit products	Derivatives	Single Name and Index credit default swaps (CDS)

Valued using an industry standard model that incorporates the credit spread as its principal input. Credit spreads are obtained from consensus data providers. If consensus prices are not available, these are classified as Level 3 instruments.

Commodity products	Derivatives	Commodity, energy and carbon derivatives

Valued using industry standard models.

The models calculate the expected future value of deliveries and payments and discounts them back to a present value. The model inputs include forward curves, volatilities implied from market observable inputs, discount curves and underlying spot and futures prices. The significant inputs are market observable or available through a consensus data service. If consensus prices are not available, these are classified as Level 3 instruments.

Equity products	Derivatives	Exchange traded equity options, OTC equity options and equity warrants	Due to low liquidity exchange traded options are level 2. Valued using industry standard models based on observable parameters such as stock prices, dividends, volatilities and interest rates.

Asset backed debt instruments	Trading securities and financial assets designated at fair value Available-for-sale securities	Australian residential mortgage backed securities (RMBS) denominated in Australian dollar, offshore RMBS and other asset backed securities (ABS).

Valued using an industry approach to value floating rate debt with prepayment features. The main inputs to the model are the trading margin and the weighted average life (WAL) of the security. These inputs are sourced from a consensus data provider. If consensus prices are not available these are classified as Level 3 instruments.

98 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Notes to the consolidated financial statements

Note 13. Fair values of financial assets and liabilities (continued)

Level 2 Instruments (continued)

Instrument	Balance sheet category	Includes:	Valuation

Non-asset backed debt instruments	Trading securities and financial assets designated at fair value Available-for-sale securities Regulatory deposits Other financial liabilities through income statement	State and other government bonds, corporate bonds and commercial paper. Security repurchase agreements and reverse repurchase agreements over non-asset backed debt securities.	Valued using observable market prices which are sourced from consensus pricing services, broker quotes or inter-dealer prices.

Loans at fair value	Loans	Fixed rate bills	Discounted cash flow approach, using a discount rate which reflects the terms of the instrument and the timing of cash flows, adjusted for creditworthiness based on market observable inputs.

Certificates of deposit	Deposits and other borrowings	Certificates of deposit	Discounted cash flow using market rates offered for deposits of similar remaining maturities.

Debt issues at fair value	Debt issues	Debt issues	Discounted cash flows, using a discount rate which reflects the terms of the instrument and the timing of cash flows adjusted for market observable changes in the applicable credit rating of Westpac.

Life insurance assets and liabilities	Life insurance assets Life insurance liabilities

Corporate bonds, over the counter derivatives, units in unlisted unit trusts, life insurance contract liabilities, life investment contract liabilities and external liabilities of managed investment schemes controlled by statutory life funds.

Valued using observable market prices or other widely used and accepted valuation techniques utilising observable market input.

Westpac Group 2016 Full Year Results Announcement | 99

2016 Full Year Financial Results Notes to the consolidated financial statements

Note 13. Fair values of financial assets and liabilities (continued)

Level 3 instruments

Financial instruments valued where at least one input that could have a significant effect on the instrument’s valuation is not based on observable market data due to illiquidity or complexity of the product. These inputs are generally derived and extrapolated from other relevant market data and calibrated against current market trends and historical transactions.

These valuations are calculated using a high degree of management judgement.

Instrument	Balance sheet category	Includes:	Valuation

Asset backed debt instruments	Trading securities and financial assets designated at fair value Available-for-sale securities	Australian issued RMBS denominated in foreign currency and synthetic collateralised debt obligations (CDOs)

Australian issued RMBS denominated in foreign currency is classified as level 3 as the trading margin is considered unobservable. Trading volumes in these instruments are low. Data from the Australian denominated RMBS market is used to derive the fair value for these instruments.

Synthetic CDOs are valued using a model that uses a combination of established analytic and numerical approaches. The model calculates the fair value based on observable and unobservable parameters including credit spreads, recovery rates, correlations and interest rates. Some of the model inputs (e.g. correlations) are indirectly implied or unobservable.

Non-asset backed debt instruments	Trading securities and financial assets designated at fair value Available-for-sale securities	Government securities (predominantly PNG government bonds)	Government securities from illiquid markets are classified as level 3. Fair value is monitored by reference to recent issuances.

100 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results
Notes to the consolidated financial statements

Note 13. Fair values of financial assets and liabilities (continued)

The table below summarises the attribution of financial instruments carried at fair value to the fair value hierarchy:

	As at 30 Sept 2016				As at 31 March 2016				As at Sept 2015
$m	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Financial assets measured at fair value on a recurring basis
Trading securities and financial assets designated at fair value	2,431	17,897	840	21,168	2,585	24,835	890	28,310	2,446	24,001	1,007	27,454
Derivative financial instruments	21	32,163	43	32,227	19	39,139	41	39,199	39	48,090	44	48,173
Available-for-sale securities	5,047	54,914	704	60,665	1,680	53,556	752	55,988	2,071	51,811	918	54,800
Loans	-	5,562	-	5,562	-	6,282	-	6,282	-	7,076	-	7,076
Life insurance assets	5,076	9,116	-	14,192	4,796	8,744	-	13,540	4,560	8,565	-	13,125
Regulatory deposits with central banks overseas	-	1,008	-	1,008	-	1,050	-	1,050	-	945	-	945
Total financial assets carried at fair value[1]	12,575	120,660	1,587	134,822	9,080	133,606	1,683	144,369	9,116	140,488	1,969	151,573
Financial liabilities measured at fair value on a recurring basis
Deposits and other borrowings at fair value	-	44,227	-	44,227	-	49,071	-	49,071	-	46,239	-	46,239
Other financial liabilities at fair value through income statement	151	4,601	-	4,752	280	6,892	-	7,172	414	8,812	-	9,226
Derivative financial instruments	12	36,047	17	36,076	19	51,188	23	51,230	35	48,230	39	48,304
Debt issues at fair value	-	6,303	-	6,303	-	6,774	22	6,796	-	9,300	18	9,318
Life insurance liabilities	1,180	11,181	-	12,361	1,022	10,853	-	11,875	775	10,784	-	11,559
Total financial liabilities carried at fair value	1,343	102,359	17	103,719	1,321	124,778	45	126,144	1,224	123,365	57	124,646

[1] Comparatives have been revised for consistency.

Westpac Group 2016 Full Year Results Announcement | 101

2016 Full Year Financial Results Notes to the consolidated financial statements

Note 13. Fair values of financial assets and liabilities (continued)

Analysis of movements between Fair Value Hierarchy Levels

During the period there were no material transfers between levels of the fair value hierarchy. Transfers into or out of Level 3 are reported using the fair values at the end of the year and are discussed in the table below. These have occurred due to changes in observability in the significant inputs in the valuation models.

Reconciliation of non-market observables

The table below summarises the changes in financial instruments carried at fair value derived from non-market observable valuation techniques (Level 3):

	Full Year Sept 16
$m	Trading Securities and Financial Assets Designated at Fair Value	Derivatives	Available- for-Sale Securities	Total Assets	Derivatives	Debt Issues at Fair Value	Total Liabilities
Balance as at beginning of year	1,007	44	918	1,969	39	18	57
Gains/(losses) on assets and (gains)/losses on liabilities recognised in:
Income statements	(1)	(6)	-	(7)	(12)	6	(6)
Available-for-sale reserve	-	-	2	2	-	-	-
Acquisitions and issues	83	15	3,135	3,233	11	-	11
Disposals and settlements	(245)	(11)	(3,215)	(3,471)	(17)	(24)	(41)
Transfers into or out of non-market observables	-	1	-	1	(4)	-	(4)
Foreign currency translation impacts	(4)	-	(136)	(140)	-	-	-
Balance as at 30 Sept 2016	840	43	704	1,587	17	-	17
Unrealised gains/(losses) recognised in the income statement for financial instrument held as at 30 Sept 2016	(9)	9	-	-	(1)	-	(1)

Significant unobservable inputs

Sensitivities to reasonably possible changes in non-market observable valuation assumptions would not have a material impact on the Group’s reported results.

Day one profit or loss

The closing balance of unrecognised day one profit for the year was $6 million (30 September 2015: $6 million profit).

102 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Notes to the consolidated financial statements

Note 13. Fair values of financial assets and liabilities (continued)

Financial instruments not measured at fair value

The following table summarises the estimated fair value and fair value hierarchy of financial instruments not measured at fair value:

	As at 30 Sept 2016		As at 31 March 2016		As at 30 Sept 2015
$m	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets not measured at fair value
Cash and balances with central banks	17,015	17,015	18,811	18,811	14,770	14,770
Receivables due from other financial institutions	9,951	9,951	13,503	13,503	9,583	9,583
Available-for-sale securities	-	-	33	33	33	33
Loans	656,364	657,594	634,405	635,064	616,240	617,250
Regulatory deposits with central banks overseas	382	382	370	370	364	364
Other financial assets	4,501	4,501	3,545	3,545	3,077	3,077
Total financial assets	688,213	689,443	670,667	671,326	644,067	645,077
Financial liabilities not measured at fair value
Payables due to other financial institutions	18,209	18,209	21,205	21,205	18,731	18,731
Deposits and other borrowings	468,844	469,709	445,175	445,997	429,089	430,029
Debt issues	163,599	164,811	158,269	158,627	161,736	162,107
Loan capital	15,805	15,773	13,017	12,574	13,840	13,495
Other financial liabilities	7,531	7,531	7,104	7,104	6,861	6,861
Total financial liabilities	673,988	676,033	644,770	645,507	630,257	631,223

Westpac Group 2016 Full Year Results Announcement | 103

2016 Full Year Financial Results Notes to the consolidated financial statements

Note 14. Contingent liabilities, contingent assets and credit commitments

Undrawn credit commitments

The Group enters into various arrangements with customers which are only recognised in the balance sheet when called upon. These arrangements include commitments to extend credit, bill endorsements, financial guarantees, standby letters of credit and underwriting facilities.

They expose the Group to liquidity risk when called upon and also to credit risk if the customer fails to repay the amounts owed at the due date. The maximum exposure to credit loss is the contractual or notional amount of the instruments disclosed below. Some of the arrangements can be cancelled by the Group at any time and a significant portion is expected to expire without being drawn. The actual required liquidity and credit risk exposure is therefore less than the amounts disclosed.

The Group uses the same credit policies when entering into these arrangements as it does for on-balance sheet instruments. Refer to the Annual Report for further details of liquidity risk and credit risk management.

Undrawn credit commitments excluding derivatives at 30 September are as follows:

$m	As at 30 Sept 2016	As at 31 March 2016	As at 30 Sept 2015	% Mov't Sept 16 - Mar 16	% Mov't Sept 16 - Sept 15
Undrawn credit commitments
Letters of credit and guarantees[1]	16,435	16,486	17,018	-	(3)
Commitments to extend credit[2]	176,811	178,260	174,391	(1)	1
Other	235	101	184	133	28
Total undrawn credit commitments	193,481	194,847	191,593	(1)	1

2016 $m	Up to 1 Year	Over 1 to 3 Years	Over 3 to 5 Years	Over 5 Years	Total
Letters of credit and guarantees	9,063	3,479	1,027	2,866	16,435
Commitments to extend credit	66,728	35,090	21,085	53,908	176,811
Other	63	-	73	99	235
Total undrawn credit commitments	75,854	38,569	22,185	56,873	193,481

Contingent assets

The credit commitments shown in the table above also constitute contingent assets. These commitments would be classified as loans in the balance sheet on the contingent event occurring.

Contingent liabilities

Litigation

Contingent liabilities exist in respect of actual and potential claims and proceedings. An assessment of the Group’s likely loss has been made on a case-by-case basis for the purpose of the financial statements and specific provisions have been made where appropriate.

•      As part of ASIC’s ongoing industry-wide investigations into the interbank short-term money market and its impact on the setting of the bank bill swap reference rate (BBSW), on 5 April 2016, ASIC commenced civil proceedings against Westpac in the Federal Court of Australia, alleging certain misconduct including market manipulation and unconscionable conduct. The conduct that is the subject of the proceedings is alleged to have occurred between 6 April 2010 and 6 June 2012. Westpac is defending these proceedings. ASIC is seeking from the court declarations that Westpac breached various provisions of the Corporations Act 2001 (Cth) and the Australian Securities and Investments Commission Act 2001 (Cth), pecuniary penalties of unspecified amounts and orders requiring Westpac to implement a comprehensive compliance program for persons involved in Westpac’s trading in the relevant market.

1  Letters of credit and guarantees are undertakings to pay, against presentation documents, an obligation in the event of a default by a customer. Guarantees are unconditional undertakings given to support the obligations of a customer to third parties. The Group may hold cash as collateral for certain guarantees issued.

2  Commitments to extend credit include all obligations on the part of the Group to provide credit facilities. As facilities may expire without being drawn upon, the notional amounts do not necessarily reflect future cash requirements. In addition to the commitments disclosed above, at 30 September 2016 the Group had offered $5.6 billion (2015: $9.3 billion) of facilities to customers, which had not yet been accepted.

104 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Notes to the consolidated financial statements

Note 14. Contingent liabilities, contingent assets and credit commitments (continued)

In August 2016, a class action was filed in the United States District Court for the Southern District of New York against Westpac and a large number of other Australian and international banks alleging misconduct in relation to BBSW. These proceedings are at an early stage and the level of damages sought has not been specified. Westpac is defending these proceedings.

•     Westpac has been served with a class action proceeding brought on behalf of Westpac customers who borrowed money to invest in Storm Financial-badged investments. Westpac is defending these proceedings.

Regulatory reviews

Globally, regulators continue to progress various reviews involving the financial services sector. The nature of these reviews can be wide ranging and, for example, in Australia currently include investigations by regulators into potential misconduct in financial services, including in relation to Spot FX trading and financial advice. During the year, Westpac has received various notices and requests for information from its regulators as part of both industry-wide and Westpac-specific reviews. The outcomes and total costs associated with such reviews remains uncertain.

Financial Claims Scheme

Under the Financial Claims Scheme (FCS) the Australian Government provides depositors a free guarantee of deposits in eligible ADIs up to and including $250,000. The FCS applies to an eligible ADI if APRA has applied for the winding up of the ADI and the responsible Australian Government minister has declared that the FCS applies to the ADI.

The Financial Claims Scheme (ADIs) Levy Act 2008 provides for the imposition of a levy to fund the excess of certain APRA FCS costs connected to an ADI. The levy would be imposed on liabilities of eligible ADIs to their depositors and cannot be more than 0.5% of the amount of those liabilities.

Contingent tax risk

Tax authorities are reviewing the taxation treatment of certain transactions undertaken by the Group in the course of normal business activities.

Risk reviews and audits are also being undertaken by revenue authorities in other jurisdictions, as part of normal revenue authority activity in those countries.

The Group has assessed these and other taxation claims arising in Australia and elsewhere, including seeking independent advice where appropriate, and holds appropriate provisions.

Settlement risk

The Group is subject to a credit risk exposure in the event that another counterparty fails to settle for its payments clearing activities (including foreign exchange). The Group seeks to minimise credit risk arising from settlement risk in the payments system by aligning our processing method with the legal certainty of settlement in the relevant clearing mechanism.

Westpac Group 2016 Full Year Results Announcement | 105

2016 Full Year Financial Results Notes to the consolidated financial statements

Note 15. Shareholders’ equity

$m	As at 30 Sept 2016	As at 31 March 2016	As at 30 Sept 2015
Share Capital
Ordinary share capital, fully paid	33,469	33,155	29,280
Restricted Share Plan (RSP) treasury shares held[1]	(366)	(365)	(304)
Other treasury shares held[2]	(89)	(85)	(81)
Total treasury shares held	(455)	(450)	(385)
Total share capital	33,014	32,705	28,895
Other equity instruments
Non-controlling interests
Trust preferred securities	-	755	755
Other non-controlling interests	61	55	62
Total non-controlling interests	61	810	817

[1] 2016: 3,472,010 shares held (2015: 4,478,150) [2] 2016: 5,852,290 shares held (2015: 5,423,555)

106 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Notes to the consolidated financial statements

Note 15. Shareholders’ equity (continued)

Ordinary shares

Westpac does not have authorised capital and the ordinary shares have no par value. Ordinary shares entitle the holder to participate in dividends and, in the event of Westpac winding up, to a share of the proceeds in proportion to the number of and amounts paid on the shares held.

Each ordinary share entitles the holder to one vote, either in person or by proxy, at a shareholder meeting.

Reconciliation of movement in number of ordinary shares

Consolidated

(number)	As at 30 Sept 2016	As at 31 March 2016	As at 30 Sept 2015
Opening balance	3,335,774,947	3,183,907,786	3,120,176,969
Entitlement Offer	-	138,998,404	-
Dividend reinvestment plan[1]	10,391,906	12,868,757	32,871,192
Dividend reinvestment plan underwrite	-	-	30,859,625
Issued shares for the year	10,391,906	151,867,161	63,730,817
Closing balance	3,346,166,853	3,335,774,947	3,183,907,786

Ordinary shares purchased on market

Consolidated	Full Year Sept 2016 Number	Full Year Sept 2016 Average Price ($)
For share-based payment arrangements:
Employee share plan (ESP)	890,112	30.45
Restricted share plan (RSP)[2]	1,919,802	32.46
WPP - options exercised[3]	84,182	30.97
WPP - share rights exercised	289,807	30.70
LTI - options exercised[3]	5,858	31.11
LTI - share rights exercised	334,095	31.44
CEOPP - share rights exercised	68,020	31.45
As treasury shares:
Treasury shares purchased (excluding RSP)[4]	1,234,152	28.84
Treasury shares sold	(805,417)	29.06
Total ordinary shares purchased/(sold) on market[5]	4,020,611

2006 Trust Preferred Securities (2006 TPS)

In 2006, a Westpac controlled entity, Westpac TPS Trust, issued 7,627,375 2006 TPS at $100 each. The TPS were preferred units in the Westpac TPS Trust. The Westpac TPS Trust also issued one ordinary unit to Westpac at $100.

The principal assets of Westpac TPS Trust were 7,627,375 convertible notes issued by Westpac for $762,737,500.

On 30 June 2016, the convertible notes and 2006 TPS were redeemed in full for cash.

[1]  The price for the issuance of shares in relation to the dividend reinvestment plan for the 2015 final dividend was $31.83 and the 2016 interim dividend was $30.43.

[2]  Ordinary shares allocated to employees under the RSP are classified as treasury shares until the shares vest. During the year, 1,919,802 RSP treasury shares were issued to employees.

[3]  The average exercise price received was $23.05 on the exercise of the WPP options and $29.96 on the exercise of the LTI options.

[4]  Treasury shares include ordinary shares held by statutory life funds and managed investment schemes and ordinary shares held by Westpac for equity derivatives sold to customers.

[5]  The purchase of ordinary shares on market resulted in a tax benefit of $2.1 million being recognised as contributed equity.

Westpac Group 2016 Full Year Results Announcement | 107

2016 Full Year Financial Results
Notes to the consolidated financial statements

Note 15. Shareholders’ equity (continued)

Reserves $m	As at 30 Sept 2016	As at 31 March 2016	As at 30 Sept 2015
Available-for-sale securities reserve
Opening balance	(55)	(25)	140
Net gains/(losses) from changes in fair value	88	(35)	(180)
Income tax effect	(24)	9	54
Transferred to income statements	(3)	(5)	(55)
Income tax effect	1	1	16
Exchange differences	3	-	-
Closing balance	10	(55)	(25)
Share-based payment reserve
Opening balance	1,287	1,217	1,162
Share-based payment expense	46	70	55
Closing balance	1,333	1,287	1,217
Cash flow hedging reserve
Opening balance	(89)	26	121
Net gains/(losses) from changes in fair value	(146)	(158)	(66)
Income tax effect	43	46	16
Transferred to income statements	27	(6)	(65)
Income tax effect	(7)	3	20
Closing balance	(172)	(89)	26
Foreign currency translation reserve
Opening balance	(410)	(175)	(123)
Exchange differences on translation of foreign operations (net of associated hedges)	(3)	(235)	(52)
Closing balance	(413)	(410)	(175)
Other reserves
Opening balance	(17)	(17)	(17)
Transactions with owners	(2)	-	-
Closing balance	(19)	(17)	(17)
Group’s share of reserves of associates	(12)	(6)	5
Total reserves	727	710	1,031

108 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results
Notes to the consolidated financial statements

Note 16. Notes to the consolidated cash flow statement

$m	Half Year Sept 16	Half Year March 16	% Mov't Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	% Mov't Sept 16 - Sept 15
Reconciliation of net cash provided by/(used in) operating activities to net profit for the period

Net profit for the period	3,750	3,710	1	7,460	8,068	(8)
Adjustments[1]:
Depreciation, amortisation and impairment	625	583	7	1,208	1,671	(28)
Impairment charges	502	759	(34)	1,261	884	43
Net (decrease)/increase in current and deferred tax	87	(372)	(123)	(285)	(78)	large
(Increase)/Decrease in accrued interest receivable	132	(107)	large	25	115	(78)
(Decrease)/Increase in accrued interest payable	177	(224)	(179)	(47)	(291)	(84)
(Decrease)/Increase in provisions	205	(273)	(175)	(68)	(31)	119
Other non-cash items	44	(355)	(112)	(311)	(1,379)	(77)
Cash flows from operating activities before changes in operating assets and liabilities	5,522	3,721	48	9,243	8,959	3
Net (increase)/decrease in derivative financial instruments	(8,498)	3,391	large	(5,107)	11,730	(144)
Net (increase)/decrease in life insurance assets and liabilities	(151)	(102)	48	(253)	(191)	32
(Increase)/decrease in other operating assets:
Trading securities and financial assets designated at fair value	7,369	(614)	large	6,755	21,538	(69)
Loans	(18,034)	(20,048)	(10)	(38,082)	(39,569)	(4)
Receivables due from other financial institutions	3,785	(4,681)	(181)	(896)	(1,000)	(10)
Regulatory deposits with central banks overseas	28	(237)	(112)	(209)	497	(142)
Other assets	(220)	(256)	(14)	(476)	95	large
(Decrease)/increase in other operating liabilities:
Other financial liabilities at fair value through income statement	(2,449)	(2,039)	20	(4,488)	(10,027)	(55)
Deposits and other borrowings	16,074	22,697	(29)	38,771	8,526	large
Payables due to other financial institutions	(2,999)	2,926	large	(73)	(1,194)	(94)
Other liabilities	63	249	(75)	312	95	large
Net cash provided by/(used in) operating activities	490	5,007	(90)	5,497	(541)	large

Non-cash financing activities

$m	Half Year Sept 16	Half Year March 16	% Mov't Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	% Mov't Sept 16 - Sept 15
Shares issued under the dividend reinvestment plan	316	410	(23)	726	1,412	(49)

Westpac Group 2016 Full Year Results Announcement | 109

2016 Full Year Financial Results
Notes to the consolidated financial statements

Note 16. Notes to the consolidated cash flow statement (continued)

Details of the assets and liabilities of controlled entities over which control was lost1

$m	Half Year Sept 16	Half Year March 16	% Mov't Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	% Mov't Sept 16 - Sept 15
Assets:
Cash and balances with central banks	68	70	(3)	138	95	45
Trading securities and financial assets designated at fair value	-	-	-	-	75	(100)
Available-for-sale securities	-	1	(100)	1	90	(99)
Loans	83	49	69	132	226	(42)
Regulatory deposits with central banks overseas	5	-	-	5	8	(38)
Property and equipment	2	1	100	3	11	(73)
Deferred tax assets	-	1	(100)	1	36	(97)
Intangible assets	-	1	(100)	1	450	(100)
Other assets	16	11	45	27	84	(68)
Total assets	174	134	30	308	1,075	(71)
Liabilities:
Deposits and other borrowings	155	109	42	264	267	(1)
Debt issues	-	-	-	-	20	(100)
Current tax liabilities	-	2	(100)	2	14	(86)
Provisions	1	-	-	1	98	(99)
Deferred tax liabilities	-	-	-	-	23	(100)
Other liabilities	4	2	100	6	55	(89)
Total liabilities	160	113	42	273	477	(43)
Net assets	14	21	(33)	35	598	(94)
Non-controlling interests	-	-	-	-	(84)	(100)
Total equity attributable to owners of Westpac Banking Corporation	14	21	(33)	35	514	(93)
Cash proceeds (net of transaction costs)	10	24	(58)	34	743	(95)
Fair value of retained interest	-	-	-	-	745	(100)
Total consideration	10	24	(58)	34	1,488	(98)
Reserves recycled to income statement	-	2	(100)	2	62	(97)
Gain/(loss) on disposal	(4)	5	(180)	1	1,036	(100)
Reconciliation of cash proceeds from disposal
Cash proceeds received (net of transaction costs)	10	24	(58)	34	743	(95)
Less: Cash deconsolidated	(68)	(70)	(3)	(138)	(95)	45
Cash consideration (paid)/received (net of transaction costs and cash held)	(58)	(46)	26	(104)	648	(116)

Restricted cash

The amount of cash and cash equivalents not available for use at 30 September 2016 was $48 million (31 March 2016: $56 million, 30 September 2015: $132 million) for the Group.

Note 17. Subsequent events

No matters have arisen since the year ended 30 September 2016 which is not otherwise dealt with in this report, that has significantly affected or may significantly affect the operations of the Group, the results of its operations or the state of affairs of the Group in subsequent periods.

[1] Refers to the partial sale of BT Investment Management Limited (BTIM), disposal of The Warehouse Financial Services Limited and various Westpac Pacific operations.

110 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results
Statutory statements

4.8     Statement in relation to the audit of the financial statements

PricewaterhouseCoopers has audited the financial statements contained within the Westpac 2016 financial report and has issued an unmodified audit report. A copy of their report is available with the Annual financial report. This full year results announcement has not been subject to audit by PricewaterhouseCoopers. The preceding financial information contained in Section 4 “Full Year 2016 reported financial information” includes financial information extracted from the audited financial statements together with financial information that has not been audited.

Dated at Sydney this 7th day of November 2016 for and on behalf of the Board.

/s/ Timothy Hartin

Tim Hartin

Company Secretary

Westpac Group 2016 Full Year Results Announcement | 111

2016 Full Year Financial Results
Table of contents

112 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results
Cash earnings financial information

Note 1. Interest spread and margin analysis (cash earnings basis)

	Half Year Sept 16	Half Year March 16	Full Year Sept 16	Full Year Sept 15
Group
Average interest-earning assets ($m)	728,830	714,856	721,843	683,814
Net interest income ($m)	7,695	7,653	15,348	14,239
Interest spread	1.93%	1.95%	1.94%	1.90%
Benefit of net non-interest bearing assets, liabilities and equity	0.18%	0.19%	0.19%	0.18%
Net interest margin	2.11%	2.14%	2.13%	2.08%

Analysis by division

Average interest-earning assets ($m)
Consumer Bank	309,188	300,184	304,686	287,005
Business Bank	145,773	142,865	144,319	136,733
BT Financial Group	16,889	16,275	16,582	16,076
Westpac Institutional Bank	89,147	91,889	90,518	90,943
Westpac New Zealand (A$)	77,348	72,054	74,701	68,772
Group Businesses	90,485	91,589	91,037	84,285
Group total	728,830	714,856	721,843	683,814
Westpac New Zealand (NZ$)	82,264	78,042	80,153	74,163

Net interest income ($m)[1]
Consumer Bank	3,617	3,554	7,171	6,396
Business Bank	1,996	1,963	3,959	3,767
BT Financial Group	252	246	498	445
Westpac Institutional Bank	778	784	1,562	1,638
Westpac New Zealand (A$)	815	773	1,588	1,552
Group Businesses	237	333	570	441
Group total	7,695	7,653	15,348	14,239
Westpac New Zealand (NZ$)	867	839	1,706	1,670

Interest margin
Consumer Bank	2.34%	2.37%	2.35%	2.23%
Business Bank	2.74%	2.75%	2.74%	2.76%
BT Financial Group	2.98%	3.02%	3.00%	2.77%
Westpac Institutional Bank	1.75%	1.71%	1.73%	1.80%
Westpac New Zealand (NZ$)	2.11%	2.15%	2.13%	2.25%
Group Businesses	0.52%	0.73%	0.63%	0.52%
Group total	2.11%	2.14%	2.13%	2.08%

[1] Includes capital benefit. Capital benefit represents the notional revenue earned on capital allocated to divisions under Westpac’s economic capital framework.

Westpac Group 2016 Full Year Results Announcement | 113

2016 Full Year Financial Results Cash earnings financial information

Note 2. Average balance sheet (cash earnings basis)

	Half Year 30 September 2016			Half Year 31 March 2016
	Average balance $m	Interest $m	Average Rate %	Average balance $m	Interest $m	Average Rate %
Assets
Interest earning assets
Receivables due from other financial institutions	11,595	54	0.9	11,119	46	0.8
Trading securities and other financial assets designated at fair value	24,919	283	2.3	27,233	362	2.7
Available-for-sale securities	54,751	909	3.3	53,357	899	3.4
Regulatory deposits with central banks overseas	1,233	8	1.3	1,161	5	0.9
Loans and other receivables[1]	636,332	14,521	4.6	621,986	14,724	4.7
Total interest earning assets and interest income	728,830	15,775	4.3	714,856	16,036	4.5
Non-interest earning assets
Cash, receivables due from other financial institutions and regulatory deposits	2,785			2,077
Derivative financial instruments	50,122			47,210
Life insurance assets	12,192			13,212
All other assets[2]	59,446			56,380
Total non-interest earning assets	124,545			118,879
Total assets	853,375			833,735

Liabilities
Interest bearing liabilities
Payables due to other financial institutions	20,279	169	1.7	19,617	176	1.8
Deposits and other borrowings	460,462	4,621	2.0	446,942	4,748	2.1
Loan capital	14,434	305	4.2	13,240	284	4.3
Other interest bearing liabilities[3]	178,626	2,985	3.3	180,952	3,175	3.5
Total interest bearing liabilities and interest expense	673,801	8,080	2.4	660,751	8,383	2.5
Non-interest bearing liabilities
Deposits and payables due to other financial institutions	42,780			40,664
Derivative financial instruments	57,280			54,632
Life insurance policy liabilities	10,450			11,520
All other liabilities[4]	12,067			10,223
Total non-interest bearing liabilities	122,577			117,039
Total liabilities	796,378			777,790
Shareholders’ equity	56,612			55,180
Non-controlling interests	385			765
Total equity	56,997			55,945
Total liabilities and equity	853,375			833,735

Loans and other receivables[1]
Australia	538,522	12,489	4.6	525,822	12,666	4.8
New Zealand	70,531	1,795	5.1	66,209	1,819	5.5
Other overseas	27,279	237	1.7	29,955	239	1.6

Deposits and other borrowings
Australia	380,489	3,846	2.0	371,741	3,955	2.1
New Zealand	49,963	611	2.4	46,539	669	2.9
Other overseas	30,010	164	1.1	28,662	124	0.9

[1]  Other receivables includes other assets, cash and balances held with central banks.

[2]  Includes property and equipment, goodwill and other intangible assets, other assets, deferred tax and non-interest bearing loans relating to mortgage offset accounts.

[3]  Includes net impact of Treasury balance sheet management activities.

[4]  Includes provisions for current and deferred income tax.

114 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Cash earnings financial information

Note 2. Average balance sheet (cash earnings basis)

	Full Year 30 September 2016			Full Year 30 September 2015
	Average balance $m	Interest $m	Average Rate %	Average balance $m	Interest $m	Average Rate %
Assets
Interest earning assets
Receivables due from other financial institutions	11,357	100	0.9	9,906	87	0.9
Trading securities and other financial assets designated at fair value	26,076	645	2.5	36,661	1,032	2.8
Available-for-sale securities	54,054	1,808	3.3	41,900	1,634	3.9
Regulatory deposits with central banks overseas	1,197	13	1.1	1,147	12	1.0
Loans and other receivables[1]	629,159	29,245	4.6	594,200	29,532	5.0
Total interest earning assets and interest income	721,843	31,811	4.4	683,814	32,297	4.7
Non-interest earning assets
Cash, receivables due from other financial institutions and regulatory deposits	2,431			1,970
Derivative financial instruments	48,666			49,400
Life insurance assets	12,702			11,590
All other assets[2]	57,913			51,929
Total non-interest earning assets	121,712			114,889
Total assets	843,555			798,703

Liabilities
Interest bearing liabilities
Payables due to other financial institutions	19,948	345	1.7	17,840	304	1.7
Deposits and other borrowings	453,702	9,369	2.1	433,514	10,669	2.5
Loan capital	13,837	589	4.3	11,641	535	4.6
Other interest bearing liabilities[3]	179,789	6,160	3.4	177,633	6,550	3.7
Total interest bearing liabilities and interest expense	667,276	16,463	2.5	640,628	18,058	2.8
Non-interest bearing liabilities
Deposits and payables due to other financial institutions	41,722			34,540
Derivative financial instruments	55,956			51,808
Life insurance policy liabilities	10,985			10,035
All other liabilities[4]	11,145			11,477
Total non-interest bearing liabilities	119,808			107,860
Total liabilities	787,084			748,488
Shareholders’ equity	55,896			49,361
Non-controlling interests	575			854
Total equity	56,471			50,215
Total liabilities and equity	843,555			798,703

Loans and other receivables[1]
Australia	532,172	25,155	4.7	502,474	25,290	5.0
New Zealand	68,370	3,614	5.3	63,349	3,810	6.0
Other overseas	28,617	476	1.7	28,377	432	1.5

Deposits and other borrowings
Australia	376,115	7,801	2.1	357,199	8,815	2.5
New Zealand	48,251	1,280	2.7	45,555	1,643	3.6
Other overseas	29,336	288	1.0	30,760	211	0.7

[1]  Other receivables includes other assets, cash and balances held with central banks.

[2]  Includes property and equipment, goodwill and other intangible assets, other assets, deferred tax and non-interest bearing loans relating to mortgage offset accounts.

[3]  Includes net impact of Treasury balance sheet management activities.

[4]  Includes provisions for current and deferred income tax.

Westpac Group 2016 Full Year Results Announcement | 115

2016 Full Year Financial Results Cash earnings financial information

Note 3. Net interest income (cash earnings basis)

$m	Half Year Sept 16	Half Year March 16	% Mov't Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	% Mov't Sept 16- Sept 15
Interest income
Cash and balances with central banks	151	109	39	260	219	19
Receivables due from other financial institutions	54	46	17	100	87	15
Net ineffectiveness on qualifying hedges	1	(1)	(200)	-	(11)	(100)
Trading securities and financial assets designated at fair value	283	362	(22)	645	1,032	(38)
Available-for-sale securities	909	899	1	1,808	1,634	11
Loans	14,351	14,602	(2)	28,953	29,307	(1)
Regulatory deposits with central banks overseas	8	5	60	13	12	8
Other interest income	18	14	29	32	17	88
Total interest income	15,775	16,036	(2)	31,811	32,297	(2)

Interest expense
Payables due to other financial institutions	(169)	(176)	(4)	(345)	(304)	13
Deposits and other borrowings	(4,621)	(4,748)	(3)	(9,369)	(10,669)	(12)
Trading liabilities	(1,039)	(1,270)	(18)	(2,309)	(2,505)	(8)
Debt issues	(1,909)	(1,828)	4	(3,737)	(3,908)	(4)
Loan capital	(305)	(284)	7	(589)	(535)	10
Other interest expense	(37)	(77)	(52)	(114)	(137)	(17)
Total interest expense	(8,080)	(8,383)	(4)	(16,463)	(18,058)	(9)
Net interest income	7,695	7,653	1	15,348	14,239	8

116 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Cash earnings financial information

Note 4. Non-interest income (cash earnings basis)

$m	Half Year Sept 16	Half Year March 16	% Mov't Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	% Mov't Sept 16- Sept 15
Fees and commissions
Facility fees	649	648	-	1,297	1,342	(3)
Transaction fees and commissions received	598	579	3	1,177	1,247	(6)
Other non-risk fee income	133	148	(10)	281	353	(20)
Total fees and commissions	1,380	1,375	-	2,755	2,942	(6)
Wealth management and insurance income
Life insurance and funds management net operating income	848	821	3	1,669	2,029	(18)
General insurance and lenders mortgage insurance net operating income	122	120	2	242	195	24
Total wealth management and insurance income	970	941	3	1,911	2,224	(14)
Trading income[1]
Foreign exchange income	343	417	(18)	760	708	7
Other trading products	171	193	(11)	364	256	42
Total trading income	514	610	(16)	1,124	964	17
Other income
Dividends received from other entities	3	4	(25)	7	12	(42)
Net gain on disposal of assets	-	1	(100)	1	103	(99)
Net gain/(loss) on ineffective hedges	-	-	-	-	2	(100)
Net gain/(loss) on hedging overseas operations	(1)	(5)	(80)	(6)	(1)	large
Net gain/(loss) on derivatives held for risk management purposes[2]	6	(17)	(135)	(11)	(46)	(76)
Net gain/(loss) on financial instruments designated at fair value	4	(10)	(140)	(6)	(10)	(40)
Gain on disposal of controlled entities	(4)	5	(180)	1	5	(80)
Rental income on operating leases	3	13	(77)	16	34	(53)
Share of associates net profit	21	31	(32)	52	10	large
Other	(7)	18	(139)	11	62	(82)
Total other income	25	40	(38)	65	171	(62)
Total non-interest income	2,889	2,966	(3)	5,855	6,301	(7)

Wealth management and insurance income reconciliation

$m	Half Year Sept 16	Half Year March 16	% Mov't Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	% Mov't Sept 16- Sept 15
BTFG non-interest income	945	963	(2)	1,908	2,192	(13)
Net commission, premium, fee and banking income	(111)	(119)	(7)	(230)	(209)	10
BTFG wealth management and insurance income	834	844	(1)	1,678	1,983	(15)
NZ wealth management & insurance	73	73	-	146	138	6
WIB wealth management	63	24	163	87	103	(16)
Total wealth management & insurance income	970	941	3	1,911	2,224	(14)

[1]  Trading income represents a component of total markets income from WIB markets business, Westpac Pacific, Westpac New Zealand and Treasury foreign exchange operations in Australia and New Zealand.

[2]  Net gain/(loss) on derivatives held for risk management purposes reflects the impact of economic hedges of foreign currency capital and foreign earnings.

Westpac Group 2016 Full Year Results Announcement | 117

2016 Full Year Financial Results Cash earnings financial information

Note 5. Operating expenses (cash earnings basis)

$m	Half Year Sept 16	Half Year March 16	% Mov't Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	% Mov't Sept 16- Sept 15
Staff expenses
Employee remuneration, entitlements and on-costs	1,996	1,999	-	3,995	4,033	(1)
Superannuation expense	181	188	(4)	369	362	2
Share based payments	68	67	1	135	174	(22)
Restructuring costs	48	44	9	92	62	48
Total staff expenses	2,293	2,298	-	4,591	4,631	(1)

Occupancy expenses
Operating lease rentals	316	306	3	622	586	6
Depreciation of property and equipment	96	96	-	192	209	(8)
Other	54	71	(24)	125	139	(10)
Total occupancy expenses	466	473	(1)	939	934	1

Technology expenses
Amortisation and impairment of software assets	300	271	11	571	569	-
Depreciation and impairment of IT equipment	86	70	23	156	147	6
Technology services	361	305	18	666	545	22
Software and maintenance and licenses	138	138	-	276	219	26
Telecommunications	86	95	(9)	181	204	(11)
Data processing	37	35	6	72	67	7
Total technology expenses	1,008	914	10	1,922	1,751	10

Other expenses
Professional and processing services[1]	371	365	2	736	614	20
Amortisation and impairment of intangible assets	6	6	-	12	11	9
Postage and stationery	114	103	11	217	204	6
Advertising	72	84	(14)	156	150	4
Credit card loyalty programs	68	76	(11)	144	134	7
Non-lending losses	41	40	3	81	74	9
Other expenses	40	60	(33)	100	132	(24)
Total other expenses	712	734	(3)	1,446	1,319	10
Operating expenses	4,479	4,419	1	8,898	8,635	3

Note 6. Deferred expenses2

$m	As at 30 Sept 2016	As at 31 March 2016	As at 30 Sept 2015	% Mov't Sept 16 - Mar 16	% Mov't Sept 16- Sept 15
Deferred acquisition costs	101	116	119	(13)	(15)
Other deferred expenditure	45	27	14	67	large

[1]  Professional and processing services relates to services provided by external suppliers and includes costs associated with professional contractors, legal and audit services, consultants and costs associated with operations processing.

[2]  Deferred expenses principally relates to a small number of capitalised costs in the wealth business. It does not include insurance deferred acquisition costs (which are an offset to revenue) or mortgage broker costs (which are an offset to net interest income).

118 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Cash earnings financial information

Note 7. Earnings per share (cash earnings basis)

$m	Half Year Sept 16	Half Year March 16	% Mov't Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	Sept 16- Sept 15
Cash earnings	3,918	3,904	-	7,822	7,820	-
Weighted average number of fully paid ordinary shares (millions)	3,341	3,303	1	3,322	3,150	5
Cash earnings per ordinary share (cents)	117.3	118.2	(1)	235.5	248.2	(5)

	Half Year Sept 16	Half Year March 16	Full Year Sept 16	Full Year Sept 15
Reconciliation of ordinary shares on issue before the effect of own shares held (millions)
Opening balance	3,336	3,184	3,184	3,109
Share entitlement offer	-	139	139	-
Number of shares issued under the Dividend Reinvestment Plan (DRP)	10	13	23	75
Closing balance	3,346	3,336	3,346	3,184

Westpac Group 2016 Full Year Results Announcement | 119

2016 Full Year Financial Results Cash earnings financial information

Note 8. Group earnings reconciliation

		Cash Earnings adjustments
Six months to 30 September 2016 $m	Reported results	Partial sale of BTIM	Capitalised technology cost balances	Amortisation of intangible assets[1]	Acquisition, transaction and integration expenses	Lloyds tax adjustments	Fair value (gain)/loss on economic hedges	Ineffective hedges	Treasury shares	Buyback of government guaranteed debt	Policyholder tax recoveries	Operating leases	Cash earnings
Net interest income	7,671	-	-	-	-	-	72	(48)	-	-	-	-	7,695
Fees and commission	1,380	-	-	-	-	-	-	-	-	-	-	-	1,380
Wealth management and insurance income	977	-	-	-	-	-	-	-	-	-	(7)	-	970
Trading income	514	-	-	-	-	-	-	-	-	-	-	-	514
Other income	(30)	-	-	11	-	-	99	-	-	-	-	(55)	25
Non-interest income	2,841	-	-	11	-	-	99	-	-	-	(7)	(55)	2,889
Net operating income	10,512	-	-	11	-	-	171	(48)	-	-	(7)	(55)	10,584
Salaries and other staff expenses	(2,297)	-	-	-	4	-	-	-	-	-	-	-	(2,293)
Equipment and occupancy expenses	(521)	-	-	-	-	-	-	-	-	-	-	55	(466)
Technology expenses	(1,012)	-	-	-	4	-	-	-	-	-	-	-	(1,008)
Other expenses	(819)	-	-	102	5	-	-	-	-	-	-	-	(712)
Operating expenses	(4,649)	-	-	102	13	-	-	-	-	-	-	55	(4,479)
Core earnings	5,863	-	-	113	13	-	171	(48)	-	-	(7)	-	6,105
Impairment charges	(457)	-	-	-	-	-	-	-	-	-	-	-	(457)
Operating profit before tax	5,406	-	-	113	13	-	171	(48)	-	-	(7)	-	5,648
Income tax expense	(1,656)	-	-	(34)	(5)	-	(51)	13	2	-	7	-	(1,724)
Net profit	3,750	-	-	79	8	-	120	(35)	2	-	-	-	3,924
Net profit attributable to non-controlling interests	(6)	-	-	-	-	-	-	-	-	-	-	-	(6)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	3,744	-	-	79	8	-	120	(35)	2	-	-	-	3,918
WBC Cash Earnings adjustments:
Amortisation of intangible assets[1]	79	-	-	(79)	-	-	-	-	-	-	-	-	-
Acquisition, transaction and integration expenses	8	-	-	-	(8)	-	-	-	-	-	-	-	-
Fair value (gain)/loss on economic hedges	120	-	-	-	-	-	(120)	-	-	-	-	-	-
Ineffective hedges	(35)	-	-	-	-	-	-	35	-	-	-	-	-
Treasury shares	2	-	-	-	-	-	-	-	(2)	-	-	-	-
Cash earnings	3,918	-	-	-	-	-	-	-	-	-	-	-	3,918

[1]  Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible, credit card and financial planner relationships as well as intangible assets (management contracts) related to the BTIM and the Lloyds acquisition.

120 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Cash earnings financial information

Note 8. Group earnings reconciliation (continued)

		Cash Earnings adjustments
Six months to 31 March 2016 $m	Reported results	Partial sale of BTIM	Capitalised technology cost balances	Amortisation of intangible assets[1]	Acquisition, transaction and integration expenses	Lloyds tax adjustments	Fair value (gain)/loss on economic hedges	Ineffective hedges	Treasury shares	Buyback of government guaranteed debt	Policyholder tax recoveries	Operating leases	Cash earnings
Net interest income	7,477	-	-	-	-	-	140	36	-	-	-	-	7,653
Fees and commission	1,375	-	-	-	-	-	-	-	-	-	-	-	1,375
Wealth management and insurance income	922	-	-	-	-	-	-	-	9	-	10	-	941
Trading income	610	-	-	-	-	-	-	-	-	-	-	-	610
Other income	89	-	-	11	-	-	(22)	-	-	-	-	(38)	40
Non-interest income	2,996	-	-	11	-	-	(22)	-	9	-	10	(38)	2,966
Net operating income	10,473	-	-	11	-	-	118	36	9	-	10	(38)	10,619
Salaries and other staff expenses	(2,304)	-	-	-	6	-	-	-	-	-	-	-	(2,298)
Equipment and occupancy expenses	(511)	-	-	-	-	-	-	-	-	-	-	38	(473)
Technology expenses	(917)	-	-	-	3	-	-	-	-	-	-	-	(914)
Other expenses	(836)	-	-	102	-	-	-	-	-	-	-	-	(734)
Operating expenses	(4,568)	-	-	102	9	-	-	-	-	-	-	38	(4,419)
Core earnings	5,905	-	-	113	9	-	118	36	9	-	10	-	6,200
Impairment charges	(667)	-	-	-	-	-	-	-	-	-	-	-	(667)
Operating profit before tax	5,238	-	-	113	9	-	118	36	9	-	10	-	5,533
Income tax expense	(1,528)	-	-	(34)	(2)	-	(35)	(10)	(1)	-	(10)	-	(1,620)
Net profit	3,710	-	-	79	7	-	83	26	8	-	-	-	3,913
Net profit attributable to non-controlling interests	(9)	-	-	-	-	-	-	-	-	-	-	-	(9)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	3,701	-	-	79	7	-	83	26	8	-	-	-	3,904
WBC Cash Earnings adjustments:
Amortisation of intangible assets[1]	79	-	-	(79)	-	-	-	-	-	-	-	-	-
Acquisition, transaction and integration expenses	7	-	-	-	(7)	-	-	-	-	-	-	-	-
Fair value (gain)/loss on economic hedges	83	-	-	-	-	-	(83)	-	-	-	-	-	-
Ineffective hedges	26	-	-	-	-	-	-	(26)	-	-	-	-	-
Treasury shares	8	-	-	-	-	-	-	-	(8)	-	-	-	-
Cash earnings	3,904	-	-	-	-	-	-	-	-	-	-	-	3,904

[1]  Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible, credit card and financial planner relationships as well as intangible assets (management contracts) related to the BTIM and the Lloyds acquisition.

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2016 Full Year Financial Results Cash earnings financial information

Note 8. Group earnings reconciliation (continued)

		Cash Earnings adjustments
Twelve months to 30 September 2016 $m	Reported results	Partial sale of BTIM	Capitalised technology cost balances	Amortisation of intangible assets[1]	Acquisition, transaction and integration expenses	Lloyds tax adjustments	Fair value (gain)/loss on economic hedges	Ineffective hedges	Treasury shares	Buyback of government guaranteed debt	Policyholder tax recoveries	Operating leases	Cash earnings
Net interest income	15,148	-	-	-	-	-	212	(12)	-	-	-	-	15,348
Fees and commission	2,755	-	-	-	-	-	-	-	-	-	-	-	2,755
Wealth management and insurance income	1,899	-	-	-	-	-	-	-	9	-	3	-	1,911
Trading income	1,124	-	-	-	-	-	-	-	-	-	-	-	1,124
Other income	59	-	-	22	-	-	77	-	-	-	-	(93)	65
Non-interest income	5,837	-	-	22	-	-	77	-	9	-	3	(93)	5,855
Net operating income	20,985	-	-	22	-	-	289	(12)	9	-	3	(93)	21,203
Salaries and other staff expenses	(4,601)	-	-	-	10	-	-	-	-	-	-	-	(4,591)
Equipment and occupancy expenses	(1,032)	-	-	-	-	-	-	-	-	-	-	93	(939)
Technology expenses	(1,929)	-	-	-	7	-	-	-	-	-	-	-	(1,922)
Other expenses	(1,655)	-	-	204	5	-	-	-	-	-	-	-	(1,446)
Operating expenses	(9,217)	-	-	204	22	-	-	-	-	-	-	93	(8,898)
Core earnings	11,768	-	-	226	22	-	289	(12)	9	-	3	-	12,305
Impairment charges	(1,124)	-	-	-	-	-	-	-	-	-	-	-	(1,124)
Operating profit before tax	10,644	-	-	226	22	-	289	(12)	9	-	3	-	11,181
Income tax expense	(3,184)	-	-	(68)	(7)		(86)	3	1	-	(3)	-	(3,344)
Net profit	7,460	-	-	158	15	-	203	(9)	10	-	-	-	7,837
Net profit attributable to non-controlling interests	(15)	-	-	-	-	-	-	-	-	-	-	-	(15)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	7,445	-	-	158	15	-	203	(9)	10	-	-	-	7,822
WBC Cash Earnings adjustments:
Amortisation of intangible assets[1]	158	-	-	(158)	-	-	-	-	-	-	-	-	-
Acquisition, transaction and integration expenses	15	-	-	-	(15)	-	-	-	-	-	-	-	-
Fair value (gain)/loss on economic hedges	203	-	-	-	-	-	(203)	-	-	-	-	-	-
Ineffective hedges	(9)	-	-	-	-	-	-	9	-	-	-	-	-
Treasury shares	10	-	-	-	-	-	-	-	(10)	-	-	-	-
Cash earnings	7,822	-	-	-	-	-	-	-	-	-	-	-	7,822

[1]  Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible, credit card and financial planner relationships as well as intangible assets (management contracts) related to the BTIM and the Lloyds acquisition.

122 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Cash earnings financial information

Note 8. Group earnings reconciliation (continued)

		Cash Earnings adjustments
Twelve months to 30 September 2015 $m	Reported results	Partial sale of BTIM	Capitalised technology cost balances	Amortisation of intangible assets[1]	Acquisition, transaction and integration expenses	Lloyds tax adjustments	Fair value (gain)/loss on economic hedges	Ineffective hedges	Treasury shares	Buyback of government guaranteed debt	Policyholder tax recoveries	Operating leases	Cash earnings
Net interest income	14,267	-	-	-	-	-	(28)	2	-	(2)	-	-	14,239
Fees and commission	2,942	-	-	-	-	-	-	-	-	-	-	-	2,942
Wealth management and insurance income	2,228	-	-	-	-	-	-	-	(4)	-	-	-	2,224
Trading income	964	-	-	-	-	-	-	-	-	-	-	-	964
Other income	1,241	(1,036)	-	5	-	-	(19)	-	-	-	-	(20)	171
Non-interest income	7,375	(1,036)	-	5	-	-	(19)	-	(4)	-	-	(20)	6,301
Net operating income	21,642	(1,036)	-	5	-	-	(47)	2	(4)	(2)	-	(20)	20,540
Salaries and other staff expenses	(4,704)	5	-	-	68	-	-	-	-	-	-	-	(4,631)
Equipment and occupancy expenses	(954)	-	-	-	-	-	-	-	-	-	-	20	(934)
Technology expenses	(2,288)	5	505	-	27	-	-	-	-	-	-	-	(1,751)
Other expenses	(1,527)	-	-	210	(2)	-	-	-	-	-	-	-	(1,319)
Operating expenses	(9,473)	10	505	210	93	-	-	-	-	-	-	20	(8,635)
Core earnings	12,169	(1,026)	505	215	93	-	(47)	2	(4)	(2)	-	-	11,905
Impairment charges	(753)	-	-	-	-	-	-	-	-	-	-	-	(753)
Operating profit before tax	11,416	(1,026)	505	215	93	-	(47)	2	(4)	(2)	-	-	11,152
Income tax expense	(3,348)	361	(151)	(64)	(27)	(64)	14	(1)	5	1	-	-	(3,274)
Net profit	8,068	(665)	354	151	66	(64)	(33)	1	1	(1)	-	-	7,878
Net profit attributable to non-controlling interests	(56)	-	-	(2)	-	-	-	-	-	-	-	-	(58)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	8,012	(665)	354	149	66	(64)	(33)	1	1	(1)	-	-	7,820
WBC Cash Earnings adjustments:
Partial sale of BTIM	(665)	665	-	-	-	-	-	-	-	-	-	-	-
Capitalised technology cost balances	354	-	(354)	-	-	-	-	-	-	-	-	-	-
Amortisation of intangible assets[1]	149	-	-	(149)	-	-	-	-	-	-	-	-	-
Acquisition, transaction and integration expenses	66	-	-	-	(66)	-	-	-	-	-	-	-	-
Lloyds tax adjustments	(64)	-	-	-	-	64	-	-	-	-	-	-	-
Fair value (gain)/loss on economic hedges	(33)	-	-	-	-	-	33	-	-	-	-	-	-
Ineffective hedges	1	-	-	-	-	-	-	(1)	-	-	-	-	-
Treasury shares	1	-	-	-	-	-	-	-	(1)	-	-	-	-
Buyback of government guaranteed debt	(1)	-	-	-	-	-	-	-	-	1	-	-	-
Cash earnings	7,820	-	-	-	-	-	-	-	-	-	-	-	7,820

[1]  Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible, credit card and financial planner relationships as well as intangible assets (management contracts) related to the BTIM, JOHCM and the Lloyds acquisition.

Westpac Group 2016 Full Year Results Announcement | 123

2016 Full Year Financial Results
Cash earnings financial information

Note 9. Divisional result and economic profit

Group economic profit is defined as cash earnings plus a franking benefit equivalent of 70% of the value of Australian tax expense less a capital charge calculated at 11% of average ordinary equity.

Divisional economic profit is defined as cash earnings plus the franking benefit less a capital charge. The capital charge is calculated at 11% on allocated capital.

Economic profit is used as a key measure of financial performance because it focuses on shareholder value generated by requiring a return in excess of a risk-adjusted cost of capital.

Six months to 30 September 2016
$m	Group	Consumer and Business Bank[1]	BT Financial Group (Australia)[2]	Westpac Institutional Bank	Westpac New Zealand[3]
Reported results	3,744	2,485	408	581	406
Cash earnings adjustments	174	63	16	-	(4)
Cash earnings	3,918	2,548	424	581	402
Franking benefit	1,068	763	125	153	-
Adjusted cash earnings	4,986	3,311	549	734	402
Average equity[4]	56,612	24,611	3,586	9,155	3,745
Capital charge	(3,114)	(1,353)	(197)	(504)	(206)
Economic profit	1,872	1,958	352	230	196

Return on average equity (including intangibles)	13.8%	16.2%	14.4%	11.7%	18.5%

Six months to 31 March 2016
$m	Group	Consumer and Business Bank[1]	BT Financial Group (Australia)[2]	Westpac Institutional Bank	Westpac New Zealand[3]
Reported results	3,701	2,369	436	517	408
Cash earnings adjustments	203	63	16	-	2
Cash earnings	3,904	2,432	452	517	410
Franking benefit	1,033	731	133	134	-
Adjusted cash earnings	4,937	3,163	585	651	410
Average equity[4]	55,180	23,345	3,494	9,275	3,441
Capital charge	(3,035)	(1,284)	(192)	(510)	(189)
Economic profit	1,902	1,879	393	141	221

Return on average equity (including intangibles)	14.2%	16.1%	15.6%	10.3%	20.3%

Twelve months to 30 September 2016
$m	Group	Consumer and Business Bank[1]	BT Financial Group (Australia)[2]	Westpac Institutional Bank	Westpac New Zealand[3]
Reported results	7,445	4,854	844	1,098	814
Cash earnings adjustments	377	126	32	-	(2)
Cash earnings	7,822	4,980	876	1,098	812
Franking benefit	2,101	1,494	258	287	-
Adjusted cash earnings	9,923	6,474	1,134	1,385	812
Average equity[4]	55,896	23,978	3,540	9,215	3,593
Capital charge	(6,149)	(2,637)	(389)	(1,014)	(395)
Economic profit	3,774	3,837	745	371	417

Return on average equity (including intangibles)	14.0%	16.1%	15.0%	11.0%	19.4%

Twelve months to 30 September 2015
$m	Group	Consumer and Business Bank[1]	BT Financial Group (Australia)[2]	Westpac Institutional Bank	Westpac New Zealand[3]
Reported results	8,012	4,473	891	1,343	841
Cash earnings adjustments	(192)	126	23	-	-
Cash earnings	7,820	4,599	914	1,343	841
Franking benefit	2,028	1,382	272	345	-
Adjusted cash earnings	9,848	5,981	1,186	1,688	841
Average equity[4]	49,361	19,431	3,197	8,856	3,670
Capital charge	(5,430)	(2,137)	(352)	(974)	(404)
Economic profit	4,418	3,844	834	714	437

Return on average equity (including intangibles)	15.8%	17.5%	15.8%	13.8%	19.5%

1  Cash earnings adjustment relates to amortisation of intangible assets including the core deposit intangible and credit cards related to the merger with St.George, as well as intangible assets related to Lloyds acquisition.

2  Cash earnings adjustment reflects amortisation of intangible assets related to financial planner relationships following merger with St.George, as well as intangible assets related to BTIM.

3  In A$ equivalents.

4  For divisions average equity does not include intangible assets.

124 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Other information

6.0                              Other information

6.1                              Disclosure regarding forward-looking statements

This Full Year Financial Results Announcement contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this Full Year Financial Results Announcement and include statements regarding Westpac’s intent, belief or current expectations with respect to its business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. Words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’, ‘aim’ or other similar words are used to identify forward-looking statements. These forward-looking statements reflect Westpac’s current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond Westpac’s control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon Westpac. There can be no assurance that future developments will be in accordance with Westpac’s expectations or that the effect of future developments on Westpac will be those anticipated. Actual results could differ materially from those expected, depending on the outcome of various factors, including, but not limited to:

●     the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements;

●     regulatory investigations, litigation, fines, penalties, restrictions or other regulator imposed conditions;

●     the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts Westpac or its customers or counterparties may experience as a result;

●     market volatility, including uncertain conditions in funding, equity and asset markets;

●     adverse asset, credit or capital market conditions;

●     the conduct, behaviour or practices of Westpac or its staff;

●     changes in investment preferences of businesses and consumers away from bank deposits towards other asset or investment classes;

●     changes to Westpac’s credit ratings or to the methodology used by credit rating agencies;

●     levels of inflation, interest rates, exchange rates and market and monetary fluctuations;

●     market liquidity and investor confidence;

●     changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand, Asia and in other countries in which Westpac or its customers or counterparties conduct their operations and Westpac’s ability to maintain or to increase market share and control expenses;

●     the effects of competition in the geographic and business areas in which Westpac conducts its operations;

●     information security breaches, including cyberattacks;

●     reliability and security of Westpac’s technology and risks associated with changes to technology systems;

●     the timely development and acceptance of new products and services and the perceived overall value of these products and services by customers;

●     the effectiveness of Westpac’s risk management policies, including internal processes, systems and employees;

●     the incidence or severity of Westpac insured events;

●     the occurrence of environmental change or external events in countries in which Westpac or its customers or counterparties conduct their operations;

●     internal and external events which may adversely impact Westpac’s reputation;

●     changes to the value of Westpac’s intangible assets;

●     changes in political, social or economic conditions in any of the major markets in which Westpac or its customers or counterparties operate;

●     the success of strategic decisions involving diversification or innovation, in addition to business expansion and integration of new businesses; and

●     various other factors beyond Westpac’s control.

Westpac Group 2016 Full Year Results Announcement | 125

2016 Full Year Financial Results Other information

6.1     Disclosure regarding forward-looking statements (continued)

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by Westpac, refer to ‘Risk factors’ in the Westpac Group 2016 Annual Report. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others should carefully consider the foregoing factors and other uncertainties and events.

Westpac is under no obligation to update any forward-looking statements contained in this Full Year Financial Results Announcement, whether as a result of new information, future events or otherwise, after the date of this Full Year Financial Results Announcement.

6.2     Websites

Information contained in or accessible through the websites mentioned in this Full Year Financial Results Announcement does not form part of this Full Year Financial Results Announcement unless we specifically state that it is incorporated by reference and forms part of this Full Year Financial Results Announcement. All references in this Full Year Financial Results Announcement to websites are inactive textual references and are for information only.

6.3     Credit ratings1

Rating agency	Long Term	Short Term	Outlook
Fitch Ratings	AA-	F1+	Stable
Moody’s Investor Services	Aa2	P-1	Negative
S&P Global Ratings	AA-	A-1+	Negative

If Westpac’s credit ratings were to be lowered from current levels, the Group’s borrowing costs and capacity may be adversely affected. A downgrade in Westpac’s credit ratings from current levels is likely to require the Group to pay higher interest rates than currently paid on our wholesale borrowings.

On 7 July 2016, S&P affirmed Westpac’s credit rating at AA-, however, as a result of S&P revising the outlook for the Australian sovereign rating to ‘negative’ from ‘stable’, Westpac’s outlook was also revised to ‘negative’ from ‘stable’.

On 18 August 2016, Moody’s affirmed Westpac’s credit rating at Aa2, but revised the outlook to ‘negative’ from ‘stable’. The revision in outlook follows Moody’s revision of the Australian Macro Profile to ‘Very Strong-’ to ‘Very Strong’.

6.4     Dividend reinvestment plan

The Group operates a DRP that is available to holders of fully paid ordinary shares who are resident in, or whose address on the register of shareholders is in Australia or New Zealand. As noted in Section 2.5, the Directors have made certain determinations in relation to the calculation of the Market Price which will apply to the DRP for the 2016 final dividend only.

Shareholders who wish to commence participation in the DRP, or to vary their current participation election, must do so by 5.00pm (AEST) on 16 November 2016.

Shareholders can provide these instructions by:

●     For shareholders with holdings that have a market value of less than $50,000 (for a single holding) or less than $1,000,000 (per shareholding held within a Link Market Services portfolio), logging into the Westpac share registrar’s website at www.linkmarketservices.com.au and electing into the DRP or amending their existing instructions online; or

●     Completing and returning a DRP Application or Variation form to Westpac’s share registry. Registry contact details are listed in Section 6.6.

1 As at 30 September 2016.

126 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Other information

6.5     Changes in control of Group entities

During the twelve months ended 30 September 2016 the following controlled entities were formed, acquired or reinstated:

●     Planwise AU Pty Ltd (acquired 11 January 2016);

●     Crusade ABS Series 2016-1 Trust (formed 19 April 2016);

●     Westpac Databank Pty Limited (formed 24 June 2016);

●     Westpac New Zealand Staff Superannuation Scheme Trustee Limited (formed 30 June 2016);

●     Reinventure Fund II I.L.P (acquired 26 July 2016).

During the twelve months ended 30 September 2016 the following controlled entities ceased to be controlled:

●     Core Infrastructure Income Feeder 1 LP (sold 13 October 2015);

●     Core Infrastructure Income Feeder 2 LP (sold 13 October 2015);

●     Core Infrastructure Income Master LP (sold 13 October 2015);

●     Crusade Global Trust 2 of 2005 (terminated 2 February 2016);

●     Crusade Global Trust 1 of 2006 (terminated 2 February 2016);

●     Bella Trust No. 2 (terminated 16 March 2016);

●     Castlereagh Trust (terminated 3 May 2016);

●     Data Republic Pty Limited (sold down 30 June 2016);

●     Westpac Capital Trust IV (terminated 15 September 2016);

●     Tavarua Funding Trust IV (terminated 15 September 2016);

●     Crusade CP Trust No 53 (terminated 30 September 2016);

●     Crusade CP Trust No 56 (terminated 30 September 2016);

●     Crusade CP Trust No 57 (terminated 30 September 2016);

●     Crusade CP Trust No 58 (terminated 30 September 2016).

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2016 Full Year Financial Results Other information

6.6     Financial calendar and Share Registry details9

Westpac shares are listed on the securities exchanges in Australia (ASX) and New Zealand and as American Depository Receipts in New York. Westpac Capital Notes, Westpac Capital Notes 2, Westpac Capital Notes 3, Westpac Capital Notes 4, Westpac Convertible Preference Shares (Westpac CPS), Westpac Subordinated Notes and Westpac Subordinated Notes II are listed on the ASX. Westpac NZD Subordinated Notes are listed on the NZX.

Important dates to note:

Westpac Ordinary Shares (ASX code: WBC)

Ex-dividend date for final dividend	14 November 2016[1]
Record date for final dividend	15 November 2016[2]
Annual General Meeting	9 December 2016
Final dividend payable	21 December 2016
Financial Half Year end	31 March 2017
Interim results and dividend announcement	8 May 2017
Ex-dividend date for interim dividend	18 May 2017[3,5]
Record date for interim dividend	19 May 2017[4,5]
Interim dividend payable	4 July 2017[5]
Financial Year end	30 September 2017
Final results and dividend announcement	6 November 2017
Ex-dividend date for final dividend	13 November 2017[6,9]
Record date for final dividend	14 November 2017[7,9]
Annual General Meeting	8 December 2017[8]
Final dividend payable	22 December 2017[9]

Westpac Capital Notes (ASX code: WBCPD)

Ex date for quarterly distribution	29 November 2016
Record date for quarterly distribution	30 November 2016
Payment date for quarterly distribution	8 December 2016
Ex date for quarterly distribution	27 February 2017
Record date for quarterly distribution	28 February 2017
Payment date for quarterly distribution	8 March 2017
Ex date for quarterly distribution	30 May 2017
Record date for quarterly distribution	31 May 2017
Payment date for quarterly distribution	8 June 2017
Ex date for quarterly distribution	30 August 2017
Record date for quarterly distribution	31 August 2017
Payment date for quarterly distribution	8 September 2017
Ex date for quarterly distribution	29 November 2017
Record date for quarterly distribution	30 November 2017
Payment date for quarterly distribution	8 December 2017

1  Ex-dividend date for 2016 final dividend in New York – 9 November 2016.

[2]  Record date for 2016 final dividend in New York – 14 November 2016.

3  Ex-dividend date for 2017 interim dividend in New York – 16 May 2017.

[4]  Record date for 2017 interim dividend in New York – 18 May 2017.

[5]  Dates will be confirmed at the time of announcing the 2017 interim results.

6  Ex-dividend date for 2017 final dividend in New York – 8 November 2017.

[7]  Record date for 2017 final dividend in New York – 13 November 2017.

[8]  Details regarding the location of this meeting and the business to be dealt with will be contained in the separate Notice of Meeting sent to shareholders in November 2017.

[9]  Dates will be confirmed at the time of announcing the 2017 final results.

128 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Other information

Westpac Capital Notes 2 (ASX code: WBCPE)

Ex date for quarterly distribution	14 December 2016
Record date for quarterly distribution	15 December 2016
Payment date for quarterly distribution	23 December 2016
Ex date for quarterly distribution	14 March 2017
Record date for quarterly distribution	15 March 2017
Payment date for quarterly distribution	23 March 2017
Ex date for quarterly distribution	14 June 2017
Record date for quarterly distribution	15 June 2017
Payment date for quarterly distribution	23 June 2017
Ex date for quarterly distribution	14 September 2017
Record date for quarterly distribution	15 September 2017
Payment date for quarterly distribution	25 September 2017[1]
Ex date for quarterly distribution	14 December 2017
Record date for quarterly distribution	15 December 2017
Payment date for quarterly distribution	27 December 2017[1]

Westpac Capital Notes 3 (ASX code: WBCPF)

Ex date for quarterly distribution	13 December 2016
Record date for quarterly distribution	14 December 2016
Payment date for quarterly distribution	22 December 2016
Ex date for quarterly distribution	10 March 2017
Record date for quarterly distribution	14 March 2017
Payment date for quarterly distribution	22 March 2017
Ex date for quarterly distribution	13 June 2017
Record date for quarterly distribution	14 June 2017
Payment date for quarterly distribution	22 June 2017
Ex date for quarterly distribution	13 September 2017
Record date for quarterly distribution	14 September 2017
Payment date for quarterly distribution	22 September 2017
Ex date for quarterly distribution	13 December 2017
Record date for quarterly distribution	14 December 2017
Payment date for quarterly distribution	22 December 2017

Westpac Capital Notes 4 (ASX code: WBCPG)

Ex date for quarterly distribution	21 December 2016
Record date for quarterly distribution	22 December 2016
Payment date for quarterly distribution	30 December 2016
Ex date for quarterly distribution	21 March 2017
Record date for quarterly distribution	22 March 2017
Payment date for quarterly distribution	30 March 2017
Ex date for quarterly distribution	21 June 2017
Record date for quarterly distribution	22 June 2017
Payment date for quarterly distribution	30 June 2017
Ex date for quarterly distribution	21 September 2017
Record date for quarterly distribution	22 September 2017
Payment date for quarterly distribution	3 October 2017[1]
Ex date for quarterly distribution	21 December 2017
Record date for quarterly distribution	22 December 2017
Payment date for quarterly distribution	2 January 2018[1]

[1] Next business day when a payment date falls on a non-ASX business day.

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2016 Full Year Financial Results Other information

Westpac Convertible Preference Shares (Westpac CPS) (ASX code: WBCPC)

Ex date for semi-annual dividend	22 March 2017
Record date for semi-annual dividend	23 March 2017
Payment date for semi-annual dividend	31 March 2017
Ex date for semi-annual dividend	21 September 2017
Record date for semi-annual dividend	22 September 2017
Payment date for semi-annual dividend	3 October 2017[1]

Westpac Subordinated Notes (ASX code: WBCHA)

Ex date for quarterly interest payment	14 November 2016
Record date for quarterly interest payment	15 November 2016
Payment date for quarterly interest payment	23 November 2016
Ex date for quarterly interest payment	14 February 2017
Record date for quarterly interest payment	15 February 2017
Payment date for quarterly interest payment	23 February 2017
Ex date for quarterly interest payment	12 May 2017
Record date for quarterly interest payment	15 May 2017
Payment date for quarterly interest payment	23 May 2017
Ex date for quarterly interest payment	14 August 2017
Record date for quarterly interest payment	15 August 2017
Payment date for quarterly interest payment	23 August 2017[2]
Ex date for quarterly interest payment	14 November 2017
Record date for quarterly interest payment	15 November 2017
Payment date for quarterly interest payment	23 November 2017

Westpac Subordinated Notes II (ASX code: WBCHB)

Ex date for quarterly interest payment	11 November 2016
Record date for quarterly interest payment	14 November 2016
Payment date for quarterly interest payment	22 November 2016
Ex date for quarterly interest payment	13 February 2017
Record date for quarterly interest payment	14 February 2017
Payment date for quarterly interest payment	22 February 2017
Ex date for quarterly interest payment	11 May 2017
Record date for quarterly interest payment	12 May 2017[1]
Payment date for quarterly interest payment	22 May 2017
Ex date for quarterly interest payment	11 August 2017
Record date for quarterly interest payment	14 August 2017
Payment date for quarterly interest payment	22 August 2017
Ex date for quarterly interest payment	13 November 2017
Record date for quarterly interest payment	14 November 2017
Payment date for quarterly interest payment	22 November 2017

[1]  Immediately preceding business day when a record date falls on a non-ASX business day.

[2]  The first optional Redemption Date for Westpac Subordinated Notes will be 23 August 2017, subject to APRA’s prior written consent. There can be no certainty that APRA will provide its consent in respect of any early redemption.

130 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Other information

Westpac NZD Subordinated Notes (NZX code: WBC010)1

Ex date for quarterly interest payment	18 November 2016
Record date for quarterly interest payment	21 November 2016
Payment date for quarterly interest payment	1 December 2016
Ex date for quarterly interest payment	16 February 2017
Record date for quarterly interest payment	17 February 2017[2]
Payment date for quarterly interest payment	1 March 2017
Ex date for quarterly interest payment	19 May 2017
Record date for quarterly interest payment	22 May 2017
Payment date for quarterly interest payment	1 June 2017
Ex date for quarterly interest payment	21 August 2017
Record date for quarterly interest payment	22 August 2017
Payment date for quarterly interest payment	1 September 2017
Ex date for quarterly interest payment	20 November 2017
Record date for quarterly interest payment	21 November 2017
Payment date for quarterly interest payment	1 December 2017

Share Registries

Australia	New Zealand

Ordinary shares on the main register, Westpac Capital Notes, Westpac Capital Notes 2, Westpac Capital Notes 3,Westpac Capital Notes 4,  Westpac Convertible Preference Shares, Westpac Subordinated Notes and Westpac Subordinated Notes II

Ordinary shares on the New Zealand branch register and Westpac NZD Subordinated Notes
Link Market Services Limited	Link Market Services Limited
Level 12, 680 George Street	Level 11, Deloitte Centre, 80 Queen Street
Sydney NSW 2000 Australia	Auckland 1010 New Zealand
Postal Address: Locked Bag A6015, Sydney South NSW 1235	Postal Address: P.O. Box 91976, Auckland 1142, New Zealand
Website: www.linkmarketservices.com.au Email: westpac@linkmarketservices.com.au	Website: www.linkmarketservices.co.nz Email: enquiries@linkmarketservices.co.nz
Telephone: 1800 804 255 (toll free in Australia) International: +61 1800 804 255	Telephone: 0800 002 727 (toll free in New Zealand) International: +64 9 375 5998

New York	For further information contact:

Depositary in USA for American Depositary Shares ADS holder enquiries: Computershare 211 Quality Circle Suite 210 College Station TX 77845 USA Postal address: PO Box 30170 College Station TX 77842	Media: David Lording, Westpac Media Relations, +61 2 8219 8512
USA
Website: www.bnymellon.com/shareowner	Analysts and Investors:
Email: shrrelations@cpusshareownerservices.com	Andrew Bowden, Head of Investor Relations,
Telephone: +1 888 269 2377 (toll free in US)	+61 2 8253 4008
International: +1 201 680 6825

[1]  Immediately preceding business day when a record date does not fall on a day on which banks are open for general business in Wellington and Auckland, New Zealand and Sydney, Australia.

[2]  The first optional Redemption Date for Westpac Subordinated Notes will be 23 August 2017, subject to APRA’s prior written consent. There can be no certainty that APRA will provide its consent in respect of any early redemption.

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2016 Full Year Financial Results Other information

6.7     Exchange rates

6.7.1  Exchange rates against A$

Twelve months to/as at	30 September 2016		30 September 2015
Currency	Average	Spot	Average	Spot
US$	0.7367	0.7618	0.7865	0.6997
GBP	0.5193	0.5875	0.5087	0.4615
NZ$	1.0742	1.0487	1.0802	1.0983

Six months to/as at	30 September 2016		31 March 2016		30 September 2015
Currency	Average	Spot	Average	Spot	Average	Spot
US$	0.7524	0.7618	0.7210	0.7652	0.7507	0.6997
GBP	0.5494	0.5875	0.4892	0.5336	0.4873	0.4615
NZ$	1.0643	1.0487	1.0841	1.1092	1.0896	1.0983

6.7.2  Westpac New Zealand division performance (A$ Equivalent to Section 3.5)

Westpac New Zealand operations provide banking, wealth and insurance products and services to New Zealand consumer, business and institutional customers. The New Zealand wealth business includes New Zealand Life Company and BT New Zealand. Results for the Second Half 2016,  First Half 2016, Full Year 2016 and Full Year 2015 have been converted into Australian dollars (A$) at the average exchange rates each month, the average rates for the reporting periods are:  1.0643, 1.0841, 1.0742 and 1.0802 respectively.

$m	Half Year Sept 16	Half Year March 16	% Mov't Sept 16 - Mar 16	Full Year Sept 16	Full Year Sept 15	% Mov't Sept 16 - Sept 15
Net interest income	815	773	5	1,588	1,552	2
Non-interest income	224	225	-	449	457	(2)
Net operating income	1,039	998	4	2,037	2,009	1
Operating expenses	(434)	(422)	3	(856)	(808)	6
Core earnings	605	576	5	1,181	1,201	(2)
Impairment charges	(46)	(8)	large	(54)	(44)	23
Operating profit before tax	559	568	(2)	1,127	1,157	(3)
Tax and non-controlling interests	(157)	(158)	(1)	(315)	(316)	-
Cash earnings	402	410	(2)	812	841	(3)

Economic profit	196	221	(11)	417	437	(5)
Expense to income ratio[1]	41.8%	42.2%	(47bps)	42.0%	40.3%	170bps
Net interest margin[1]	2.11%	2.15%	(4bps)	2.13%	2.25%	(12bps)

			% Mov't			% Mov't
	As at	As at	Sept 16 -	As at	As at	Sept 16 -
$bn	Sept 16	March 16	Mar 16	Sept 16	Sept 15	Sept 15
Deposits[2]	54.9	49.5	11	54.9	47.3	16
Net loans	71.7	64.6	11	71.7	62.8	14
Deposit to loan ratio[1]	76.6%	76.6%	(1bps)	76.6%	75.2%	134bps
Total assets	82.1	73.3	12	82.1	71.5	15
Total committed exposure	101.2	93.3	8	101.2	90.0	12
Liquid assets	8.0	7.8	3	8.0	7.9	1
Average interest-earning assets[3]	77.3	72.1	7	74.7	68.8	9
Funds under management	7.1	6.3	13	7.1	5.9	20
Funds under administration	2.0	1.8	11	2.0	1.8	11

1  Ratios calculated using NZ$.

2  Deposits refer to total customer deposits.

3  Averages are based on a six month period.

132 | Westpac Group 2016 Full Year Results Announcement

2016 Full Year Financial Results Other information

6.7.3  Impact of exchange rate movements on Group results

	Half Year Sept 16 vs Half Year Mar 16			Full Year Sept 16 vs Full Year Sept 15
	Cash earnings growth	FX impact $m	Growth ex-FX	Cash earnings growth	FX impact $m	Growth ex-FX
Net interest income	1%	6	-	8%	11	8%
Non-interest income	(3%)	19	(3%)	(7%)	38	(8%)
Net operating income	-	25	(1%)	3%	49	3%
Operating expenses	1%	1	1%	3%	(12)	3%
Core earnings	(2%)	26	(2%)	3%	37	3%
Impairment charges	(31%)	(1)	(32%)	49%	-	49%
Operating profit before income tax	2%	25	2%	-	37	-
Income tax expense	6%	(7)	6%	2%	(12)	2%
Net profit	-	18	-	(1%)	25	(1%)
Net profit attributable to non-controlling interests	(33%)	-	(33%)	(74%)	-	(74%)
Cash earnings	-	18	-	-	25	-

6.7.4  Exchange rate risk on future NZ$ earnings

Westpac’s policy in relation to the hedging of the future earnings of the Group’s New Zealand division is to manage the economic risk where Westpac believes there is a likelihood of depreciation of NZ$ against A$. Westpac manages these flows over a time horizon under which up to 100% of the expected earnings for the following twelve months and 50% of the expected earnings for the subsequent twelve months can be hedged. As at 30 September 2016, Westpac had hedges in place for forecast Full Year 2017 earnings (average rate $1.10) and for forecast First Half 2018 earnings (average rate $1.07).

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2016 Full Year Financial Results Glossary

7.0        Glossary

Shareholder value
Average ordinary equity	Average total equity less average non-controlling interests.
Average tangible ordinary equity	Average ordinary equity less average goodwill and other intangible assets (excluding capitalised software).
Cash earnings per ordinary share	Cash earnings divided by the weighted average ordinary shares (cash earnings basis).
Cash ROE	Cash earnings divided by average ordinary equity.
Cash earnings to average tangible equity (ROTE)	Cash earnings divided by average tangible ordinary equity.
Dividend payout ratio – cash earnings	Ordinary dividend to be paid divided by cash earnings.
Dividend payout ratio – net profit	Ordinary dividend per share divided by net profit per share attributable to the owners of WBC.
Earnings per ordinary share	Net profit attributable to the owners of WBC divided by the weighted average ordinary shares (reported).
Economic profit – Divisions	Cash earnings less a capital charge calculated at 11% of allocated capital plus 70% of the value of Australian tax expense.
Economic profit – Group	Cash earnings less a capital charge calculated at 11% of average ordinary equity plus a value on franking credits calculated as 70% of the Group’s Australian tax expense.
Fully franked dividends per ordinary shares (cents)	Dividends paid out of retained profits which carry a credit for Australian company income tax paid by Westpac.
Net tangible assets per ordinary share	Net tangible assets (total equity less goodwill and other intangible assets less minority interests) divided by the number of ordinary shares on issue (reported).
Return on equity (ROE)	Net profit attributable to the owners of WBC divided by average ordinary equity.
Weighted average ordinary shares (cash earnings)	Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period.
Weighted average ordinary shares (reported)	Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period less Westpac shares held by the Group (‘Treasury shares’).
Productivity and efficiency
Expense to income ratio	Operating expenses divided by net operating income.
Full-time equivalent employees (FTE)	A calculation based on the number of hours worked by full and part-time employees as part of their normal duties. For example, the full-time equivalent of one FTE is 76 hours paid work per fortnight.
Revenue per FTE	Total operating income divided by the average number of FTE for the period.
Total banking expense to income ratio

Total banking operating expenses divided by total banking operating revenue. Total banking business includes Consumer Bank, Business Bank, WIB (including Westpac Pacific but excluding Hastings), Private Bank (part of BTFG), New Zealand banking operations and the Group Businesses.

Business performance
Average interest-earning assets	The average balance of assets held by the Group that generate interest income. Where possible, daily balances are used to calculate the average balance for the period.
Average interest-bearing liabilities	The average balance of liabilities owed by the Group that incur an interest expense. Where possible, daily balances are used to calculate the average balance for the period.
Divisional margin	Net interest income (including capital benefit) for a division as a percentage of the average interest earning assets for that division.
Net interest margin	Calculated by dividing net interest income by average interest-earning assets.
Net interest spread	The difference between the average yield on all interest-earning assets and the average rate paid on interest bearing liabilities.

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2016 Full Year Financial Results Glossary

Capital adequacy
Common equity tier 1 capital ratio	Total common equity capital divided by risk weighted assets, as defined by APRA.
Credit risk weighted assets (Credit RWA)

Credit risk weighted assets represent risk weighted assets (on-balance sheet and off-balance sheet) that relate to credit exposures and therefore exclude market risk, operational risk, interest rate risk in the banking book and other assets.

Internationally comparable capital ratios

Internationally comparable regulatory capital ratio’s are Westpac’s estimated ratios after adjusting the capital ratios determined under APRA Basel III regulations for various items. Analysis aligns with the APRA study titled “International capital comparison study” dated 13 July 2015.

Risk weighted assets (RWA)

Assets (both on and off-balance sheet) are risk weighted according to each asset’s inherent potential for default and what the likely losses would be in case of default. In the case of non asset backed risks (ie. market and operational risk), RWA is determined by multiplying the capital requirements for those risks by 12.5.

Tier 1 capital ratio	Total tier 1 capital divided by risk weighted assets, as defined by APRA.
Total regulatory capital ratio	Total regulatory capital divided by risk weighted assets, as defined by APRA.
Asset quality
90 days past due and not impaired

Includes facilities where:

1.  contractual payments of interest and / or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days, including from First Half 2016 accounts for customers who have been granted hardship assistance; or

2.  an order has been sought for the customer’s bankruptcy or similar legal action has been instituted which may avoid or delay repayment of its credit obligations; and

3.  the estimated net realisable value of assets / security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, or which are not secured but there is a reasonable expectation that full recovery or the amount due will be made and interest is being taken to profit on an accrual basis.

These facilities, while in default, are not treated as impaired for accounting purposes.

Collectively assessed provisions (CAPs)

Loans not found to be individually impaired or significant will be collectively assessed in pools of similar assets with similar risk characteristics. The size of the provision is an estimate of the losses already incurred and will be estimated on the basis of historical loss experience for assets with credit characteristics similar to those in the collective pool. The historical loss experience will be adjusted based on current observable data. Included in the collectively assessed provision is an economic overlay provision which is calculated based on changes that occurred in sectors of the economy or in the economy as a whole.

Impaired assets

Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on an assessment of the customer’s outlook, cashflow, and the net realisation of value of assets to which recourse is held:

1.  facilities 90 days or more past due, and full recovery is not in doubt: exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days;

2.  non-accrual assets: exposures with individually assessed impairment provisions held against them, excluding restructured loans;

3.  restructured assets: exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer;

4.  other assets acquired through security enforcement (includes other real estate owned): includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and

5.  any other assets where the full collection of interest and principal is in doubt.

Individually assessed provisions (IAPs)

Provisions raised for losses that have already been incurred on loans that are known to be impaired and are assessed on an individual basis. The estimated losses on these impaired loans is based on expected future cash flows discounted to their present value and, as this discount unwinds, interest will be recognised in the income statement.

Stressed assets	Watchlist and substandard, 90 days past due well secured and impaired assets.
Total committed exposure (TCE)

Represents the sum of the committed portion of direct lending (including funds placement overall and deposits placed), contingent and pre-settlement risk plus the committed portion of secondary market trading and underwriting risk.

Watchlist and substandard	Loan facilities where customers are experiencing operating weakness and financial difficulty but are not expected to incur loss of interest or principal.

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2016 Full Year Financial Results Glossary

Other
Committed Liquidity Facility (CLF)	The RBA makes available to Australian Authorised Deposit-taking Institutions a CLF that, subject to qualifying conditions, can be accessed to meet LCR requirements under APS210 Liquidity.
Customer satisfaction – overall business

Source: DBM Consultants Business Financial Services Monitor, September 2011 – 2016, 6MMA. The Customer Satisfaction score is an average of customer satisfaction ratings of the customer’s main financial institution for business banking on a scale of 0 to 10 (0 means ‘extremely dissatisfied’ and 10 means ‘extremely satisfied’).

Customer satisfaction – overall consumer

Source: Roy Morgan Research, September 2012 – 2016, 6MMA.  Satisfaction ratings are based on the relationship with the financial institution.  Customers must have at least a Deposit/Transaction account relationship with the institution and are aged 14 or over.  Satisfaction is the percentage of customers who answered ‘very’ or ‘fairly satisfied’ with their overall relationship with their MFI.

Credit Value Adjustment (CVA)

CVA adjusts the fair value of over-the-counter derivatives for credit risk. CVA is employed on the majority of derivative positions and reflects the market view of the counterparty credit risk. A Debit Valuation Adjustment (DVA) is employed to adjust for our own credit risk.

Divisional results

Divisional results are presented on a management reporting basis. Internal charges and transfer pricing adjustments are included in the performance of each division reflecting the management structure rather than the legal entity (these results cannot be compared to results for individual legal entities). Where management reporting structures or accounting classifications have changed, financial results for comparative periods have been revised and may differ from results previously reported. Overhead costs are allocated to revenue generating divisions.

The Group’s internal transfer pricing frameworks facilitate risk transfer, profitability measurement, capital allocation and divisional alignment, tailored to the jurisdictions in which the Group operates. Transfer pricing allows the Group to measure the relative contribution of products and divisions to the Group’s interest margin and other dimensions of performance. Key components of the Group’s transfer pricing frameworks are funds transfer pricing for interest rate and liquidity risk and allocation of basis and contingent liquidity costs, including capital allocation.

First Half 2016	Six months ended 31 March 2016.
Second Half 2016	Six months ended 30 September 2016.
Full Year 2015	Twelve months ended 30 September 2015.
Full Year 2016	Twelve months ended 30 September 2016.
Funding Valuation Adjustment (FVA)	FVA reflects the estimated present value of the future market funding cost or benefit associated with funding uncollateralised derivatives.
High Quality Liquid Assets (HQLA)	As defined by APRA in Australian Prudential Standard APS210 Liquidity, including BS-13 qualifying liquid assets, less RBA open repos funding end of day ESA balances with the RBA.
JOHCM	Refers to J O Hambro Capital Management, a company incorporated in the United Kingdom and acquired by BTIM in October 2011.
Liquidity Coverage Ratio (LCR)

An APRA requirement to maintain an adequate level of unencumbered high quality liquid assets, to meet liquidity needs for a 30 calendar day period under an APRA-defined severe stress scenario. Absent a situation of financial stress, the value of the LCR must not be less than 100%, effective 1 January 2015. LCR is calculated as the percentage ratio of stock of HQLA and CLF over the total net cash out flows in a modelled 30 day defined stressed scenario.

Lloyds	Refers to the acquisition of select Australian businesses of Lloyds Banking Group including Capital Finance Australia Limited and BOS International (Australia) Ltd on 31 December 2013.
Net Stable Funding Ratio (NSFR)

The NSFR is defined as the ratio of the amount of available stable funding (ASF) to the amount of required stable funding (RSF) defined by APRA. The amount of ASF is the portion of an ADI’s capital and liabilities expected to be a reliable source of funds over a one year time horizon. The amount of RSF is a function of the liquidity characteristics and residual maturities of an ADI’s assets and off-balance sheet activities. When it is implemented by APRA from 1 January 2018, ADI’s must maintain an NSFR of at least 100%.

Prior corresponding period	Refers to the twelve months ended 30 September 2015.
Prior half / Prior period	Refers to the six months ended 31 March 2016.
Run-off	Scheduled and unscheduled repayments and debt repayments (from for example property sales, external refinancing), net of redraws.
Third party liquid assets	HQLA and non LCR qualifying liquid assets, but excludes internally securitised assets that are eligible for a repurchase agreement with the RBA and RBNZ.

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2016 Full Year Financial Results Glossary

Other (continued)
Total liquid assets	Third party liquid assets and internally securitised assets that are eligible for a repurchase agreement with a central bank.
Women in Leadership

The proportion of women (permanent and maximum term) in people leadership roles or senior roles of influence as a proportion of all leaders across the Group. Includes CEO, Executive Team, General Managers, Senior Managers as direct reports to General Managers and the next two levels of management. Excludes Westpac Pacific.

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